Exhibit 10.1

Amended and Restated Technology Services Agreement

by and among

Phoenix Life Insurance Company

and

Electronic Data Systems, LLC

Table of Contents

1.		Background and Objectives	1
	1.1	Background and Objectives	1
	1.2	Construction	3
2.		Definitions	3
	2.1	Certain Definitions	3
	2.2	Inclusion of Affiliates in Definition of Phoenix and Vendor	16
	2.3	Other Defined Terms	17
3.		Services	17
	3.1	General	17
	3.2	Implied Services	18
	3.3	Services Evolution	18
	3.4	Services Variable in Scope and Volume	19
	3.5	Post–Effective Date Adjustments	19
	3.6	Services Performed by Phoenix or Third Parties	19
	3.7	Overview of Services	20
	3.8	Transition	20
	3.9	Transformation	21
	3.10	Phoenix Standards	21
	3.11	End Users of the Services	22
	3.12	Projects	22
	3.13	Relocation of Services	23
	3.14	Services Impacted by Katz	24
	3.15	Delivery and Acceptance	24
4.		Term of Agreement	25
	4.1	Term	25
	4.2	Extension of Term	25
	4.3	Work Order Term	26
5.		Personnel	26
	5.1	Key Vendor Positions	26
	5.2	Transitioned Personnel	27
	5.3	Qualifications, Retention and Removal of Vendor Personnel	28
6.		Responsibility for Resources	29
	6.1	Generally	29
	6.2	Acquired Equipment	30
	6.3	Financial Responsibility for Equipment	30
	6.4	Equipment Access and Operational and Administrative Responsibility	31
	6.5	Financial Responsibility for Software	32
	6.6	Third-Party Service Contracts	33
	6.7	Required Consents	34
	6.8	Straddle Agreements	34
	6.9	Allocation of Balloon, Roll-Over and Similar Payments	34
	6.10	Equipment Disposed of or Purchased or Leased by Phoenix between the Effective Date and a Service Tower Commencement Date	35
7.		Software and PropRietary Rights	35
	7.1	Phoenix Software	35
	7.2	Vendor Software	36

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	7.3	Third-Party Software	37
	7.4	Rights in Newly Developed Software and Other Materials	38
	7.5	Services Provided Pursuant to Work Orders	41
	7.6	Services Performed in India	44
	7.7	Export	44
8.		Phoenix office space	45
	8.1	Phoenix Obligations	45
	8.2	Vendor Obligations within Phoenix Office Space	46
9.		Service Levels	47
	9.1	General	47
	9.2	Failure to Perform	47
	9.3	Critical Service Levels and Service Level Credits	47
	9.4	Priority of Recovery Following Interruption of Services	48
	9.5	User Satisfaction	48
	9.6	Periodic Reviews	48
	9.7	Measurement and Reporting	49
10.		Project and Contract Management	49
	10.1	Steering Committee	49
	10.2	Reports	49
	10.3	Meetings	50
	10.4	Procedures Manual	50
	10.5	Change Control	51
	10.6	Subcontracting	54
	10.7	Technology Planning and Budgeting	55
	10.8	Quality Assurance and Improvement Programs	57
	10.9	Coordination of Additional Marketing to Phoenix	58
	10.10	Releases Void	58
11.		Audits, Record Retention	58
	11.1	Financial Reporting	58
	11.2	Audit Rights	58
	11.3	Vendor Internal Controls	61
	11.4	Audit Follow-up	61
	11.5	Records Retention	62
	11.6	Discovery of Overcharge of Phoenix	62
12.		Phoenix Responsibilities	62
	12.1	Responsibilities	62
	12.2	Savings Clause	63
13.		Charges	63
	13.1	General	63
	13.2	Pass-Through Expenses	63
	13.3	Incidental Expenses	64
	13.4	Taxes	64
	13.5	Extraordinary Events	66
	13.6	New Services	67
	13.7	Benchmarks for Cost of Services	68
14.		Invoicing and Payment	70
	14.1	Invoicing	70
	14.2	Payment Due	71

	14.3	Accountability	71
	14.4	Proration	71
	14.5	Prepaid Amounts	71
	14.6	Refunds and Credits	72
	14.7	Deduction	72
	14.8	Disputed Charges	72
15.		Safeguarding of Data; Confidentiality	72
	15.1	General	72
	15.2	Safeguarding Phoenix Data	73
	15.3	Confidential Information	76
	15.4	Corporate Information Risk Controls	78
16.		Representations, Warranties and Covenants	80
	16.1	General	80
	16.2	Work Standards	80
	16.3	Maintenance	80
	16.4	Efficiency and Cost Effectiveness	81
	16.5	Technology	81
	16.6	Non-Infringement	81
	16.7	Authorization and Other Consents	81
	16.8	Inducements	82
	16.9	Viruses	82
	16.10	Disabling Code	82
	16.11	Deliverables	83
	16.12	Software Ownership or Use	83
	16.13	Open Source	83
	16.14	Other	84
	16.15	Application	85
	16.16	Disclaimer	85
17.		Insurance	85
	17.1	Insurance Coverages	85
	17.2	Insurance Provisions	86
18.		Indemnities	87
	18.1	Vendor Indemnities	87
	18.2	Phoenix Indemnities	89
	18.3	Infringement	92
	18.4	Indemnification Procedures	92
19.		Liability	93
	19.1	General Intent	93
	19.2	Liability Restrictions	94
	19.3	Direct Damages	95
	19.4	Duty to Mitigate	95
	19.5	Force Majeure	96
20.		Dispute Resolution	97
	20.1	Informal Dispute Resolution Process	97
	20.2	Litigation	99
	20.3	Binding Arbitration for Certain Pricing Disputes and Work Product Ownership Disputes	99
	20.4	Continued Performance	100

	20.5	Governing Law	100
21.		Termination	100
	21.1	Termination For Cause By Phoenix	100
	21.2	Termination by Vendor	101
	21.3	Termination for Convenience by Phoenix	101
	21.4	Termination for Excessive Claims	103
	21.5	Termination by Phoenix for Change of Control	103
	21.6	Termination Due To Force Majeure Event	104
	21.7	Termination Due To Vendor’s Insolvency and Related Events	104
	21.8	Financial Filings and Notice of Change of Financial Condition	104
	21.9	Extension of Termination Effective Date	105
	21.10	Termination/Expiration Assistance	105
	21.11	Bid Assistance	108
	21.12	Equitable Remedies	108
	21.13	Charge Adjustment	108
	21.14	Reduction of Services	108
22.		Compliance with Laws	109
	22.1	Compliance with Laws and Regulations Generally	109
	22.2	Equal Employment Opportunity	110
	22.3	Occupational Safety And Health Act	110
	22.4	Hazardous Products or Components	110
	22.5	Fair Labor Standards Act	111
	22.6	Liens	111
	22.7	Sarbanes-Oxley	112
	22.8	Privacy Laws	113
23.		General	115
	23.1	Binding Nature and Assignment	115
	23.2	Mutually Negotiated	115
	23.3	Notices	116
	23.4	Counterparts/Facsimile	116
	23.5	Headings	117
	23.6	Relationship of Parties	117
	23.7	Severability	117
	23.8	Consents and Approvals	117
	23.9	Waiver of Default	117
	23.10	Cumulative Remedies	117
	23.11	Survival	118
	23.12	Public Disclosures	118
	23.13	Use of Name	118
	23.14	365(n)	118
	23.15	Third Party Beneficiaries	118
	23.16	Covenant of Good Faith	119
	23.17	Entire Agreement; Amendment	119

Table of Schedules

A	Statement of Work

B	Service Levels

C	Charges

D	Transitioned Personnel

E	Equipment Refresh

F	Systems Software and Third Party Services Contracts

G	Intentionally Omitted

H	Intentionally Omitted

I	Intentionally Omitted

I-1	Existing Applications Software

J	Intentionally Omitted

K	Holidays

L	Initial Transition Plan

M	Business Associate Agreement

N	Approved Subcontractors

O	Form Quit Claim Bill of Sale

P	Phoenix Competitors

Q	Vendor Background Check Policies

R	Monthly Reports

S	Key Vendor Positions

T	Escrow Agreement

U-1	Technical Change Control Procedure

U-2	Contractual Change Control Procedure

V	Locations

W	Transformation Plan

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This AMENDED AND RESTATED TECHNOLOGY SERVICES AGREEMENT (the “Agreement”), made and effective as of January 1, 2009 (the “Amended and Restated Effective Date”), by and between Phoenix Life Insurance Company, a New York life insurance company currently with offices at One American Row, Hartford, Connecticut 06102-5056 (“Phoenix”), Electronic Data Systems, LLC (“Vendor” or “EDS”), a Delaware limited liability company with its principal place of business located at 5400 Legacy Drive Plano Texas 75024.

Whereas, Phoenix and EDS Information Services, L.L.C. and Electronic Data Systems Corporation (collectively, the “Former EDS Entities”) entered into the original Technology Services Agreement, effective as of July 29, 2004, with regard to the provision of certain technology services as described in that original agreement (the “Original Agreement”); and

Whereas, Phoenix and EDS (as successor in interest to the Former EDS Entities) have agreed to a new solution of the original technology services and new pricing and service levels for such services as well as adding additional services for applications support and maintenance; and

Whereas, Phoenix and EDS want to restate the Original Agreement into this Agreement so that this Agreement is in complete substitution and replacement of the Original Agreement as of the Amended and Restated Effective Date; and

Whereas, Phoenix and EDS have jointly worked together to determine the applicability of the schedules and exhibits under the Original Agreement and have attempted to accurately update those schedules and exhibits for use from and after the Amended and Restated Effective Date in this Agreement, but Phoenix and EDS agree that they might need to refer to the prior exhibits and schedules in the event the parties need to make some clarifications under this Agreement; and

Whereas, Phoenix and EDS have jointly worked together to determine the accurate applicability of the terms “Effective Date” and “Amended and Restated Effective Date” for use under this Agreement, but Phoenix and EDS agree that they might need to refer to the use of such terms in the event the parties need to make some clarifications under this Agreement.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1. BACKGROUND AND OBJECTIVES

1.1 Background and Objectives.

This Agreement is being made and entered into with reference to the following specific goals, background and objectives:

(a) Phoenix is a leading provider of wealth management products and services to individuals and institutions. Currently Phoenix manages and operates its own information technology environment.

(b) Vendor is in the business of providing information technology (IT) services, including outsourcing, management consulting, network design, and systems integration.

(c) Phoenix’s current and future business is dependent upon IT solutions to deliver its products to Phoenix’s customers. Phoenix desires to enter into an outsourcing arrangement that will meet its business objectives, which include:

(i) recognizing substantial cost savings (by virtue of the performance of this Agreement by the Parties) both initially and on an on-going basis;

(ii) transferring ownership of Phoenix’s IT assets to monetize such assets and significantly reduce Phoenix administrative responsibilities;

(iii) restructuring and standardizing Phoenix’s IT infrastructure and strengthening its IT governance model;

(iv) delivering to Phoenix world class, evolving services, including through the provision of IT skills, methods, practices and standards;

(v) enabling Phoenix to focus on its core competencies and on those activities which provide it with a competitive advantage, recognizing that Phoenix’s core business is dependent on Phoenix being able to deliver information and related services to its customers;

(vi) establishing a flexible framework within which to quickly respond to evolving technologies, competitive conditions, and changing Phoenix business needs;

(vii) treating fairly Phoenix personnel being hired by Vendor and also providing such personnel with meaningful jobs and a package of total compensation and benefits that is at least comparable to that received from Phoenix;

(viii) attaining transparency and variability of Vendor pricing permitting Phoenix to fully understand Vendor’s charges and to implement a consumption-based expense structure where actual demand for the services drives actual charges;

(ix) identifying means to improve services and reduce costs to Phoenix and to enable Phoenix to improve and expand its information/database operations;

(x) providing for an uninterrupted transition of responsibility for performing the services from Phoenix and its contractors to Vendor;

(xi) ensuring strong data security and disaster recovery capability; and

(xii) providing for an uninterrupted transition of responsibility for performing the Services back to Phoenix or its designee(s) in connection with termination or expiration of this Agreement;

(d) The Parties desire to promote a flexible business relationship between them that allows for and encourages growth;

(e) The Parties desire to collaborate for the overall success of this Agreement for both Parties; and

(f) The Parties desire to provide an agreement and pricing structure that, as of the Amended and Restated Effective Date, is intended to allow Vendor to earn what it considers to be a reasonable profit commensurate in the IT outsourcing industry with a transaction of a similar size and complexity to this Agreement.

1.2 Construction.

This list of background, goals, and objectives is not intended to expand the scope of the Parties’ obligations under this Agreement, to alter pricing under this Agreement, or to alter the plain meaning of the terms and conditions of this Agreement. However, to the extent the terms and conditions of this Agreement do not address a particular circumstance or are otherwise unclear or ambiguous, those terms and conditions are to be interpreted and construed so as to give effect to this Agreement as a whole and this list of objectives.

2. DEFINITIONS

2.1 Certain Definitions.

As used in this Agreement:

(1) “Additional Transition” shall have the meaning provided in Section 3.8.

(2) “Additional Transition Plan” shall have the meaning provided in Section 3.8.

(3) “Adjustment” shall have the meaning provided in Section 11.2(e).

(4) “Acquired Equipment” shall have the meaning provided in Section 6.2(a).

(5) “Affected Employees” shall mean those employees of Phoenix set forth in Exhibit D-1 to Schedule D (Transitioned Personnel).

(6) “Affiliate” shall mean, with respect to any entity, any other entity Controlling, Controlled by, or under common Control with, such entity at the time in question. At Phoenix’s option, (i) an entity shall be deemed to remain an Affiliate of

Phoenix for twenty four (24) months after the date it ceases to be Controlled by Phoenix and (ii) the purchaser of all or substantially all the assets of any line of business of Phoenix or its Affiliates shall be deemed an Affiliate of Phoenix for twenty four (24) months after the date of purchase, but only with respect to the business acquired. Phoenix shall be fully responsible for: (i) causing each Affiliate and End User to comply with the provisions of this Agreement to the extent that Vendor performs the Services for Affiliates and End Users, and (ii) payment of all of Vendor’s Charges hereunder (including those that may be invoiced to an Affiliate or any End User) and Vendor shall not be required to look to any Affiliate or End User for payment of any invoice before seeking payment from Phoenix.

(7) “Agreement” shall mean this Agreement, including its Schedules, exhibits, and appendices, as the same may be amended by the Parties from time to time in accordance with Section 23.17.

(8) “Amended and Restated Effective Date” shall have the meaning provided in the preamble to this Agreement

(9) “Applicable Law” shall mean any United States and non-United States federal, state or local law (including common law), statute, ordinance, rule, regulation (including NASD rules, regulations and notices as well as any and all rules, pronouncements and interpretations issued by self regulatory authorities), order, decree writ, injunction, judgment, permit, governmental agreement, member advisory bulletins or decree of a government entity applicable to a Party or entity or any such Party’s or entity’s subsidiaries, parents, affiliates, properties, assets, or to such Party’s officers, directors, managing directors, employees or agents in their capacity as such and effective during the Term, including as they are changed, amended, supplemented or newly added from time to time.

(10) “Applications Software” or “Applications” shall mean those programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that perform specific user related data processing in connection with the Services, (excluding Database Management Software only to the extent reflected in Section 2.1(29)) including development tools specific to a particular item of Applications Software that is provided by the licensor of such Applications Software. Application Software includes the Software identified as such in Schedule I-1 (Existing Applications Software) as of the Amended and Restated Effective Date.

(11) “Approved Subcontractors” shall mean those subcontractors of Vendor: (i) approved by Phoenix and identified in Schedule N (Approved Subcontractors); (ii) any other subcontractor(s) approved by Phoenix in accordance with Section 10.6, and (iii) Affiliates of Vendor, unless and until (in each case of (i) and (ii)) approval of such subcontractor is rescinded by Phoenix in accordance with Section 10.6.

(12) “Base Charges” shall have the meaning provided in Section 2.1(c) of Schedule C (Charges).

(13) “Benchmarker” shall have the meaning provided in Section 13.7(b).

(14) “Best Practices” shall have the meaning provided in Section 10.8.

(15) “Business Associate Agreement” shall mean the agreement, in the form annexed hereto as Schedule M (Business Associate Agreement), entered into between Phoenix and Vendor simultaneously with this Agreement.

(16) “Business Day” shall mean every day Monday through Friday based on U.S. Eastern Time, other than those holidays set forth in Schedule K (Holidays). Such Schedule K (Holidays) shall be updated by Phoenix at the beginning of each Contract Year. In this Agreement references to days that do not specifically refer to Business Days are references to calendar days and, unless otherwise provided, a period of more than seven (7) days that expires on a day other than a Business Day shall be automatically extended to the next following Business Day.

(17) “Charges” shall have the meaning provided in Section 13.1.

(18) “Client Executive” shall mean the Vendor executive who interfaces with the Steering Committee, manages the client relationship at a global level, drives service excellence by collaborating across Vendor lines of business, and responds to issues and requirements from the implementation manager and program manager.

(19) “Commercially Available Software” shall mean software provided or licensed to the public under standard terms and conditions, early release or beta test versions of such software and any correction code applied to such software in order to resume the proper operation of such software.

(20) “Commercially Reasonable Efforts” shall mean: (i) with respect to Vendor, taking such steps and performing in such a manner as a well managed IT business would undertake where such IT business was acting in a determined, prudent and reasonable manner to achieve a particular desired result for its own benefit; and (ii) with respect to Phoenix, taking such steps and performing in such a manner as a well managed business would undertake where such business was acting in a determined, prudent and reasonable manner to achieve a particular desired result for its own benefit.

(21) “Confidential Information” shall have the meaning provided in Section 15.3(a).

(22) “Contract Month” shall mean any calendar month within a Contract Year.

(23) “Contract Year” shall mean any twelve (12) month period commencing on the Effective Date or any anniversary thereof. Notwithstanding the foregoing, as of the Amended and Restated Effective Date, “Contract Year” shall mean any twelve (12) month period commencing on the Amended and Restated Effective Date or any anniversary thereof.

(24) “Contractual Change Control” shall have the meaning provided in Section 10.5(b).

(25) “Control” and its derivatives mean with regard to any entity the legal, beneficial or equitable ownership, directly or indirectly, of: (i) fifty percent (50%) or more of the capital stock (or other ownership interest, if not a stock corporation) of such entity ordinarily having voting rights; or (ii)(A) twenty percent (20%) or more of the capital stock (or other ownership interest, if not a stock corporation) and (B) either (1) a greater percentage than any other juridical person or (2) management control by agreement.

(26) “Critical Service Levels” shall have the meaning provided in Section 9.3.

(27) “Data Hard IMAC” shall mean an installation, move, add or change to the data network connection for a printer, desktop, laptop, or similar network-attached End User component that is performed on-site, including all related software installation and configuration activities necessary to complete such installation, move, add or change. Examples of a Data Hard IMAC include installing and labeling an interconnect cable between a patch panel and a switch port in a wiring closet, installing a cross-connect via punch-down in a wiring closet, terminating a structured cabling run on a data jack, and terminating a structured cabling run on a patch panel or 66 block. An order for more than 20 Data Hard IMACs shall be treated as a Project.

(28) “Data Soft IMAC” shall mean an installation, move, add or change to the data network connection for a printer, desktop, laptop, or similar network-attached End User component that is performed remotely. A Data Soft IMAC does not include remote installation and configuration activities required to complete a Data Hard IMAC. An example of a Data Soft IMAC includes identifying and configuring/enabling a switch port for a printer, desktop, laptop, or similar network-attached End User component. An order for more than 40 Data Soft IMACs shall be treated as a Project.

(29) “Database Management Software” shall mean computer programs designed to create and administer a database, and store, modify and extract structured data from that database on behalf of numerous users. For the purposes of this Agreement, the Parties respective roles and responsibilities with respect to Database Management Software shall be as reflected in Section 5.2 of Schedule A (Statement of Work). For all other purposes, Database Management Software will be considered to be Applications Software.

(30) “Deliverables” means those items which are tangible and which are expressly reflected in a Work Order to be developed and/or produced and delivered by Vendor to Phoenix under such Work Order. Ownership of Deliverables is specified in Section 7.5(a)(iii).

(31) “Deposit Materials” shall have the meaning provided in Section 7.2(c).

(32) “Desktop Hard IMAC” shall mean an installation, move, add or change to a network-attached printer or desktop/laptop (including the system unit, monitor,

keyboard, mouse, modem, docking station (for laptops), and directly attached devices (including printers)) that is performed on-site, including all related software installation and configuration activities necessary to complete such installation, move, add or change. Desktop Hard IMACs shall include connecting the device to the data jack. Examples of a Desktop Hard IMAC include the configuration and implementation of a new PC or related peripheral component, the relocation of a desktop, laptop, or related peripheral equipment, and relocation of a network-attached printer. An order for more than 10 Desktop Hard IMACs shall be treated as a Project.

(33) “Desktop Soft IMAC” shall mean an installation, move, add or change to a network-attached printer or desktop/laptop (including the system unit, monitor, keyboard, mouse, modem, docking station (for laptops), and directly attached devices (including printers)), that is performed remotely. A Desktop Soft IMAC does not include remote software installation and configuration activities required to complete a Desktop Hard IMAC. Examples of a Desktop Soft IMAC include the creation of a print queue on a server, creation or deletion of a print queue on a desktop or laptop, movement of files to new local file/print server, and the verification/modification of proper user and group access to all data drives and printers. An order for more than 20 Desktop Soft IMACs shall be treated as a Project.

(34) “Dispute Date” shall have the meaning provided in Section 20.1(a)(i).

(35) “DM” shall have the meaning provided in Section 20.1(b).

(36) “Effective Date” shall mean July 29, 2004.

(37) “Equipment” shall mean the computer and telecommunications equipment (without regard to which entity owns or leases such equipment) used or managed by Vendor to provide the Services. Equipment includes the following: (i) computer equipment, including associated attachments, features, accessories, peripheral devices, front end devices, and other computer equipment, and (ii) telecommunications equipment, including private branch exchanges, multiplexors, modems, CSUs/DSUs, hubs, bridges, routers, switches and other telecommunications equipment. Within thirty (30) days of the Amended and Restated Effective Date, Vendor shall provide to Phoenix a detailed inventory of Equipment, which inventory shall be updated by Vendor within thirty (30) days following the beginning of each Contract Year.

(38) “Equipment Capital Costs” shall have the meaning provided in Section 6.3(a).

(39) “Equipment Operational Support Costs” shall have the meaning provided in Section 6.3(a).

(40) “End Users” shall have the meaning provided in Section 3.11(a).

(41) “Existing Equipment” shall mean, collectively, the Existing Owned Equipment and the Existing Leased Equipment.

(42) “Existing Leased Equipment” shall mean Equipment leased by Phoenix or its Affiliates that exists on the Effective Date and was being used by Phoenix or its Affiliates immediately prior to the Effective Date in performing functions that are part of the Services. As of the Amended and Restated Effective Date, there is no Existing Leased Equipment that is leased by Phoenix (Vendor having previously assumed such leases), but some of the Equipment that was Existing Leased Equipment is being used by Vendor to perform functions that are part of the Services, as such Equipment has been removed, modified and/or replaced as further reflected in Vendor’s detailed inventory of Equipment described in Section 2.1.

(43) “Existing Owned Equipment” shall mean Equipment owned by Phoenix or its Affiliates that exists on the Effective Date and was being utilized by Phoenix or its Affiliates immediately prior to the Effective Date in performing functions that are part of the Services, as such Equipment has been removed, modified and/or replaced as further reflected in Vendor’s detailed inventory of Equipment described in Section 2.1(37).

(44) “Existing Third Party Systems Software” shall mean Third Party Systems Software that exists on the Amended and Restated Effective Date. Existing Third Party Systems Software includes all Existing Third Party Systems Software listed in Schedule F (Systems Software and Third Party Service Contracts), and any additional Existing Third Party Systems Software. At the beginning of each Contract Year, Vendor shall provide to Phoenix an up-to-date version of Schedule F.

(45) “Extraordinary Event” shall have the meaning provided in Section 13.5(a).

(46) “Force Majeure Event” shall have the meaning provided in Section 19.5(a).

(47) “Hard IMAC” shall mean, as the context requires, either a Desktop Hard IMAC, Data Hard IMAC, or Voice Hard IMAC.

(48) “Healthcare Laws” means Applicable Laws regarding the provision of healthcare services, including HIPAA Regulations, Applicable Laws enacted under the Social Security Act and respecting the Health Care Financing Administration (including to those respecting Medicare), and all Applicable Laws governing medical confidentiality, including disclosure of AIDS or human immunodeficiency virus-related information.

(49) “Help Desk” shall have the meaning set forth in Section 2.1 of Schedule A (Statement of Work).

(50) “HIPAA Regulations” shall have the meaning given in Section 22.8(b).

(51) “Including” and its derivatives (such as “include” and “includes”) means “including, without limitation.” This term is as defined, whether or not capitalized in this Agreement.

(52) “IMAC” shall mean, as the context requires, either a Hard IMAC or a Soft IMAC. Notwithstanding anything to the contrary set forth herein, an IMAC shall not include: (1) any installation, move, add or change performed pursuant to Problem management activities; (2) any related infrastructure activities required to perform an IMAC, such as any modifications to capacity and any installations, moves, adds or changes relating to infrastructure equipment (including servers, PBXs, mainframes, routers, and switches); (3) any installation, move, add or change performed for Vendor personnel (including subcontractors) and not requested by Phoenix; or (4) Vendor’s refresh obligations set forth in Schedule E (Equipment Refresh).

(53) “Initial Transition” shall have the meaning provided in Section 3.8.

(54) “Initial Transition Fee” shall have the meaning provided in Section 6.6(a) of Schedule C (Charges).

(55) “Initial Transition Plan” shall have the meaning provided in Section 3.8.

(56) “Insurance Regulations” means Applicable Laws regarding Phoenix’s insurance operations.

(57) “Intellectual Property Rights” shall have the meaning provided in Section 7.4(a)(ii).

(58) “Interim Period” shall have the meaning provided in Section 6.10.

(59) “Interim Agreement” shall mean that certain letter agreement entered into between Phoenix and Vendor and dated as of June 1, 2004.

(60) “IT Laws” means Applicable Laws, other than Healthcare Laws, applicable to the provision of data processing and information technology services.

(61) “Key Vendor Positions” shall have the meaning provided in Section 5.1(a).

(62) “Key Transitioned Employees” shall have the meaning provided in Section 5.2(b).

(63) “Local Area Networks” or “LANs” shall mean the equipment, software, telecommunications facilities, lines, wireless technology, interconnect devices (e.g., bridges, routers, hubs, switches, gateways), wiring, cabling, and fiber that are used to create, connect, and transmit data, voice, and video signals within and among Phoenix’s network segments (e.g., Ethernet, token ring). LANs commence with the interface to a Network interconnect device (e.g., router) and end with and include the LAN interface points (e.g., network interface cards (“NICs”)) that are in LAN-connected equipment (e.g., desktop equipment, servers).

(64) “Location(s)” shall mean the site(s) listed in Schedule V (Locations), as such Schedule may be updated by Phoenix from time to time, subject to the various change control provisions in Section 10.5. Locations include Campus Locations and Non-Campus Locations (as designated on Schedule V (Locations)).

(65) “Losses” shall mean all losses, fines, punitive awards, monetary sanctions, restitution, liabilities, damages and claims, payable to unaffiliated third parties and/or governmental or regulatory agencies, and all related third-party costs and expenses including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties.

(66) “Monthly Performance Report” shall have the meaning provided in Section 10.2(b).

(67) “New Services” shall have the meaning provided in Section 13.6.

(68) “Network” shall mean the equipment, software, telecommunications facilities, lines, interconnect devices, wiring, cabling and fiber that are used to create, connect and transmit data, voice and video signals between and within: (i) Phoenix’s LANs; (ii) Locations, and non-Phoenix locations that do business with Phoenix and for which Vendor is responsible for providing connectivity. For the purposes of this Agreement, the Parties agree and acknowledge that Vendor’s scope of Services relating to the Network shall be set forth in Schedule A (Statement of Work).

(69) “Non-Software Materials” shall have the meaning provided in Section 7.4(b).

(70) “Notice of Election” shall have the meaning provided in Section 18.4(a).

(71) “Out-of-Pocket Expenses” shall mean reasonable, demonstrable and actual out-of-pocket expenses incurred by Vendor for labor, equipment, materials, supplies or services provided to or for Phoenix or its Affiliates as identified in this Agreement or otherwise incurred in connection with performing the Services, but not including Vendor’s overhead costs (or allocations thereof), administrative expenses or other mark-ups. Where relevant in determining Vendor’s costs, Vendor’s incremental costs shall be used and all charges shall be net of any discounts, and allowances received by Vendor. The time and materials rates set forth in Exhibit C-5 to Schedule C (Charges) shall be used to calculate the portion of Vendor’s Out-of-Pocket Expenses attributable to labor performed by Vendor Personnel.

(72) “Party” shall mean either Phoenix or Vendor and “Parties” shall mean both Phoenix and Vendor.

(73) “Pass-Through Expenses” shall have the meaning provided in Section 13.2(a).

(74) “Personally Identifiable Information” shall mean any personally identifiable information or any nonpublic personal information, as those terms are defined under any Applicable Law, or any similar information whether or not defined under any Applicable Law.

(75) “Phoenix” shall have the meaning provided in the preamble to this Agreement, subject to Section 2.2(a).

(76) “Phoenix Competitor” shall mean those entities engaged in the insurance or asset management business as competitors of Phoenix as listed on Schedule P (Phoenix Competitors) as such Schedule may be updated by Phoenix from time to time in its good faith reasonable discretion.

(77) “Phoenix Confidential Information” shall have the meaning provided in Section 15.3(a).

(78) “Phoenix Contract Executive” shall have the meaning provided in Section 12.1(a).

(79) “Phoenix Contractor Agreements” shall have the meaning provided in Section 5.2(c).

(80) “Phoenix Contractor Personnel” shall have the meaning provided in Section 5.2(c).

(81) “Phoenix Data” shall mean any and all data and information of Phoenix, End Users, Phoenix customers or of an entity within the Control of Phoenix in any form, whether or not Confidential Information, which is made available directly or indirectly to Vendor in connection with the performance of the Services, or obtained, collected, copied, developed, produced, processed, transferred or otherwise used by or on behalf of Vendor in connection with the Services, including Personally Identifiable Information, customer and employee data, Phoenix trade secrets or Phoenix corporate proprietary information of any kind whatsoever. For the purposes of this definition, the portion of Phoenix Data that is operational data shall be Phoenix Data but Vendor shall have access to and use of such operational data for its operational database.

(82) “Phoenix Indemnitees” shall have the meaning provided in Section 18.1.

(83) “Phoenix Office Space” shall have the meaning provided in Section 8.1(a).

(84) “Phoenix Risk Control Requirements” shall have the meaning provided in Section 15.4(a).

(85) “Phoenix Software” shall mean Software owned by Phoenix or its Affiliates.

(86) “Privacy Laws” shall mean (a) all international privacy, security and data protection laws, rules and regulations, including all Applicable Laws set forth in Section 22.8, as well as applicable security breach and identity theft notification laws of any applicable jurisdiction (including the U.S., India, and the European Union), and all then-current industry standards, guidelines and practices with respect to privacy, security and data protection including the collection, processing, storage, protection, use and disclosure of Phoenix Data, forensic imaging and, electronic server and system data extraction; and (b) Phoenix’s policies and procedures applicable to any of the foregoing which are provided to Vendor in written form from time to time.

(87) “Privacy Rule” shall have the meaning provided in Section 22.8(b).

(88) “Problem” or “Incident” means any unplanned event that adversely affects Equipment, Software, or data or services used, provided or made available by Vendor in connection with the Services.

(89) “Procedures Manual” shall mean the standards and procedures manual described in Section10.4(a).

(90) “Project” shall have the meaning provided in Section 7.1 of Schedule C (Charges).

(91) “Project Plan” shall have the meaning provided in Section 7.2 of Schedule C (Charges).

(92) “Required Consents” shall mean such consents as may be required or desirable for the assignment to Vendor, or the grant to Vendor of rights of use, of resources otherwise provided for in this Agreement.

(93) “Resource Volume Baseline” shall have the meaning given in Section 3.1(a) of Schedule C (Charges).

(94) “Retained Phoenix Equipment” shall mean the Existing Equipment other than the Acquired Equipment.

(95) “Schedule” shall mean any of the schedules attached to this Agreement as the same may be amended by the Parties from time to time in accordance with Section 23.17.

(96) “Security Plan” shall have the meaning provided in Section 15.2(b).

(97) “Services” shall have the meaning provided in Section 3.1.

(98) “Service Levels” shall have the meaning provided in Section 9.1.

(99) “Service Level Credits” shall have the meaning provided in Section 9.3.

(100) “Service Tower” shall have the meaning provided in the preamble of Schedule A (Statement of Work).

(101) “Service Tower Commencement Date” shall mean the date on which EDS is scheduled to commence the provision of Services with respect to an applicable Service Tower (set forth in the Initial Transition Plan), or such other date(s) as mutually agreed by the parties. The Service Tower Commencement Date may be different for each Service Tower. Notwithstanding the foregoing, as to all Work Order Services which are added after the Amended and Restated Effective Date, such Services shall commence as of the respective Work Order Commencement Date.

(102) “Soft IMAC” shall mean, as the context requires, either a Desktop Soft IMAC, Data Soft IMAC, or Voice Soft IMAC.

(103) “Software” shall (unless a more specific reference is provided) mean Applications Software and Systems Software.

(104) “Software Capital Costs” shall have the meaning provided in Section 6.5(a).

(105) “Software Operational Support Costs” shall have the meaning provided in Section 6.5(a).

(106) “Steering Committee” shall have the meaning provided in Section 10.1.

(107) “Straddle Agreements” shall mean Third Party Service Contracts, leases of Equipment, and licenses for Third Party Software existing on the Effective Date, including enterprise agreements, which relate both to the Services and to assets and activities retained by Phoenix and its Affiliates that do not form a part of the Services.

(108) “Systems Software” shall mean those programs and programming (including the supporting documentation, media, on-line help facilities and tutorials), if any, that perform (i) tasks basic to the functioning of the Equipment and which are required to operate the Applications Software; or (ii) tasks, other than as performed by Applications Software, otherwise supporting the provision of the Services by Vendor. Programs and programming supporting the Services that are not Applications Software shall be deemed to be Systems Software. As of the Amended and Restated Effective Date, Systems Software includes the software listed in Schedule F (Systems Software and Third Party Service Contracts ) and any other mainframe and midrange operating systems, server operating systems, network operating systems, systems utilities (including measuring and monitoring tools), data security software, middleware, development tools (other than development tools specific to a particular item of Applications Software which is provided by the licensor of such Applications Software) and telecommunications monitors. Unless otherwise agreed to by the Parties, the list of Systems Software shall be updated by Vendor within thirty (30) days following the beginning of each Contract Year.

(109) “Technical Change Control Procedure” shall have the meaning provided in Section 10.5(a)(iii).

(110) “Technology Plan” shall have the meaning provided in Section 10.7(a).

(111) “Term” shall have the meaning specified in Section 4.1.

(112) “Termination/Expiration Assistance” shall have the meaning provided in Section 21.10(a).

(113) “Third Party Service Contracts” shall mean those agreements pursuant to which a third party was, immediately prior to the Amended and Restated Effective Date or Work Order Effective Date, as applicable, furnishing or providing services to Phoenix or its Affiliates similar to the Services, including Phoenix contracts for the services of non-employee personnel to provide services similar to the Service prior to the Effective Date. As of the Amended and Restated Effective Date, Third Party Service Contracts include all Third Party Service Contracts identified in Schedule F (Systems Software and Third Party Service Contracts), and any additional Third Party Service Contracts. Notwithstanding the foregoing, Third Party Service Contracts do not include licenses, leases and other agreements under the Software and Proprietary Rights section of this Agreement. Unless otherwise agreed to by the Parties, the list of Third Party Service Contracts shall be updated by Vendor within thirty (30) days following the beginning of each Contract Year.

(114) “Third Party Applications Software” shall mean Third Party Software that is Applications Software.

(115) “Third Party Software” shall mean Software that is not Vendor Software or Phoenix Software.

(116) “Third Party Systems Software” shall mean Third Party Software that is Systems Software.

(117) “Transition” shall mean, as the context requires, the Initial Transition or the applicable Additional Transition.

(118) “Transition Plan” shall mean, as the context requires, the Initial Transition Plan or the applicable Additional Transition Plan.

(119) “Transitioned Employees” shall have the meaning provided in Section 5.2(a).

(120) “Use” shall mean to use, copy, maintain, modify, enhance, or create derivative works.

(121) “Vendor” shall have the meaning provided in the preamble to this Agreement, subject to Section 2.2(b).

(122) “Vendor Applications Software Operational Support Services” shall consist of the following activities with respect to Applications Software: As directed by Phoenix, (i) installing all such Software, including updates, upgrades, patches, etc., as provided to Vendor by Phoenix and (ii) ensuring that such Software operates within the IT environment managed by Phoenix in connection with the provision of the Services.

(123) “Vendor Business Processes” shall have the meaning provided in 7.4(b).

(124) “Vendor Account Executive” shall have the meaning provided in Section 5.1(b).

(125) “Vendor Competitor(s)” shall mean those entities engaged in the information technology services business as competitors of Vendor, with such entities being listed below. Such listing may be updated by Vendor from time to time in its good faith reasonable discretion. As of the Effective Date, Vendor Competitors are: International Business Machines Corporation, Accenture, Ltd., Computer Sciences Corporation, Affiliated Computer Services, Inc., Cap Gemini Ernst & Young, Perot Systems Corp., CGI Group, Inc. and Siemens AG.

(126) “Vendor Indemnitees” shall have the meaning provided in Section 18.2.

(127) “Vendor Personnel” shall mean employees of Vendor and its subcontractors assigned to perform the Services pursuant to this Agreement.

(128) “Vendor Software” shall mean the Software that is owned or exclusively distributed by Vendor or its Affiliates and that is used in provision of the Services.

(129) “Virus” shall mean (i) program code, programming instruction or set of instructions intentionally constructed with the ability to damage, interfere with or otherwise adversely affect computer programs, data files or operations, whether or not technically known as a “virus” (e.g., worms, Trojan horses, trap doors, etc.); or (ii) other code typically designated as a virus.

(130) “Voice Hard IMAC” shall mean an installation, move, add or change to a telephone, a telephone’s associated station wiring, fax machine, or a voice cross-connect that is performed on-site, including all related software installation and configuration activities necessary to complete such installation, move, add or change. Voice Hard IMACs shall include connecting the device to the voice jack. Examples of a Voice Hard IMAC include installing or moving a telephone or turret phone, installing a cross-connect via punch-down in a wiring closet, and installing a cross-connect from a PBX to a LEC point of entry or station site. An order for more than 10 Voice Hard IMACs shall be treated as a Project.

(131) “Voice Soft IMAC” shall mean an installation, move, add or change to a component of the voice network that is performed remotely. A Voice Soft IMAC does not include remote software installation and configuration activities required to complete a Voice Hard IMAC. Examples of a Voice Soft IMAC include setting up a call pick-up group, configuring a new voice mailbox for one End User, assigning and activating a new telephone extension for one End User, adding feature capabilities to a single telephone, and adding, modifying, or removing PBX system features. An order for more than 30 Voice Soft IMACs shall be treated as a Project.

(132) “Voice Premise Network” means the equipment, software, transmission facilities, interconnect devices and wiring that are used to create, connect, and transmit voice communications between the public switched telephone network and telephone handsets at each Phoenix network location. For the purposes of this Agreement, the Parties agree and acknowledge that Vendor’s scope of Services relating to the Voice Premise Network shall be set forth in Schedule A (Statement of Work).

(133) “Wide Area Network” or “WAN” means the equipment, software, transmission facilities, interconnect devices, cabling and wireless technology that are used to create, connect and transmit data, voice and video signals between and among Phoenix POPs. For the purposes of this Agreement, the Parties agree and acknowledge that Vendor’s scope of Services relating to the WAN shall be set forth in Schedule A (Statement of Work).

(134) “Work Order” means a work order executed by the Parties pursuant to which Phoenix or its Affiliates has ordered and Vendor shall provide Work Order Services.

(135) “Work Order Charges” shall have the meaning provided in Section 2.1(r) of Schedule C (Charges).

(136) “Work Order Commencement Date” means the date on which EDS is scheduled to commence the provision of Work Order Services (set forth in the applicable Transition Plan) or such other date(s) as mutually agreed by the parties.

(137) “Work Order Effective Date” means the effective date of an executed Work Order.

(138) “Work Order Services” means general consulting services and those services under the Application Development and Maintenance Service Tower.

2.2 Inclusion of Affiliates in Definition of Phoenix and Vendor.

(a) References to “Phoenix” in this Agreement include Affiliates of Phoenix in accordance with the following: (i) a reference includes Affiliates of Phoenix where expressly so provided; (ii) except as expressly provided references to Phoenix in the following definitions include Affiliates of Phoenix: Phoenix Data, Phoenix Software, Existing Equipment, Existing Third Party Systems Software, Straddle Agreements and Third Party Service Contracts; (iii) references to sale, assignment, grant or the like by Phoenix means Phoenix shall perform the act for itself or cause Affiliates of Phoenix to perform the act for themselves; references to assets being in the name of Phoenix include Affiliates of Phoenix; and (iv) references to the business, operations, policies, procedures and the like of Phoenix include Affiliates of Phoenix to the extent such Affiliates are receiving the Services. Subject to the foregoing, references to Phoenix shall include Affiliates of Phoenix as Phoenix reasonably designates.

(b) References to “Vendor” in this Agreement include Affiliates of Vendor in accordance with the following: (i) a reference includes Affiliates of Vendor where expressly so provided; and (ii) where Services are to be provided through an Affiliate of Vendor, references to Vendor include such Affiliate.

2.3 Other Defined Terms.

Other terms used in this Agreement are defined where they are used and have the meanings there indicated. Those terms, acronyms, and phrases utilized in the IT services industry or other pertinent business context which are not otherwise defined herein shall be interpreted in accordance with their then-generally understood meaning in such industry or business context.

3. SERVICES

3.1 General.

(a) Subject to Section 3.1(b), beginning on the Effective Date (if required pursuant to the Initial Transition Plan) and thereafter on each applicable Service Tower Commencement Date, Vendor shall provide the following services, functions and responsibilities, as they may evolve during the Term and as they may be supplemented, enhanced, modified or replaced (“Services”):

(i) The services, functions and responsibilities described in this Agreement and its Schedules; and

(ii) The information technology services, functions and responsibilities that are reasonably related to the services, functions and responsibilities described in the Agreement, to the extent performed on a consistent or routine basis during the twelve (12) months preceding the Effective Date by Affected Employees and Phoenix Contractor Personnel who are (i) transitioned to Vendor, or (ii) displaced or whose functions were displaced as a result of this Agreement, even if the service, function or responsibility so performed is not specifically described in this Agreement. The applicability of this Section 3.1(a)(ii) shall not override the Resource Units volumes and associated Charges in Exhibit C-2 to Schedule C (Charges).

(iii) The Parties acknowledge that, pursuant to the Interim Agreement, Vendor has provided some of the Services prior to the Effective Date. The Interim Agreement is terminated as of the Effective Date and the provision of any Services provided under such Interim Agreement shall be governed by the terms and conditions of this Agreement. Charges for services rendered to Phoenix under the Interim Agreement shall be credited as an offset to the Initial Transition Fee, as set forth in Section 6.6 of Schedule C (Charges).

(b) The Parties intend to enter into separate Work Orders for Work Order Services. Each Work Order shall be attached to this Agreement as Work Order No. 1, Work Order No. 2, et seq., and shall be deemed to be incorporated by reference into this Agreement. Each Work Order shall describe, at a minimum, the applicable Work Order Effective Date, Work Order Commencement Date, Work Order Services, Work Order Charges, the general physical location (city and country) as reflected in Exhibit A-2 from which the Work Order Services will be provided for each Work Order, the initial Additional Transition Plan (which will reflect, if applicable, the personnel to be transitioned) for such Work Order Services, and any additional terms applicable to such

Work Order or required by this Agreement to be included such Work Order. Each Work Order shall become effective only upon its execution by a duly authorized representative of each Party. Beginning on the Work Order Effective Date (if required pursuant to the applicable Transition Plan) and thereafter on the Work Order Commencement Date, Vendor shall provide the applicable Work Order Services. For avoidance of doubt, “Services” shall include all Work Order Services as of the respective Work Order Commencement Dates.

3.2 Implied Services.

If any services, functions, or responsibilities are required for the proper performance and provision of the Services, regardless of whether they are specifically described in this Agreement, they shall be deemed to be implied by and included within the scope of the Services to be provided by Vendor to the same extent and in the same manner as if specifically described in this Agreement. Notwithstanding the foregoing, services, functions, or responsibilities that are specifically excluded from the scope of Services under this Agreement (such as responsibilities retained by Phoenix) shall not be deemed to be within the scope of the Services.

3.3 Services Evolution.

Vendor shall cause the Services to evolve and to be modified, enhanced, supplemented and replaced as necessary for the Services to keep pace with technological advances and advances in the methods of delivering services, where such advances are at the time pertinent in general use within the IT services industry or among Phoenix’s competitors, including as practices evolve to comply with new or modified Applicable Laws. Such evolution shall, at a minimum, be made so as to conform with the requirements for continuous improvement of Service Levels as set forth in Schedule B (Service Levels). As an example, Services evolution shall include the addition of functionality by Vendor as is made possible with new Equipment and Software utilized by Vendor during the Term. Adjustments in Services in accordance with this Section shall be deemed to be included within the scope of the Services to the same extent and in the same manner as if expressly described in this Agreement. Notwithstanding anything to the contrary in this Section 3.3, the foregoing statement is not intended to enlarge Vendor’s obligations where evolutions in technology are specified in this Agreement (e.g., Equipment refresh, standards, configurations and Service Levels). For further clarification, the Parties acknowledge that, from time to time, Vendor may make modifications to its shared services centers for the benefit of a number of customers including Phoenix as a part of Vendor’s normal course of business, including modifications that are necessary to comply with new or modified Applicable Laws. As such modifications are made by Vendor, although Phoenix would enjoy the benefit of the specific modifications at no additional charge, there may be some planning and testing that needs to occur for the Phoenix information technology environment which may result in some additional internal costs to Phoenix. Vendor will give Phoenix thirty (30) days advance written notice if Vendor intends to make such modifications and shall advise Phoenix in such notice what internal planning and testing it believes Phoenix will have to perform in connection with EDS’s implementation of such modifications. If Phoenix believes that the internal costs to

Phoenix are unreasonably large under the circumstances, the Parties will discuss the proposed modification prior to its implementation to determine how and when the modification should be made. Any such proposed modification shall be subject to the Technical Change Control Procedure.

3.4 Services Variable in Scope and Volume.

The Services are variable in scope and volume. Such variations shall be provided for in the pricing mechanisms set forth in this Agreement. Vendor shall not be entitled to receive an adjustment to the Charges except as set forth this Agreement.

3.5 Post–Effective Date Adjustments.

The Parties acknowledge that they have used reasonable efforts to develop complete lists of all Existing Third Party Systems Software and Third Party Service Contracts. However, the Parties acknowledge that certain items which would constitute Existing Third Party Systems Software or Third Party Service Contracts may have been inadvertently omitted from those Schedules, or that the Parties may not have discovered Straddle Agreements that Vendor requires to provide the Services. Accordingly, the Parties agree that to the extent any obligations of this Agreement apply to any such omitted Existing Third Party Systems Software, Straddle Agreements, and Third Party Service Contracts, such obligations shall still apply as if the Existing Third Party Systems Software, Straddle Agreements, and Third Party Service Contracts were fully identified in the applicable Schedule, and the Parties shall amend the relevant Schedule as appropriate. With respect to any such omitted items that were not known (nor with the exercise of reasonable diligence should have been known) to Vendor personnel prior to the Effective Date, if Vendor notifies Phoenix within one hundred-twenty (120) days from the Effective Date (time being of the essence) providing sufficient detail, to the extent (but only to the extent) the aggregate total annual expense to be assumed by Vendor (without any imputed cost of capital and with one-time expenses being treated as amortized over a four (4) year period beginning from the Effective Date) (i) in Contract Year 1, 2 or 3 is greater than one hundred thousand dollars ($100,000) in any such Contract Year and (ii) in Contract Years 4, 5, 6 and 7 is greater than fifty thousand dollars ($50,000) in any such Contract Year, then, at Phoenix’s option, either (A) the Base Charges shall be increased to cover such excess amount or (B) Phoenix may treat the excess amount of such expenses as Phoenix retained responsibility expenses.

3.6 Services Performed by Phoenix or Third Parties.

(a) Subject to Sections 13.5 and 21.3, Phoenix retains the right to perform itself, or retain third parties to perform, any of the Services; provided however that for each of the first two Contract Years following the Effective Date, Phoenix will not withdraw Services under this Section that results in a reduction of revenues that exceed 5% of the total projected annual Base Charges for each such Contract Year. Phoenix shall provide Vendor with at least ninety (90) days notice prior to withdrawing any substantial portion of the Services from the scope of Services under this Agreement.

(b) In the case of Phoenix’s withdrawal of Services under this Section 3.6, the Charges for the remaining Services shall be as reflected in Exhibit C-2 to Schedule C (Charges) or if not addressed in Exhibit C-2 to Schedule C (Charges), the Charges shall be equitably adjusted to reflect those Services that are no longer required. If, within thirty (30) days following Phoenix’s notice, the Parties have not agreed on the charges for the remaining Services, then the pricing will be determined (i) initially as provided under Section 20.1(a) and, if not resolved thereunder after ten (10) Business Days, (ii) by binding arbitration conducted pursuant to Section 20.3.

(c) To the extent Phoenix performs any of the Services itself, or retains third parties to do so, Vendor shall cooperate with Phoenix or such third parties at no additional charge. Such cooperation shall include:

(i) subject to Vendor’s standard security and confidentiality policies applicable to Vendor’s facilities, making any facilities being used by Vendor to provide the Services available (as necessary or desirable for Phoenix or a third party to perform its work);

(ii) making the Equipment and Software available;

(iii) assisting Phoenix in obtaining any required third party consents; and

(iv) providing such information regarding the operating environment, system constraints and other operating parameters as a person with reasonable commercial skills and expertise would find reasonably necessary for Phoenix or a third party to perform its work, provided, however, that if any of such information is to be disclosed to such a third party, such third party must first execute a reasonable confidentiality agreement with Vendor prior to receiving such information.

3.7 Overview of Services.

As part of the Services, Vendor shall provide data center Mainframe, Midrange, Web hosting, and disaster recovery, desktop computer/LAN/Server support, data and voice network, problem management and help desk services, print, and the other services, functions and responsibilities, each as described in Schedule A (Statement of Work).

3.8 Transition.

Vendor will perform all functions and services necessary to accomplish the transition of Phoenix’s IT operations (the “Initial Transition”) in accordance with the initial, high level, transition plan (the “Initial Transition Plan”) attached as Schedule L (Initial Transition Plan). Within thirty (30) days of the Effective Date, the parties shall mutually agree on a more detailed plan, which, upon such mutual agreement, shall supercede and replace Schedule L (Initial Transition Plan). For any New Services to be added and performed under this Agreement or for any Services to be provided under a Work Order, EDS will prepare an initial, high level transition plan (each, an

“Additional Transition Plan”) which describes those functions and services that each Party will perform to accomplish the transition of such Services (each, an “Additional Transition”) to Vendor. Each such Additional Transition Plan shall be (a) with respect to Services to be provided pursuant to a Work Order, in an attachment to such Work Order; and (b) with respect to New Services, documented in an appropriate amendment to this Agreement. Within thirty (30) days of the effective date of the particular Work Order or amendment, the parties shall mutually agree on a more detailed plan which, upon mutual agreement of the parties, shall supercede and replace the initial Additional Transition Plan. Vendor will perform the Transition without causing a disruption to Phoenix (other than immaterial disruptions). No functionality of the operations being Transitioned shall be disabled until Vendor demonstrates to Phoenix’s satisfaction that it has fully tested and implemented equivalent capabilities for such functionality at its new location. Phoenix may monitor, test and otherwise participate in the Transition.

3.9 Transformation

Vendor shall transform certain portions of the Services (the “Transformation”). The Transformation will be performed in accordance with the initial, high level, transformation plan (the “Transformation Plan”) attached as Schedule W (Transformation Plan), which shall, among other things, indicate which Services are to be subject to the Transformation. Within thirty (30) days of the Amended and Restated Effective Date, the parties shall mutually agree on a more detailed plan, which, upon such mutual agreement, shall supercede and replace Schedule W (Transformation Plan). The Transformation Plan will contain the respective roles and responsibilities of the parties that are necessary in order for the Transformation to occur and the various milestones and estimated dates. The parties will perform the Transformation without causing a disruption to Phoenix or the Services (other than immaterial disruptions). No functionality of the operations subject to the Transformation shall be disabled until Vendor demonstrates to Phoenix’s satisfaction that it has fully tested and implemented equivalent capabilities for such functionality at its new location. Phoenix may monitor, test and otherwise participate in the Transformation

3.10 Phoenix Standards.

As requested by Phoenix from time to time, Vendor shall assist Phoenix in defining Phoenix’s information technology architectures and standards applicable to the Services on an ongoing basis (collectively, the “Phoenix Standards”). Phoenix will retain primary responsibility for determining the Phoenix Standards. The assistance to be provided by Vendor shall include:

(a) active participation with Phoenix representatives on permanent and ad-hoc committees and working groups addressing such issues;

(b) assessments of the then-current Phoenix Standards at a level of detail sufficient to permit Phoenix to make informed business decisions;

(c) analyses of the appropriate direction for such Phoenix Standards in light of business priorities, business strategies, competitive market forces, and changes in technology;

(d) the provision of information to Phoenix regarding Vendor’s information technology strategies for its own business to the extent not considered proprietary to Vendor’s business;

(e) recommendations regarding then current and available information technology architectures and platforms, software and hardware products, information technology strategies, standards and directions, and other enabling technologies (which may or may not be reflected in the Technology Plans); and

(f) recommend then current and available appropriate information technology services (including platforms comprised of various hardware and software combinations) that support service level requirements, exploit industry trends in production capabilities and provide potential price performance improvement opportunities.

Without limiting the foregoing, Phoenix Standards shall include the then-current Phoenix technical architecture and product standards, as such standards may be modified by Phoenix from time to time.

3.11 End Users of the Services.

(a) Subject to Section 3.11(b) hereof, the Services may be used by Phoenix and, as directed by Phoenix, (i) its Affiliates and those third parties (such as suppliers, service providers and joint venturers) with whom, at any point during the Term, Phoenix or any Affiliate has a commercial relationship; and (ii) those persons and entities that, as determined by Phoenix, access Phoenix’s or any of its Affiliates’ IT infrastructure (for example, these who are registered/authorized users of Phoenix’s website and who are made known to Vendor) at any time during the Term through standard operating procedures (collectively, “End Users”). Vendor acknowledges that such access is on-going as of the Effective Date. Services provided to End Users shall be deemed to be Services provided to Phoenix.

(b) In accordance with Schedule A (Statement of Work), Vendor shall provide the Services to End Users at the Locations. If Phoenix requests that Vendor provide Services to End Users in or from a new location that is not located within 50 miles of a Location, then Vendor shall provide such Services as New Services. Vendor shall charge Phoenix for such New Services at a mutually agreed charge but Vendor will attempt to use the then current pricing scheme (inclusive of ARCs and RRCs) to the extent reasonably possible to assist in determining such charge.

3.12 Projects.

At Phoenix’s request, Vendor shall perform Projects. Charges for such Projects shall be determined in accordance with Section 7.1 of Schedule C (Charges). Projects shall be proposed and implemented in accordance with Section 7.2 of Schedule C (Charges).

3.13 Relocation of Services.

(a) For those relocations of Services or portions of Services that deal with either the movement of: (i) Equipment, (ii) any client facing portion of the Services, or (iii) the Help Desk Service Tower (even if such move is within a particular city), Vendor shall not initiate such relocations to another location (including from those locations set forth in Exhibit A-2 to Schedule A (Statement of Work)) without Phoenix’s prior written consent, which consent should not be unreasonably withheld. Any request by Vendor for approval of such relocation shall designate (a) the Services and Vendor Personnel involved; (b) the reasons for such relocation; (c) the address (city and country except for Help Desk Service Tower, which must specify the street address) of the proposed new location; (d) the impact of the proposed relocation on the quality and delivery of the Services (both during relocation to the proposed locations(s) and after such relocation is complete); and (e) Vendor’s plan for transitioning the Services to the proposed location (including the dates on which such proposed transition would begin and be completed) (collectively, the “Relocation Information”). For the purposes of this Section 3.13, “client facing” shall mean any portion of the Services in which Vendor Personnel have direct contact and communication on a regular and consistent basis with Phoenix personnel or Phoenix End Users. Any moves other than those described in (i), (ii) or (iii) above may be performed by Vendor with notice to Phoenix (such notice to be given as soon as reasonably practical after Vendor has knowledge of such move), but such moves shall not require Phoenix’s approval. For such moves, Vendor will provide the Relocation Information to Phoenix, although the Parties agree that the provision of the Relocation Information does not have to occur prior to such move by Vendor. In no event will Vendor’s change in location (either with Phoenix approval or by giving notice to Phoenix) result in (A) any increase in the Charges to Phoenix or (B) any decrease or degradation in (x) the provision of the Services, (y) Service Levels, or (z) Vendor’s compliance with its security obligations hereunder or with Vendor Applicable Laws. In addition, in no event will Phoenix be the first Vendor client into a new Vendor site. Vendor shall demonstrate to Phoenix the safeguards established by Vendor at the proposed new location for the physical, organizational, technical and infrastructure safeguards to protect Phoenix Data and Confidential Information, representations regarding availability and competency of Vendor Personnel at such location, disaster recovery and business continuity plans applicable to such location, and that Phoenix’s Intellectual Property Rights will not be jeopardized and can be protected under local laws. If a request for relocation of the Services is approved by Phoenix for (i), (ii) or (iii) above where Phoenix’s approval is required, the Parties shall work together in good faith to agree the additional obligations of each Party arising from applicable local laws in the new location.

(b) If Phoenix approves the relocation of the Services to a new location under this Section 3.13(a) and (b), Vendor shall remain responsible for compliance with all of its obligations under this Agreement with respect to the relocated Services and maintenance of the Service Levels set forth in this Agreement. If initiated by Vendor, any such approved relocation shall be at Vendor’s sole expense, and Phoenix shall not be responsible for any such expenses incurred and in no event shall Phoenix be responsible for increases in Charges based upon any such relocation. Vendor shall be responsible for complying with all Vendor Applicable Laws, including United States export laws and import laws of the new location, with respect to its relocation effort and the provision of Services from the site to which such Services are relocated.

(c) In the event Phoenix desires to initiate a relocation of the Services by Vendor, such relocations shall be subject to the change control provisions of Section 10.5.

3.14 Services Impacted by Katz.

Notwithstanding any other provision of this Agreement, including Section 3.3, Vendor shall not be obligated to provide any Services, or enhance the Services in such a way, that, in Vendor’s sole discretion, may give rise to a claim asserted by Ronald A. Katz, Ronald A. Katz Technology Licensing L.P., A2D L.P., or any successors or assigns of such entities for infringement arising out of, under or in connection with the provision of help desk services, call centers, or automated attendant services involving computer telephony integration.

3.15 Delivery and Acceptance.

(a) General. Deliverables provided under a Work Order shall be accepted by Phoenix in accordance with the acceptance testing procedures set forth, as applicable, in the respective Work Orders. If the applicable Work Order does not contain acceptance testing procedures as to any Deliverable provided under a Work Order, then the default procedures set forth in this Section 3.15 shall govern.

(b) Delivery and User Acceptance Testing Period. Upon Vendor’s determination that a Deliverable provided under a Work Order materially conforms to all specifications and requirements set forth in Schedule A (Statement of Work), such Work Order and any other requirements agreed to in writing by the Parties (collectively, the “Specifications”), Vendor shall deliver such Deliverable to Phoenix for acceptance testing. Phoenix shall thereafter have thirty (30) days, or such time as otherwise expressly set forth in the applicable Work Order (the “User Acceptance Testing Period”), to review and test the Deliverable for compliance with the Specifications. Phoenix may perform such additional testing (including without limitation performance and integration testing) as may be set forth in the applicable Work Order in order to determine if the Deliverable materially conforms to the Specifications (the “Additional Tests”) within the time frames set forth therein.

(c) Failure and Correction. Phoenix shall accept the Deliverable at such time as (i) Phoenix, in its reasonable discretion, determines that the Deliverable materially conforms to the applicable Specifications and passes the Additional Tests (if any), and (ii) Phoenix confirms to Vendor its acceptance of such Deliverable in writing. No Deliverable will be deemed accepted by Phoenix unless Phoenix notifies Vendor of such acceptance in writing. Should Phoenix determine that any Deliverable fails to materially conform to all Specifications (a “Failure”), it shall notify Vendor of such Failure within ten (10) Business Days of the expiration of the respective testing period (or such longer time period as may be expressly set forth in the applicable Work Order (the “Notification

Deadline”), and Vendor shall, at no cost to Phoenix, correct so as to materially conform to the applicable Specifications and redeliver such Deliverable to Phoenix within five (5) Business Days of such notice (or such longer time period as may be expressly set forth in the applicable Work Order) (in either case, the “Correction Period”). If Vendor has not received notice from Phoenix by the Notification Deadline specifying either Phoenix’s acceptance of the Deliverable or Failures related to such Deliverable then (A) such Deliverable shall be assumed to have been rejected by Phoenix; and (B) Vendor shall notify Phoenix that it has not received such written notice from Phoenix. Upon receipt of such notice, Phoenix shall have five (5) Business Days (or such longer time period as may be expressly set forth in the applicable Work Order) to either accept such Deliverable in writing or notify Vendor of a Failure. If Phoenix does not accept the Deliverable or Services or provide notice of a Failure within the time period set forth in the immediately preceding sentence, then the Deliverable will be deemed accepted by Phoenix. If Vendor receives a Failure notice, but is unable to correct and redeliver such Deliverable within the applicable Correction Period so as to materially conform to the applicable Specifications, it shall notify Phoenix of such in writing and include in such notice a good faith estimate of the number of Business Days required for Vendor to correct and redeliver such Deliverable. Vendor shall correct and redeliver such Deliverable within such time period so as to make the Deliverable materially conform to the applicable Specifications. In the event Vendor is unable to correct the Deliverable so as to make it materially conform to the Specifications, in addition to Phoenix’s other remedies under this Agreement, at law or in equity, may terminate the applicable Work Order or part thereof, upon which (i) Phoenix shall return the relevant Deliverable to Vendor; and (ii) Vendor shall promptly provide Phoenix a full refund of the fees and expenses paid by Phoenix for the relevant Deliverable which does not so comply, and for all related Deliverables which Phoenix would not be able to use for their respective intended purposes because of the failed Deliverable.

4. TERM OF AGREEMENT

4.1 Term.

The term (“Term”) of this Agreement shall begin on the Amended and Restated Effective Date and shall expire on the seventh anniversary of the Amended and Restated Effective Date, unless terminated earlier or extended in accordance with this Agreement.

4.2 Extension of Term.

Vendor shall provide Phoenix written notice not less than nine (9) months prior to the then-existing expiration date of this Agreement of such upcoming expiration. No less than six (6) months prior to such upcoming expiration, Phoenix shall have the right to extend the Term of this Agreement for up to one (1) year (but for no less than 6 months) on the terms and conditions then in effect. With regard to such extension period, the Parties may adjust the refresh schedule and any other terms and conditions of this Agreement. Phoenix shall have three (3) such extension options.

4.3 Work Order Term.

Each Work Order will contain, in addition to the Work Order Commencement Date, the term for such Work Order.

5. PERSONNEL

5.1 Key Vendor Positions.

(a) “Key Vendor Positions” shall be the positions set forth as such in Schedule S (Key Vendor Positions). Vendor shall cause each of the Vendor Personnel filling the Key Vendor Positions to devote substantially full time and effort to the provision of Services to Phoenix. Except with respect to the Vendor Implementation Manager(s) (as that term is defined in the Transition Plan or the Transformation Plan, as applicable), once assigned to a Key Vendor Position, the specific individuals which are noted in Schedule S shall remain on the Phoenix account in such position for at least eighteen (18) consecutive months so long as they remain employed by Vendor. If an employee of an Approved Subcontractor is assigned to a Key Vendor Position, Vendor shall obtain commitments from that Approved Subcontractor to comply with the requirements of this Section 5.1 with respect to such position. Phoenix may from time to time change the positions designated as Key Vendor Positions as long as the total number of such Key Vendor Positions does not increase. The requirements of this Section 5.1(a) shall not apply to an individual filling a position that Phoenix changes from a Key Vendor Position to a non-Key Vendor Position.

(b) Vendor shall designate an individual to serve as “Vendor Account Executive”. The Vendor Account Executive shall:

(i) be one of the Key Vendor Positions;

(ii) serve as the single point of accountability for Vendor for the Services;

(iii) have day-to-day authority for undertaking to ensure customer satisfaction; and

(iv) be located at Phoenix’s corporate headquarters in Hartford, Connecticut or other location reasonably designated by Phoenix from time to time.

(c) Before assigning an individual to a Key Vendor Position, whether as an initial assignment or a subsequent assignment, Vendor shall advise Phoenix of the proposed assignment and introduce the individual to the appropriate Phoenix representatives. Phoenix shall have the right to:

(i) interview and approve any personnel proposed by Vendor to fill a Key Vendor Position; and

(ii) require Vendor to remove and replace such personnel at any time, in its sole discretion, provided that Phoenix does not request the removal of any personnel for reasons prohibited by law, and provided that reasonable notice (which may be immediate, depending on the circumstances surrounding the removal) is given.

(d) If Phoenix objects in good faith to the proposed Key Vendor Position assignment, the Parties shall attempt to resolve Phoenix’s concerns on a mutually agreeable basis. If the Parties have not been able to resolve Phoenix’s concerns within five (5) working days, Vendor shall not assign the individual to that position and shall propose to Phoenix the assignment of another individual of suitable ability and qualifications. Except with Phoenix’s consent, individuals filling Key Vendor Positions may not be transferred or re-assigned to other positions with Vendor or its Affiliates until a suitable replacement has been approved by Phoenix, and no such transfer shall occur at a time or in a manner that would have an adverse impact on delivery of the Services. Vendor shall establish and maintain an up-to-date succession plan for the replacement of individuals serving in Key Vendor Positions that shall be reviewed with Phoenix on a regular basis.

(e) Except with respect to the Vendor Implementation Manager, so long as an individual is assigned to a Key Vendor Position, and for twelve (12) months, thereafter, Vendor shall not assign such individual to perform services for the benefit of any Phoenix Competitor, unless such assignment is approved by Phoenix, in advance and in writing.

5.2 Transitioned Personnel.

(a) Within sixty (60) days of the Effective Date, Vendor shall offer employment to certain Affected Employees as set forth in Exhibit D-1 to Schedule D (Transitioned Personnel). “Transitioned Employees” shall mean those Affected Employees who receive and accept such offers and become employed by Vendor effective as of such Service Tower Commencement Date or such other date as to which the Parties agree. The provisions of Schedule D (Transitioned Personnel) shall apply to offers of employment to Affected Employees and for employment of Transitioned Employees.

(b) Certain of the Transitioned Employees, as identified in Schedule D (Transitioned Personnel), are employees who Phoenix believes are critical to Vendor in providing the Services (“Key Transitioned Employees”). During the twenty-four (24) months following the earliest Transitioned Employee Hiring Date (or such other period designated in Schedule D (Transitioned Personnel) without Phoenix’s prior written approval Vendor may not transfer or re-assign a Key Transitioned Employee from performing the Services for Phoenix so long as they remain employed by Vendor. If, within the period that is twenty-four (24) months from the earliest Transitioned Employee Hiring Date, Vendor either (i) terminates a Key Transitioned Employee without cause, or (ii) reassigns any such Key Transitioned Employee to any account for work other than the Phoenix account, then Vendor shall pay to Phoenix an amount on a per event basis as described in the following two sentences. If either of such events occurs within the first twelve (12) months of the earliest Transitioned Employee Hiring Date, such amount will be the then current annual current base salary of such Key Transitioned Employee in his/her employment with Vendor. If either of such events occurs within the period from the thirteenth (13th) month up to, and including, the twenty-fourth (24th) month from the earliest Transitioned Employee Hiring Date, such amount will be equal to one-half of the then current annual current base salary of such Key Transitioned Employee in his/her employment with Vendor. Any such amount(s) will be credited to Phoenix on the next month’s invoice following the occurrence of such event.

(c) Phoenix has contracted for the services of non-employee personnel who immediately prior to the Effective Date were performing services similar to the Services (“Phoenix Contractor Personnel”). With regard to the agreements for Phoenix Contractor Personnel (“Phoenix Contractor Agreements”), such Phoenix Contractor Agreements shall be terminated or, subject to obtaining Required Consents in the manner provided in Section 6.7, assigned to Vendor. The action of termination or assignment for particular Phoenix Contractor Agreements shall be in accordance with a plan prepared by Vendor and approved by Phoenix. Vendor shall be responsible for the costs, charges and fees associated with such actions.

5.3 Qualifications, Retention and Removal of Vendor Personnel.

(a) Vendor shall assign an adequate number of Vendor Personnel to perform the Services. Vendor Personnel shall be properly educated, trained and fully qualified for the Services they are to perform. If any portion of the Services of Vendor Personnel are a separately chargeable resource, Vendor shall not charge Phoenix for the costs of training Vendor Personnel, including the time necessary for such Vendor Personnel to become familiar with Phoenix’s account or business.

(b) Phoenix and Vendor agree that it is in their best interests to keep the turnover rate of Vendor Personnel to a low level. Vendor shall provide Phoenix with a semi-annual turnover report regarding Vendor’s turnover rate for those Vendor personnel who are either on site at Phoenix Locations or are totally dedicated to providing the Services to Phoenix during the applicable period in a form reasonably acceptable to Phoenix, and Vendor shall meet with Phoenix promptly after the provision of each such report to discuss the reasons for, and impact of, such turnover rate. If appropriate, Vendor shall submit to Phoenix its proposals for reducing the turnover rate, and the Parties shall mutually agree on a program to bring the turnover rate down to an acceptable level. In any event, Vendor shall keep the turnover rate to a low level, and notwithstanding transfer or turnover of Vendor Personnel, Vendor remains obligated to perform the Services without degradation and in accordance with this Agreement.

(c) While at Phoenix’s premises (or the premises of others receiving the Services under this Agreement), Vendor Personnel shall (i) comply with all reasonable requests, and all rules and regulations, regarding personal and professional conduct (including the wearing of an identification badge and adhering to regulations and general safety, dress, behavior, and security practices or procedures) generally applicable to such premises; and (ii) otherwise conduct themselves in a businesslike and professional manner.

(d) If Phoenix determines in good faith that the continued assignment to Phoenix’s account of one or more of Vendor Personnel is not in the best interests of Phoenix, then, upon reasonable notice from Phoenix, Vendor shall replace that person with another person of equal or superior ability and qualifications. Vendor shall ensure that such replacement has received sufficient and necessary information to accomplish a satisfactory knowledge transfer from the Vendor Personnel being replaced and is sufficiently trained so as to assure continuity of the Services without adverse impact. Notwithstanding the foregoing, where Phoenix notifies Vendor that Phoenix has determined that the concern is of such a nature that such Vendor Personnel should be removed immediately (albeit possibly temporarily) from Phoenix’s account, Vendor shall immediately remove such individual(s) from Phoenix’s account. In any event, any request by Phoenix to remove an individual from Phoenix’s account shall not be deemed to constitute a termination of such individual’s employment by Vendor and in no event shall Phoenix be deemed an employer of any such person. Notwithstanding the above or any other provision in this Agreement to the contrary, the rights of Phoenix in this Section 5.3(d) shall be restricted to those Vendor personnel that either (i) are located at a Phoenix facility, or (ii) have direct contact with Phoenix or a End User (including any Phoenix clients).

(e) Where allowed by applicable laws, Vendor shall conduct background checks and drug screening of all Vendor Personnel involved in performing the Services in compliance with Vendor’s standard policies regarding same, prior to assigning such Vendor Personnel to perform Services under this Agreement. Notwithstanding the foregoing, Phoenix reserves the right to have Vendor conduct an additional background check on all Vendor Personnel who are involved in performing the Services in the event Phoenix has a reasonable suspicion or cause to perform such a background check on any such Vendor Personnel, with such additional background check being at Phoenix’s cost and expense. The background checks performed by Vendor shall comply with the Vendor policies reflected in Schedule Q for the particular countries for the Vendor Personnel in the various locations reflected in Exhibit A-2 to Schedule A (Statement of Work).

6. RESPONSIBILITY FOR RESOURCES

6.1 Generally.

Except to the extent specifically provided elsewhere in this Agreement, Vendor shall be responsible for providing all resources (including Equipment, Software, facilities and personnel) necessary or desirable to provide the Services, and all Equipment Capital Costs, Equipment Operational Support Costs, Software Capital Costs, and Software Operational Support Costs (each as defined below in Sections 6.3 and 6.5) relating to those resources, and shall only recover such costs through the corresponding charges specified in this Agreement. Vendor shall permit Phoenix, or any third-party provider of services to Phoenix, to establish and maintain uninterrupted remote access to the Applications Software and any software running on Equipment and used to provide the Services, and, upon request and subject to Vendor’s standard security and confidentiality policies within its sites, on site access to any Vendor facility at which Services are performed; provided, however, that if Phoenix requests that a Vendor Competitor have site access, such Vendor Competitor will be subject to Vendor’s standard security policies.

6.2 Acquired Equipment.

(a) On the Effective Date, Vendor purchased and Phoenix conveyed to Vendor, any and all of Phoenix’s right, title and interest in and to the Existing Owned Equipment pursuant to the Form Quit Claim Bill of Sale (the “Acquired Equipment”) attached as Schedule O (Form Quit Claim Bill of Sale).

(b) Vendor shall lease back to Phoenix the Acquired Equipment, without additional consideration, for a lease term commencing on the Effective Date and ending immediately prior to the applicable Service Tower Commencement Date. During the lease term, Phoenix will maintain and use the Acquired Equipment in a manner consistent with maintenance and use prior to the lease term. As of the applicable Service Tower Commencement Date, Phoenix will turn over the Acquired Equipment to Vendor in as good order and condition as of the Effective Date, reasonable wear and tear excepted.

(c) Following the Effective Date, the Parties may agree in writing that Phoenix may lease or sublease to Vendor certain real property for the provision of the Services. In such an instance, the terms of any such arrangement will be set forth in a separate schedule hereto.

(d) In consideration of the transfer of title of the Acquired Equipment, on the Effective Date Vendor shall pay to Phoenix the consideration set forth in Section 10.1 of Schedule C (Charges) by wire transfer of immediately available federal funds. If, following the Effective Date, it emerges that there is a discrepancy between the list of Acquired Equipment and the Equipment that is actually transferred to Vendor, the Parties shall meet to discuss an appropriate adjustment to such consideration.

(e) Phoenix shall (without additional consideration) execute such additional documents and take such additional actions as are reasonably necessary to convey title in Vendor to the Acquired Equipment.

6.3 Financial Responsibility for Equipment.

(a) As of the Amended and Restated Effective Date, financial responsibility for the Acquired Equipment and Retained Phoenix Equipment shall be as follows: (A) Vendor shall have responsibility for (i) the acquisition and ownership costs for Acquired Equipment, including current and future Equipment, upgrades, enhancements, growth and technology refreshments (“Equipment Capital Costs”) and (ii) all costs and expenses related to operational support, including installation, support, hardware maintenance, disaster recovery, service levels, and moves, adds and changes (“Equipment Operational Support Costs”) with respect to the Acquired Equipment and Retained Phoenix Equipment; and (B) Phoenix shall be responsible for the Equipment Capital Costs for the Retained Phoenix Equipment. The respective financial obligations with respect to the Equipment shall be reflected in the financial responsibility matrix (the “FRM”)

attached as Exhibit C-14 to Schedule C (Statement of Work). In the event there is a conflict between the provisions of this Agreement and the FRM as to such financial responsibilities of the Parties, the FRM will control and govern.

(b) Equipment Refresh. Vendor shall refresh the Equipment in accordance with Schedule E (Equipment Refresh).

6.4 Equipment Access and Operational and Administrative Responsibility.

(a) Access. Phoenix shall grant Vendor the same rights of access and use that Phoenix has to Equipment used by Phoenix immediately prior to the Effective Date to provide services to itself or others (subject to the Parties having obtained any Required Consents therefore and solely to the extent necessary to provide the Services). Access and use of the Equipment by Vendor shall be subject to compliance with the security provisions set forth in Schedule A (Statement of Work).

(b) No Warranties. All Equipment transferred, provided or made available to Vendor and Approved Subcontractors under this Agreement by Phoenix is provided or made available on an “AS IS, WHERE IS” basis, with no warranties whatsoever; provided however that, to the extent assignable, Phoenix hereby assigns to Vendor, and Vendor shall have and be entitled to, the benefits of any manufacturers” warranties and indemnities issued with the Acquired Equipment. Notwithstanding anything to the contrary contained in this Agreement, Phoenix and its Affiliates shall not be responsible for any breach of any of such manufacturers’ warranties and indemnities, and no breach thereof shall affect the limitation on liabilities, rights and obligations of the Parties set forth in this Agreement.

(c) Pass-Through Equipment. With respect to Equipment where the Parties agree that Vendor’s or its Affiliates’ financial responsibility is to be on a Pass-Through Expense basis, if any, such Equipment shall be purchased or leased in the name of Phoenix (or its designated Affiliate) unless Phoenix expressly designates otherwise. If such Equipment is leased, Vendor shall comply with the operational and confidentiality requirements imposed on Phoenix (or, if applicable, on Phoenix’s Affiliates) under the leases approved by Phoenix for such Equipment. The method of acquisition by Phoenix shall not alter the Parties’ allocation of responsibility for Equipment Capital Costs and Equipment Operational Support Costs under Sections 6.3 and 6.4.

(d) Disposal of Equipment Owned or Leased by Phoenix. As directed by Phoenix, Vendor shall dispose of Equipment owned (legally or beneficially) or leased (in accordance with the applicable requirements of the lease) by Phoenix and no longer needed for the provision of the Services. Prior to disposal of Equipment, Vendor shall ensure that all hard drives are repartitioned and reformatted to ensure the erasure of all Phoenix Data. Vendor shall pay to Phoenix the positive difference, if any, between the value received by Vendor for such Equipment and the costs reasonably incurred by Vendor in disposing of such Equipment.

(e) Disposal of Equipment Not Owned by Phoenix. Vendor shall be responsible for the disposal of Equipment provided by Vendor or its subcontractors (including equipment transferred to Vendor) and no longer required for the provision of the Services. Prior to disposal of Equipment, Vendor shall ensure that all hard drives are repartitioned and reformatted to ensure the erasure of all Phoenix Data. Vendor shall be responsible for all costs, charges or fees associated with the disposal of such Equipment.

6.5 Financial Responsibility for Software.

(a) All current licenses to Software shall be retained in the name of Phoenix as licensee. As of the Amended and Restated Effective Date, subject to Section 6.5(c), financial, administrative and operational responsibility for Software, including (i) all costs for current and future packages, new releases, expanded license rights, growth and technology refreshment (“Software Capital Costs”) and (ii) all costs and expenses related to operational support, including installation, support, software maintenance, and achieving Service Levels (“Software Operational Support Costs”) shall be allocated between the Parties as provided in Schedule F (Systems Software and Third Party Contracts). In addition, Vendor shall be responsible for all of the costs described in (a)(i) and (ii) above relating to the Software listed in Schedule F ) (Systems Software and Third Party Contracts) (excluding any Software listed on Schedule I-1 (Existing Applications Software)). For that Software for which Vendor has financial responsibility, Vendor shall pay directly, or promptly reimburse Phoenix if Phoenix (or any of its Affiliates) has paid, all such costs that are attributable to periods from and after the assumption of such responsibility. The FRM will also reflect the respective financial obligations with respect to the Software and in the event there is a conflict between the provisions of this Agreement, Schedule F and the FRM as to such financial responsibilities of the Parties, the FRM will control and govern. The Parties acknowledge that the FRM addresses tools to be used in the provision of the Services in a general manner, both as to current and any future tools. As to such tools for which it has financial responsibility, Vendor will have discretion as to which tools Vendor will use in the provision of the Services as long as they comply with the requirements of this Agreement as to meeting Phoenix policies, etc. In the event the FRM shows that Vendor has financial responsibility as to a tool, but Phoenix requests a certain tool for use in the provision of the Services or New Services which would have been within Vendor’s discretion as stated above, then, notwithstanding the FRM, Phoenix shall bear full financial responsibility for such requested tool(s).

(b) Licenses.

(i) Vendor shall obtain all licenses for any new Systems Software acquired during the Term and for any modifications, upgrades, and enhancements of Existing Third Party Systems Software, in Phoenix’s name, except for the following Software which may be licensed in Vendor’s name but which in all events must be “Commercially Available Software”: (A) Software used on Equipment owned by Vendor where the third-party licensor requires the owner of the Equipment to be the licensee for such Software; (B) Software used on behalf of Vendor customers in addition to Phoenix in shared services centers (unless such Software is being used for the sole purpose of providing the Services to Phoenix) (“Shared Software”) and (C) Software licensed by Vendor under a Vendor enterprise agreement.

(ii) Notwithstanding the foregoing requirement that Phoenix shall be the licensee for Systems Software, if Vendor can demonstrate to Phoenix’s satisfaction an economic advantage from Vendor, a Vendor Affiliate, or an Approved Subcontractor being the licensee of any particular Systems Software, then Vendor, such Vendor Affiliate, or such Approved Subcontractor may (after obtaining Phoenix’s approval) be the licensee if Vendor provides Phoenix and its Affiliates with a perpetual license (with commercially reasonable maintenance terms) for such Systems Software which shall become effective upon the expiration or termination of this Agreement (or the portion of this Agreement to which such Systems Software relates). If Vendor is unable to obtain such perpetual license right but there is still a demonstrable economic advantage to Phoenix from Vendor (or an Vendor Affiliate or Approved Subcontractor) being the licensee of the Systems Software, Vendor shall notify Phoenix in writing of its inability to obtain for Phoenix such a perpetual license and of any available alternative licensing terms along with a description of other software which might be used to accomplish the same purpose, which could be licensed as desired by Phoenix and the financial/operational impact of choosing such alternate software; with Phoenix’s prior approval, Vendor (or an Vendor Affiliate or Approved Subcontractor) may license such software directly for use in providing the Services.

(c) Applications Software. Except as set forth in this Section 6.5 or unless otherwise set forth in a Work Order, Vendor’s financial responsibility for Software Capital Costs shall not extend to Applications Software. Notwithstanding the foregoing, (i) Vendor shall be responsible for providing Vendor Applications Software Operational Support Services with respect to all Application Software; and (ii) if Vendor elects to operate any Applications Software on a shared platform, and such election results in any incremental increase in the Software Capital Costs or Software Operational Support Costs in relation to such Applications Software, Vendor shall be responsible for such incremental costs.

6.6 Third-Party Service Contracts.

As of the Amended and Restated Effective Date or Work Order Effective Date, as applicable, financial, administrative and operational responsibility for Phoenix’s and its Affiliates’ Third Party Service Contracts shall be allocated as set forth on Schedule F (Systems Software and Third Party Contracts) or the applicable Work Order, as applicable. For those Third Party Service Contracts for which Vendor has financial responsibility, Vendor shall pay directly, or promptly reimburse Phoenix if Phoenix (or any of its Affiliates) has paid, all such costs that are attributable to periods from and after the assumption of such responsibility. Vendor and its Affiliates shall comply with the duties imposed on Phoenix and its Affiliates by such Third Party Service Contracts. In the event there is a conflict between Schedule F (Systems Software and Third Party Contracts), a Work Order and/or the FRM as to such financial responsibilities of the Parties with regard to Third Party Service Contracts, the order of precedence shall be first, the Work Order; second the FRM; and third, Schedule F (Systems Software and Third Party Contracts).

6.7 Required Consents.

Vendor and its Affiliates shall be responsible, with Phoenix’s and its Affiliates’ reasonable co-operation and subject to the provisions of Section 6.6, for performing all administrative activities necessary for obtaining the Required Consents for Software, Equipment and Third Party Service Contracts as necessary to perform the Services upon mutually acceptable terms and conditions, and Phoenix shall be responsible for any and all fees (including transfer or upgrade fees, additional licenses, sublicenses, and maintenance fees) required to obtain such Required Consents. The Parties shall cooperate with each other so as to minimize such costs and ensure that mutual agreement exists as to acceptable terms and conditions for the provision of any such Required Consent. As and to the extent consent is obtained for Vendor and its Affiliates to manage and utilize the Software or a contract but the relevant license or such contract remains in Phoenix’s or an Affiliate’s name, Phoenix and its Affiliates shall exercise permissible termination, extension, and other rights thereunder as Vendor, after consultation with Phoenix, reasonably directs. If a Required Consent is not obtained, then, unless and until such Required Consent is obtained, Vendor shall determine and promptly adopt, subject to Phoenix’s prior written approval, such alternative approaches as are necessary and sufficient to provide the Services without such Required Consents (including, without limitation, modifications to the applicable Transition Plan) and, subject to consultation with and agreement by Phoenix, an applicable Service Tower Commencement Date or Work Order Commencement Date affected by such unavailable Required Consents shall be adjusted accordingly.

6.8 Straddle Agreements.

If a Straddle Agreement is discovered by the Parties after the Effective Date or the Work Order Effective Date, as applicable, within ninety (90) days of the date of discovery the Parties shall undertake to establish the following: (i) the most appropriate, including the most cost effective, method of leveraging such Straddle Agreement for the benefit of both Parties; (ii) whether the Straddle Agreement should be assigned to Vendor; (iii) whether or to what extent Vendor should assume financial responsibility for the Straddle Agreement; and (iv) adjustments to make, if any, to Vendor’s Charges. Such agreements of the Parties shall be retroactively effective from the applicable Service Tower Commencement Date or Work Order Commencement Date, as applicable. If the Parties do not agree on the foregoing matters with respect to a particular Straddle Agreement, subject to Section 3.5, Vendor shall remain responsible, without use or benefit of the Straddle Agreement, for performing the Services.

6.9 Allocation of Balloon, Roll-Over and Similar Payments

Where any cost has been apportioned between the Parties for contracts entered into by Phoenix commencing before the applicable Service Tower Commencement Date or Work Order Commencement Date, as applicable, for Equipment, Software, or Third Party Service Contracts, and such contracts include an obligation to make payment for any roll-over of costs for periods prior to the applicable Service Tower Commencement Date or Work Order Commencement Date, as applicable, Phoenix shall be solely responsible for such costs associated with any remaining obligation for such prior period. Additionally, if lease, license, maintenance, service charges or other periodic payments increase under any such contract after the applicable Service Tower Commencement Date or Work Order Commencement Date, as applicable (other than to account for cost of living or similar increases), including balloon or similar payments, all such payments shall be recalculated so that, as between the Parties, the entire cost shall be amortized evenly over the entire Term. Vendor shall be responsible only for those recalculated costs that are attributable to periods after the applicable Service Tower Commencement Date or Work Order Commencement Date, as applicable, and Phoenix shall be responsible for all other payments. Phoenix shall, at Vendor’s option, either pay directly or reimburse Vendor for any roll-over costs and recalculated costs which relate to periods prior to the applicable Service Tower Commencement Date or Work Order Commencement Date, as applicable. Provided that Phoenix has given Vendor all necessary information and documentation, within one hundred twenty (120) days after the applicable Service Tower Commencement Date or Work Order Commencement Date, as applicable, the Parties shall agree on whether there are any contracts that fall within the provisions of this Section 6.9 and schedule the allocation of any costs.

6.10 Equipment Disposed of or Purchased or Leased by Phoenix between the Effective Date and a Service Tower Commencement Date.

The following procedures shall govern Phoenix’s disposal of Existing Equipment, and purchase or lease of new Equipment, during a period between the Effective Date and the applicable Service Tower Commencement Date (the “Interim Period”): If Phoenix desires to purchase or dispose of any Equipment outside of the ordinary course of its normal business activities during the Interim Period, Phoenix shall notify Vendor of such desire and the Parties shall agree upon whether a credit or adjustment to the charges set forth in Section 6.5 of Schedule C (Charges) is required to account for such activity.

7. SOFTWARE AND PROPRIETARY RIGHTS

7.1 Phoenix Software.

(a) Subject to Section 7.4, Phoenix retains all right, title and interest in and to Phoenix Software, including all modifications, enhancements, and derivative works relating thereto. Phoenix grants to Vendor (and its Approved Subcontractors if and to the extent required to provide the Services) a worldwide, fully paid-up, nonexclusive license during the Term to use Phoenix Software solely to the extent necessary for performing the Services for the benefit of Phoenix, Phoenix’s Affiliates, and other End Users. Phoenix Software shall be made available to Vendor in such form and on such media as exists on the Effective Date or as is later obtained by Phoenix, together with available documentation and any other related materials.

(b) Vendor shall not: modify, reverse engineer, reverse assemble or reverse compile any Phoenix Software; distribute, rent, lease, sublicense or transfer any Phoenix Software to any third party; use the Phoenix Software in a service bureau or time-sharing arrangement, or otherwise allow direct or indirect use of any Phoenix Software by any third party without the prior written consent of Phoenix, which may be withheld at Phoenix’s sole discretion. Vendor shall not use Phoenix Software for the benefit of any entities other than Phoenix, Phoenix’s Affiliates, and other End Users, without the prior written consent of Phoenix, which may be withheld at Phoenix’s sole discretion. Except as otherwise requested or approved by Phoenix, Vendor shall cease all use of Phoenix Software upon expiration or termination of this Agreement and deliver to Phoenix, or, at Phoenix’s written request, destroy any copies of, such Phoenix Software.

7.2 Vendor Software.

(a) Subject to Section 7.4, Vendor retains all right, title and interest in and to Vendor Software, including all modifications, enhancements, and derivative works relating thereto. In providing the Services, Vendor shall not introduce any Vendor Software without Phoenix’s prior written approval, which approval Phoenix may withhold in its sole discretion; provided, however that Vendor may introduce any Vendor Software to be used as Shared Software without approval from Phoenix. Vendor shall be responsible for installing, operating and maintaining Vendor Software at its own expense.

(b) As and to the extent necessary for Phoenix to perform work as permitted under this Agreement for the benefit of Phoenix, Vendor grants to Phoenix a worldwide, fully paid-up, nonexclusive license during the Term to use Vendor Software as it exists from time to time during the Term to perform such work during the Term. Subject to the execution of reasonable confidentiality agreements with the third party, Vendor also grants to Phoenix the right to sublicense Vendor Software to a third party for such third party to perform work as permitted under Sections 3.6 and 21.10 of this Agreement for the benefit of Phoenix.

(c) As mutually agreed by the Parties, Vendor shall deposit a copy of the source code and object code of the Vendor Software, along with programmer interfaces, available documentation, manuals and other materials necessary for the Use thereof (collectively, the “Deposit Materials”) with a third party escrow agent designated by Phoenix pursuant to an escrow agreement entered into by and among the Parties and such escrow agent, which escrow agreement shall be substantially in the form of Schedule T (Escrow Agreement) which the Parties acknowledge having executed on the Effective Date. Any and all costs of the escrow arrangement shall be borne by Phoenix. For no additional consideration, Vendor grants to Phoenix, for the purpose of providing services similar to the Services to Phoenix (but in no event shall Phoenix have the right to commercially exploit such license or Vendor Software), a perpetual, worldwide, fully paid-up, nonexclusive license to Use Vendor Software (including the Deposit Materials), provided, however, that Phoenix shall not exercise the licenses granted to it in this Section 7.2(c) until the earlier of: (i) the expiration or termination of this Agreement; or (ii) the occurrence of any of the events listed in Section 21.7 of this Agreement; or (iii) the failure to meet its obligations with respect to Vendor Software under Sections 3.6 or 21.10 of this Agreement. Phoenix’s confidentiality obligations with respect to such Vendor Software shall survive and continue to apply to this license. Phoenix also has the right, subject to the execution of reasonable confidentiality agreements with the third party, to sublicense such Vendor Software to a third party to perform services similar to the Services for the benefit of Phoenix, and through Phoenix to Phoenix’s Affiliates, and other End Users in a manner similar to that permitted during the Term of this Agreement. The Parties shall mutually agree on applicable terms for Vendor’s support (including new releases and updates) of such Software after expiration or termination of this Agreement; provided that such terms shall be generally the same as those terms offered by Vendor to any other third party. Phoenix shall not be obligated to purchase support, and Vendor shall not be obligated to provide support, for such Vendor Software if the Parties are unable to agree upon the applicable terms for such support. Vendor’s obligations under this Section 7.2(c) also apply to Vendor Software that is distributed (but not owned) by Vendor, to the extent Vendor has, without payment of additional consideration to a third-party (unless Phoenix agrees to reimburse Vendor for such consideration), the applicable rights.

(d) As of the Effective Date, the Parties do not intend for Vendor to use any Vendor Application Software other than for Vendor’s own internal or administrative use. If during the Term the Parties agree that the scope of the Services should be expanded such that Vendor should use Vendor Application Software, they shall enter into a separate written license agreement governing such use. Absent such separate written license agreement, Phoenix shall have no express or implied right to use Vendor Application Software. Notwithstanding the foregoing in this Section 7.2 (d), if the provision of the Services under a particular Work Order would require a license of Vendor Application Software from Vendor to Phoenix in order for Phoenix to be able to receive and use such Services, such license will be granted by Vendor in the manner reflected in Section 7.5.

7.3 Third-Party Software.

(a) Grant of Rights. With respect to the Third Party Software licensed by Phoenix, subject to the Parties having obtained any Required Consents for such Third Party Software, Phoenix grants to Vendor to the extent necessary for performing the Services, the rights of use of such Software that Phoenix has as of the Effective Date or later obtains with respect to such Software. Vendor shall comply with the duties, including use and non-disclosure restrictions imposed on Phoenix by the licenses for such Third Party Software, and Vendor shall not seek to modify or otherwise revoke the terms of such licenses without Phoenix’s prior written consent. Except as otherwise requested or approved by Phoenix, or with respect to operating system Software that (i) is licensed for use on Equipment that Phoenix does not elect to purchase or assume the lease pursuant to Section 21.10 and (ii) may not be transferred to Phoenix for use on other Equipment, Vendor shall cease all use of such Software upon expiration or termination of this Agreement.

(b) Third Party Applications Software. Unless otherwise specified in a Work Order, Vendor shall not introduce any Third Party Applications Software in providing the Services without Phoenix’s prior written approval, which Phoenix may withhold in its discretion.

(c) Third Party Systems Software Acquired During the Term. With respect to any Third Party Systems Software acquisitions that are made in Vendor’s name, prior to the introduction of such Software, Vendor shall comply with the following:

(i) Vendor shall use Commercially Reasonable Efforts to obtain for Phoenix, Phoenix Affiliates and End Users a perpetual, non-exclusive license to Use such Software at the expiration or termination of this Agreement and at no additional charge to Phoenix (and Vendor shall use Commercially Reasonable Efforts to include in such licenses appropriate source code escrow terms to ensure that Phoenix, Phoenix Affiliates, and End Users can exercise the foregoing license); or

(ii) If Vendor is unable to obtain such license, Vendor shall notify Phoenix of its inability to obtain such a license and of the cost and viability of any other software that can perform the requisite functions and with respect to which Vendor has the ability to obtain such a license. Such notice shall contain the proposed third-party vendor’s then current terms and conditions, if any, for licensing the software to Phoenix in accordance with 7.3(c)(i). With Phoenix’s prior approval, Vendor may introduce such software in providing the Services; provided, however that Vendor may introduce any Third Party Systems Software to be used as Shared Software without approval from Phoenix provided such Shared Software is Commercially Available Software. Moreover, if Vendor desires to introduce Software, the rights to which have been acquired by Vendor as part of an enterprise agreement, then Vendor shall notify Phoenix of the relevant terms of such agreement and, unless such Software is Shared Software, shall obtain Phoenix’s written consent prior to using such Software to provide the Services.

(d) Pass-Through Expenses. With respect to certain Third Party Systems Software that is identified as such in Exhibit C-7 to Schedule C (Charges) to this Agreement, if any, license costs shall be treated as a Pass-Through Expense, and such Third Party Systems Software shall be licensed in the name of Phoenix unless Phoenix expressly designates otherwise.

(e) Exercise of Rights. To the extent Vendor has financial responsibility for licenses for Third Party Systems Software, but such licenses remain in Phoenix’s name, Phoenix shall exercise termination or extension rights thereunder as Vendor, after consultation with Phoenix, reasonably directs with respect to such Software; provided that Vendor shall be responsible for the costs, charges, and fees associated with the exercise of such rights. If Phoenix exercises termination or extension rights thereunder that Vendor does not direct or approve, Phoenix shall be responsible for the costs, charges, and fees associated with the exercise of such rights.

7.4 Rights in Newly Developed Software and Other Materials.

(a) Newly Developed Software.

(i) “Newly Developed Software” shall mean the following Software developed pursuant to this Agreement by Vendor or its employees, agents or contractors or other third parties (alone or jointly with others): (A) newly developed software that is not Developed Phoenix Software or Developed Vendor Software; and (B) modifications to, and enhancements and derivative works of, Third Party Software. As between Phoenix and Vendor, Phoenix shall own all copyright (to the extent permitted by the terms of any governing Third Party Software licenses with respect to item (B) above) in and to Newly Developed Software. To the extent permitted by the terms of any governing Third Party Software licenses with respect to item (B) above, Phoenix hereby grants to Vendor (and its Approved Subcontractors if and to the extent required to provide the Services) a worldwide, fully paid-up, nonexclusive license during the Term to use Newly Developed Software solely to the extent necessary for performing the Services. Vendor shall not be permitted to use Newly Developed Software for the benefit of any entities other than Phoenix, Phoenix’s Affiliates, and other End Users, without the prior written consent of Phoenix, which may be withheld at Phoenix’s sole discretion. Except as otherwise requested or approved by Phoenix, Vendor shall cease all use of Newly Developed Software upon expiration or termination of this Agreement and deliver to Phoenix or destroy any copies in its possession. Except for the Work Order Services in the Applications Development and Maintenance Service Tower and any consulting services which are the subject of Work Orders (with any such Work Orders being executed subsequent to the Amended and Restated Effective Date), the Parties agree that the Statement of Work set out in Schedule A (Statement of Work), as of the Amended and Restated Effective Date, does not include any software development work that would either result in any Newly Developed Software or be subject to the ownership provisions of Section 7.5, and that no such software development work will be undertaken by Vendor pursuant to this Agreement unless, prior to the initiation of such work, a new statement of work (or other separate written agreement) that specifically addresses the Parties’ respective ownership rights in such software is agreed to and executed by an officer of both Parties who is at least as senior as the respective officers executing this Agreement on behalf of the Parties.

(ii) “Developed Vendor Software” shall mean modifications to, and enhancements and derivative works of, Vendor Software developed pursuant to this Agreement. Subject to Section 7.4(a)(i), as between Vendor and Phoenix, Vendor shall own all patent, copyright, trademark, trade secret, transferable moral and other intellectual property rights (collectively, the “Intellectual Property Rights”) in the Developed Vendor Software, subject to the licenses granted to Phoenix under this Agreement. With respect to Developed Vendor Software, Phoenix shall have the license rights granted in, as applicable to Phoenix, Section 7.2(b) with respect to Vendor Software.

(iii) “Developed Phoenix Software” shall mean modifications to, and enhancements and derivative works of, Phoenix Software developed pursuant to this Agreement, but shall not include the base software to which such modifications, enhancements and derivative works are made. As between Vendor and Phoenix, Phoenix shall own all Intellectual Property Rights in the Developed Phoenix Software, subject to the licenses granted to Vendor under this Agreement. With respect to Developed Phoenix Software, Vendor shall have the license rights granted in, as applicable to Phoenix, Section 7.1(a) with respect to Phoenix Software.

(b) Non-Software Materials. Subject to the allocation of rights with respect to business processes and methodologies set forth below, with respect to non-Software literary works or other works of authorship created or generated by Vendor pursuant to this Agreement such as manuals, training materials and other materials containing Vendor’s technical or operational procedures, including the Procedures Manual and the change control procedure referenced in this Agreement (“Non-Software Materials”), the Parties’ rights, including license rights, shall be the same as with respect to Software. With respect to business processes and methodologies generated or created solely by Vendor incidental to providing Services under this Agreement (“Vendor Business Processes”), Vendor shall own all Intellectual Property Rights in such business processes and methodologies, subject to the confidentiality provisions set forth in this Agreement. Phoenix shall have a worldwide, fully paid-up, nonexclusive license during the Term to exercise any Intellectual Property Right with respect to the Vendor Business Processes to the extent necessary for Phoenix to perform work as permitted under this Agreement for the benefit of Phoenix. The Parties may otherwise agree to the allocation of ownership of business processes and methodologies by a written amendment executed pursuant to the change order process.

(c) Works Made for Hire.

(i) Newly Developed Software and Phoenix Non-Software Materials shall be deemed “works made for hire” for Phoenix for purposes of copyright law. If, and to the extent, any of the Newly Developed Software or Phoenix Non-Software Materials are not deemed “works made for hire” by operation of law, Vendor hereby irrevocably assigns, transfers and conveys to Phoenix without further consideration the copyright in such Newly Developed Software or Phoenix Non-Software Materials. Phoenix and its assigns shall have the right to obtain and hold in their own name the copyright in and to such materials. Vendor agrees to (and shall cause its Affiliates, subcontractors and their respective employees to) execute any documents or take any other actions as may reasonably be necessary, or as Phoenix may reasonably request, to perfect Phoenix’s ownership of any copyrights in such Newly Developed Software or Phoenix Non-Software Materials, without additional consideration and regardless of whether during or after the Term.

(ii) Phoenix hereby irrevocably assigns, transfers and conveys to Vendor without further consideration all of its right, title and interest in Developed Vendor Software, Vendor Non-Software Materials, and Vendor Business Processes including all Intellectual Property Rights in such materials, subject to the confidentiality provisions set forth in this Agreement. Vendor and its assigns shall have the right to obtain and hold in their own name all Intellectual Property Rights in and to such materials. Phoenix agrees to (and shall cause its Affiliates, subcontractors and their respective employees to) execute any documents or take any other actions as may reasonably be necessary, or as Vendor may reasonably request, to perfect Vendor’s ownership of any Intellectual Property Rights in such Developed Vendor Software, Vendor Non-Software Materials, and Vendor Business Processes without additional consideration and regardless of whether during or after the Term.

7.5 Services Provided Pursuant to Work Orders

Notwithstanding anything to the contrary set forth in this Agreement, the following terms and conditions in this Section 7.5 shall govern with respect to Vendor’s performance of Work Order Services pursuant to Work Orders. For avoidance of doubt, to the extent there is a conflict between the terms and conditions in this Section 7.5 and the other terms and conditions in Article 7, the terms and conditions in this Section 7.5 shall prevail as it relates to Vendor’s performance of Work Order Services pursuant to Work Orders. Further, for the avoidance of doubt, as of the Amended and Restated Effective Date, the only Services being provided pursuant to a Work Order are those Work Order Services to be provided by Vendor pursuant to the Work Orders in the Applications Development and Maintenance Service Tower and any consulting services which are the subject of Work Orders (with any such Work Orders being executed subsequent to the Amended and Restated Effective Date).

(a) Ownership of Work Product.

(i) (X) Unless otherwise expressly set forth in the applicable Work Order, Phoenix shall own (A) any enhancements performed by Vendor as to any Phoenix Software or, as between Vendor and Phoenix, any Phoenix Third Party Software; (B) the tangible output of any consulting services which Vendor performed under the Work Order; and (C) those items developed or created in the provision of Work Order Services which pertain to Phoenix’s core business; (D) any documentation, technical information and operating instructions related to the items in A, B, C above; and (E) any modifications to, or enhancements and derivative works of, any of the foregoing in items A, B, C, and D above (collectively, the “Work Product”), subject to the license to Vendor reflected below. As used herein, Phoenix’s “core business” shall mean Phoenix’s business as it relates to life insurance, annuities, banking, financial asset management and investment management. Vendor’s core business shall mean Vendor’s business as it relates to computer system implementation, data processing, data communications and computer systems operations, support and maintenance. The Parties agree that, in the course of Vendor’s provision of the Work Order Services, if Vendor creates or develops items which relate to Phoenix’s core business, Phoenix will own that item as Work Product and the Intellectual Property Rights therein. If any such item relates to Vendor’s core business, Vendor will own such items and the Intellectual Property Rights therein, and Phoenix shall have the same license rights with respect to such items as granted in Section 7.5(c) with respect to Vendor Proprietary Materials. In the event the Parties are unable to agree as to which core business the item relates to, the Parties will submit such dispute to the informal dispute resolution process reflected in Article 20 and in the event the matter is not resolved by informal dispute resolution, the matter will be submitted to binding arbitration to be conducted by an independent arbitrator in compliance with Section 20.3. In performing the Work Order Services, some or all of the following items might be developed or created: Newly Developed Software, Non-Software Materials, business methods or processes, programs, systems, processes, data development, modifications and enhancements of systems, computer programs, operating instructions, specifications, technical information, ideas, inventions, drawings, works of authorship, designs, and concepts, documents, data and other information of any kind, including information incorporating, based upon, or derived from the foregoing, and reports and notes prepared by Vendor or any Vendor Personnel (any of the foregoing whether or not completed), together with all modifications, revisions, changes, copies, partial copies, translations, compilations, and derivative works of the foregoing.

(Y) For Work Product to which Phoenix owns the Intellectual Property Rights reflected in item C above (the “Phoenix Core Business Work Product”), subject to the limitation described below, Phoenix hereby grants to Vendor: (a) a non-transferable, non-exclusive, royalty-free, fully paid-up license to use such Phoenix Core Business Work Product during the Term as necessary to provide the Services to Phoenix; and (b) a royalty free, perpetual, non-exclusive, worldwide license to use, make, sell, offer to sell, have used, have made and have sold, such Phoenix Core Business Work Product in the course of Vendor’s business, either internally or for the benefit of others, including other Vendor clients. Notwithstanding the above, Vendor will not use the license to an item of Phoenix Core Business Work Product for the benefit of other Vendor clients for a period of two (2) years following the date such item of Phoenix Core Business Work Product is placed into production for use by Phoenix or, in the ordinary course of business, should have been placed into production by Phoenix (since such Phoenix Core Business Work Product had met applicable testing). If Vendor properly terminates this Agreement pursuant to Section 21.2, this license restriction will terminate and become unenforceable as of the effective date of the termination.

(ii) For the avoidance of doubt, neither Work Product or a Deliverable shall be or include (v) Vendor Software, (w) Developed Vendor Software, (x) Vendor Proprietary Materials, (y) Vendor Third Party Software, or (z) any modifications to, or enhancements and derivative works of, any of the foregoing in this Section 7.5(a)(ii), the Intellectual Property Rights in all of which, as between Phoenix and Vendor, shall continue to be owned by Vendor (although a Deliverable might have such items embedded in the Deliverable in which event Section 7.5(b) or (c) will govern the license to be granted to Phoenix). In the event Phoenix desires to have Vendor develop items beyond those defined as being within Work Product, Phoenix and Vendor shall specify such item(s) in a Work Order as a Deliverable.

(iii) Phoenix shall have all right, title and interest, including worldwide ownership of all Intellectual Property Rights in and to the Work Product and any Deliverable and all copies made from them. To the extent any of the Work Product or a Deliverable is not deemed a “work for hire” by operation of law, Vendor hereby irrevocably assigns, transfers and conveys to Phoenix, and shall cause the Vendor Personnel to assign, transfer and convey to Phoenix, without further consideration, all of its and their right, title and interest in and to such Work Product or Deliverable, including all Intellectual Property Rights in and to such Work Product or Deliverable. Vendor acknowledges, and shall cause the Vendor Personnel to acknowledge, that Phoenix and its successors and permitted assigns shall have the right to obtain and hold in their own name any Intellectual Property Rights in and to such Work Product or Deliverable, unencumbered by any claim by Vendor or any Vendor Personnel. Vendor agrees to execute, and shall cause the Vendor Personnel to execute, any documents as Phoenix may reasonably request to evidence, perfect, maintain and enforce Phoenix’s ownership of any such Work Product or Deliverable, whether during the Term or thereafter. The territorial extent of the rights in the Work Product assigned to Phoenix by Vendor and/or the Vendor Personnel under this Agreement shall extend to all the countries in the world. The assignment of the Intellectual Property Rights in the Work Product or Deliverable by Vendor and/or the Vendor Personnel to Phoenix shall be royalty-free absolute, irrevocable and perpetual. With respect to Work Product or Deliverable, Vendor shall have the license rights granted in, as applicable to Phoenix, Section 7.1(a) with respect to Phoenix Software.

(b) Vendor Software. Each Work Order shall list the Vendor Software and Vendor Third Party Software, if any, that will be incorporated into any Deliverable or that will be necessary to be used by Phoenix or any Phoenix Affiliate in order to access, modify, maintain, enhance or use the Deliverable, each such Work Order to be updated from time to time as needed with the prior approval of the Phoenix Contract Executive. Without Phoenix’s prior written consent, Vendor shall not incorporate into any Deliverable under a Work Order any (i) Third Party Software; or (ii) Vendor Proprietary Materials even if such Third Party Software or Vendor Proprietary Material is generally commercially available. Only for so long as Vendor Software is incorporated into a particular Deliverable or is necessary to be used by Phoenix or any Phoenix Affiliate in order to access, modify, maintain, enhance or use such Deliverable, Vendor hereby grants to Phoenix and Phoenix Affiliates a nonexclusive, fully paid, perpetual and worldwide license to use, execute, reproduce, display, perform, distribute, create derivative works of, and make modifications and improvements to (and authorize others to do any, some or all of the foregoing) any Vendor Software and Vendor Third Party Software that is incorporated into any Deliverables or that is necessary to be used by Phoenix or any Phoenix Affiliate in order to access, modify, maintain, enhance or use the Deliverables (such derivative works, modifications and improvements made by Phoenix or by another party on behalf of Phoenix other than Vendor, (“Phoenix Modifications”) only to the extent necessary for Phoenix and Phoenix Affiliates to have full use of the Deliverables. In no event shall Phoenix commercially exploit the license or the Vendor Software separate and apart from the Deliverable. Phoenix shall own all right, title and interest in and to any Phoenix Modifications, including without limitation all Intellectual Property Rights in and to such Phoenix Modifications. Notwithstanding anything to the contrary herein, the foregoing provisions in this Section 7.5(b) shall not apply to any Third Party Software used by Vendor to provide the Services solely from within its own computing environment, provided that (A) such Third Party Software is not incorporated into any Deliverable; and (B) is not otherwise required by Phoenix or any Phoenix Affiliate to access, modify, maintain, enhance or use the Deliverable under a Work Order. For purposes of this Section 7.5(b), Vendor Software shall include Vendor Developed Software.

(c) Vendor Proprietary Materials. Phoenix acknowledges that Vendor may, subject to the restrictions set forth in Section 7.5(b) above, incorporate into any Deliverables certain pre-existing materials, information, libraries, tools, content, forms or models developed or obtained by Vendor outside and independent of this Agreement and the Services provided thereunder (collectively, the “Vendor Proprietary Materials”). Such Vendor Proprietary Materials, even if incorporated into any Deliverable, shall remain (as between Vendor and Phoenix) the exclusive property of Vendor. Only for so long as Vendor Proprietary Materials are incorporated into a particular Deliverable or are necessary to be used by Phoenix or any Phoenix Affiliate in order to access, modify, maintain, enhance or use such Deliverable, Vendor hereby grants to Phoenix and Phoenix Affiliates a nonexclusive, fully paid, perpetual and worldwide license to (and authorize other parties to do any, some or all of the foregoing, subject to Phoenix entering into a confidentiality agreement with such other parties containing to protect the confidentiality of Phoenix Proprietary Materials that are at least as restrictive as the confidentiality terms set forth in this Agreement) use, execute, reproduce, sublicense, display, perform, distribute, and create Phoenix Modifications to the Vendor Proprietary Materials incorporated into any Deliverables or that is necessary to be used by Phoenix or any Phoenix Affiliate in order to access, modify, maintain, enhance or use the Deliverables only to the extent necessary for Phoenix and Phoenix Affiliates to have full use of the Deliverable. In no event shall Phoenix commercially exploit the license or the Vendor Proprietary Materials separate and apart from the Deliverable

(d) Source Code. All software Deliverables and software Work Product will be provided to Phoenix in source code and object code form together with all programs, objects, components, classes, base-classes, sub-classes, compiler(s), interpreter(s), template(s), tools, libraries and any other software necessary to support the runtime execution of the object oriented software system and all relevant technical specifications and documentation, including, without limitation, flow charts, algorithms and subroutine descriptions, memory and overlay maps and other documentation of the source code, all in sufficient detail to enable a trained programmer through study of such materials to maintain or modify the Deliverables without undue experimentation.

7.6 Services Performed in India.

With respect to any Services performed in India, the Parties agree that, without limitation of any other Phoenix rights or remedies under the Agreement, Vendor acknowledges that, notwithstanding the provisions of Section 19(4) of the Indian Copyright Act, 1957, any assignment to Phoenix of Intellectual Property Rights to Newly Developed Software, Developed Phoenix Software and Work Product in connection with this Agreement shall not lapse nor the right transferred therein revert to Vendor and/or the Vendor Personnel even if Phoenix and the successors and permitted assigns of Phoenix do not exercise the rights under assignment within a period of one (1) year from the date of such assignment. Vendor shall not, and shall ensure that its Vendor Personnel and Affiliates who provide Services do not, take any steps against Phoenix and the successors and permitted assigns of Phoenix under Section 19A of the Copyright Act, 1957. For the avoidance of doubt, the Parties agree that in the event of the commencement of any winding up proceeding by or against Vendor or any Vendor Affiliate under the Indian Companies Act, 1956, Phoenix shall be entitled to retain all of its rights under this Agreement.

7.7 Export.

The Parties acknowledge that certain Software and technical data to be provided under this Agreement and certain transactions under this Agreement may be subject to export controls under the laws and regulations of the United States and other countries. Neither Party shall export or re-export any such items or any direct product thereof or undertake any transaction in violation of any such laws or regulations. Except as set forth in Section 3.13, to the extent within each Party’s respective control, such Party shall be responsible for, and shall coordinate and oversee, compliance with such export laws in respect of such items exported or imported under this Agreement.

8. PHOENIX OFFICE SPACE

8.1 Phoenix Obligations.

(a) Subject to Section 8.2(a), below, Phoenix shall provide to Vendor the office space reasonably needed and comparable to similarly situated employees of Phoenix to accommodate Vendor Personnel who are onsite at the Phoenix Locations (the “Phoenix Office Space”), as the same may be changed by Phoenix from time to time throughout the Term. As of the Effective Date, the Parties contemplate that approximately fifty (50) Vendor Personnel will initially be situated onsite at Phoenix Locations. With respect to such Phoenix Office Space, except as otherwise provided in this Article 8, Vendor shall have the same privileges regarding use thereof (such as heating, lights, air conditioning (‘HVAC’) systems, use of cafeteria, etc. (excluding parking privileges)) as do any other tenants of Phoenix. Furthermore, for those Vendor employees who are performing Services or any portion of the Services from Phoenix Office Space, such Vendor employees shall be free to use and consume, at no cost to Vendor, a reasonable amount of office supplies (such as pencils, pens, pads, copy machines and facsimile machines) that are ordinarily furnished by Phoenix to its personnel, and in accordance with the same policies and procedures regarding the use of office supplies and services as are applicable to similarly-situated Phoenix employees, as such policies and procedures may be modified from time to time. Vendor shall be responsible for providing all other facilities required to perform the Services, including data center and print and fulfillment facilities at the Phoenix Office Space or such other mutually acceptable location(s).

(b) Phoenix shall retain the costs of applicable facilities leases and related leasehold improvements with respect to the Phoenix Office Space to the extent required by the applicable facilities leases and related documents.

(c) The Phoenix Office Space shall be made available to Vendor on an “AS IS” basis, with no warranties whatsoever.

(d) Phoenix shall inform Vendor of any plans or determination to relocate the Phoenix Office Space so that Vendor shall have a reasonable amount of time to prepare for and implement such change or relocation as it impacts Vendor. If Phoenix Office Space is relocated thirty (30) miles or less from its current location, Vendor shall be responsible for all costs and expenses in connection with relocating Vendor Personnel. If Phoenix Office Space is relocated more than thirty (30) miles from its current location, Phoenix shall reimburse Vendor for Vendor’s one time Out-of-Pocket Expenses incurred in connection with such relocation, including those in connection with relocating Vendor Personnel, that Vendor can demonstrate to Phoenix’s reasonable satisfaction.

8.2 Vendor Obligations within Phoenix Office Space.

(a) Vendor shall use the Phoenix Office Space for the sole and exclusive purpose of providing the Services, unless in its sole discretion Phoenix approves another use. Notwithstanding the foregoing, Vendor may perform limited back office work at Phoenix Office Space that is incidental to the provision of the Services, such as human resources matters pertaining to in-scope Vendor employees. The use of Phoenix Office Space by Vendor shall not constitute a leasehold, a usufruct, or other property interest in favor of Vendor. Notwithstanding any provision in this Agreement to the contrary, in no event may Vendor file a notice of lease or comparable instrument on the applicable land records and any such filing shall be automatically deemed to be null and void.

(b) Vendor shall use the Phoenix Office Space in an efficient manner and in a manner that is coordinated, and does not interfere, with Phoenix’s other business operations. To the extent that Vendor operates the space in a manner that unnecessarily or unreasonably increases facility or other costs incurred by Phoenix, Phoenix reserves the right to deduct such costs pursuant to Section 14.7 of this Agreement.

(c) Vendor shall be responsible for any damage to the Phoenix Office Space resulting from the abuse, misuse, neglect, or negligence of Vendor or other failure to comply with the obligations respecting the Phoenix Office Space.

(d) Vendor shall keep the Phoenix Office Space in good order, not commit or permit waste or damage to Phoenix Office Space or use Phoenix Office Space for any unlawful purpose or act, and shall comply with Phoenix’s standard policies and procedures and with applicable leases regarding access to and use of the Phoenix Office Space, including procedures for the physical security of the Phoenix Office Space.

(e) Subject to compliance with Vendor’s reasonable security requirements and reasonable advance notice (where practical given the nature of access required), Vendor shall permit Phoenix and its agents and representatives to enter into those portions of the Phoenix Office Space occupied by Vendor staff at any time to (i) inspect the premises; (ii) show the premises; and (iii) perform facilities-related services.

(f) Vendor shall not make improvements or changes involving structural, mechanical or electrical alterations to the Phoenix Office Space without Phoenix’s prior written approval. At Phoenix’s option, any improvements or fixtures to the Phoenix Office Space shall become the property of Phoenix. If Phoenix does not elect to take title thereto Vendor shall remove the same at the end of the use of the Phoenix Office Space and shall repair any damage caused by such removal.

(g) When the Phoenix Office Space is no longer required for performance of the Services, Vendor shall return them to Phoenix in substantially the same condition as when Vendor began use of them, subject to reasonable wear and tear.

9. SERVICE LEVELS

9.1 General.

Vendor shall perform the Services at least at the same level and with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and efficiency as was provided prior to the Effective Date or Work Order Effective Date, as applicable, by or for Phoenix (as reflected in documentation provided to Vendor), and, notwithstanding the foregoing, in accordance with the quantitative performance standards for certain of the Services (the “Service Levels”) set forth in Schedule B (Service Levels). At all times Vendor’s level of performance shall be at least equal to specific Service Levels identified in this Agreement, as such Service Levels are modified during the Term, and to levels achieved by well-managed operations performing services similar to the Services. In the event there is a conflict between specific Service Levels identified in this Agreement and service levels achieved by well-managed operations, the Service Levels identified in this Agreement shall control and govern.

9.2 Failure to Perform.

If Vendor fails to meet any Service Level, Vendor shall promptly (taking into consideration the severity of the failure): (a) investigate, assemble and preserve pertinent information with respect to, and report on the causes of, the problem causing the Service Level failure, including performing a root cause analysis of the problem; (b) advise Phoenix, as and to the extent requested by Phoenix, of the status of remedial efforts being undertaken with respect to such problem; (c) minimize the impact of and correct such problem and begin meeting the Service Level; and (d) take appropriate preventive measures so that such problem does not recur. Vendor shall correct any such failure, whether or not material, as soon as possible after Vendor becomes aware of such failure; provided, however, that, in the event the root cause analysis reflects that Vendor was not at fault in failing to meet the Service Level or if such failure is due to an exception to Service Level performance, Vendor will not be responsible or obligated to perform the activities reflected in (b), (c) or (d) above, but will do so if requested, in advance and in writing, by Phoenix and in such event Phoenix shall reimburse Vendor for any costs or expenses incurred by Vendor for any correction of such failure as reflected in the preceding portion of this sentence. In addition, Vendor shall be excused from the compliance of applicable Service Levels and the payment or credit of any Service Level Credits to the extent such performance is excused under Section 3.4 of Schedule B (Service Levels).

9.3 Critical Service Levels and Service Level Credits.

Vendor recognizes that its failure to meet those Service Levels identified in Exhibit B-3 to Schedule B (Service Levels) as critical Service Levels (“Critical Service Levels”) may have a material adverse impact on the business and operations of Phoenix and that the damage from Vendor’s failure to meet a Critical Service Level is not susceptible to precise determination. Accordingly, if Vendor fails to meet Critical Service Levels for reasons other than circumstances that constitute a Force Majeure

Event or events that excuse Vendor’s performance under Section 3.4(b) of Schedule B (Service Levels), then in addition to any non-monetary remedies available to Phoenix under this Agreement, at law or in equity, Phoenix may elect, in lieu of pursuing other monetary remedies, to recover as its sole and exclusive monetary remedy for the failure to meet Critical Service Levels, as liquidated damages and not as a penalty for such failure to met Critical Service Levels, the service level credits calculated as specified in Section 4.2 of Schedule B (Service Levels) (the “Service Level Credits”). Vendor shall include any such Service Level Credits elected by Phoenix in the next monthly invoice or pay such Service Level Credits to Phoenix upon its request; provided, however, that, notwithstanding the preceding, no Service Level Credits or any other financial remedy shall be due or paid until the time a root cause analysis has been completed and such root cause analysis reflects that Vendor was at fault in meeting such Critical Service Level. The methodology for calculating such Service Level Credits is set forth in Section 4.2 of Schedule B (Service Levels). This Section shall not limit Phoenix’s rights with respect to the events upon which Phoenix may rely as a basis for Phoenix’s termination of this Agreement for cause, which are in addition to, and not a substitution for, such provisions.

9.4 Priority of Recovery Following Interruption of Services.

Vendor shall give the recovery of its capabilities to perform the Services and the resumption of its actual performance of the Services the same or greater priority it gives to recovering its capabilities to perform services and resuming its performance of those services for any other similarly situated customer of Vendor (and Vendor’s own operations).

9.5 User Satisfaction.

Vendor and Phoenix shall conduct a survey at agreed-to intervals (not less than annually) of an agreed upon percentage of the Phoenix user community. The surveys shall be designed to determine the level of user satisfaction and areas where user satisfaction can be improved. Such surveys shall include representative samples of each major category of user within Phoenix and an agreed upon number of in-depth face-to-face or telephone interviews. Vendor and Phoenix shall mutually agree on the form and content of the surveys, which shall be no less thorough than Vendor’s customary user satisfaction program. The Parties shall jointly review the results of the surveys, and Vendor shall develop and implement a plan to improve user satisfaction in areas where user satisfaction is low. Phoenix’s satisfaction shall be an element of Vendor employees’ personal measurements and a key factor in determining business unit success. Surveys conducted under this Section 9.5 will be pursuant to this Section as well as Section 8.10(c) of Schedule A (Statement of Work).

9.6 Periodic Reviews.

Without limitation of Section 5 of Schedule B (Service Levels), every six months (or as otherwise mutually agreed by the Parties) starting twelve (12) months after the Effective Date, Phoenix and Vendor shall review the Service Levels and shall make adjustments to them as appropriate to reflect improved performance capabilities associated with advances in technology, processes and methods. During such reviews, Vendor shall work with Phoenix to identify possible cost/service level tradeoffs (but any resulting changes in the Service Levels shall be implemented only if approved by Phoenix in its sole discretion). The Parties expect and understand that the Service Levels shall be improved over time. As new technologies and processes are introduced, the Parties shall establish additional Service Levels reflecting industry best practices for those technologies and processes.

9.7 Measurement and Reporting.

As described more fully in Schedule B (Service Levels), Vendor shall utilize the necessary measurement and monitoring tools and procedures required to measure and report Vendor’s performance of the Services against the applicable Service Levels. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Service Levels, and shall be subject to audit by Phoenix. Vendor shall provide Phoenix with information and access to such tools and procedures upon request, for purposes of verification, project and contract management.

10. PROJECT AND CONTRACT MANAGEMENT

10.1 Steering Committee.

The Parties shall form a steering committee to facilitate communications between them (the “Steering Committee”). The Steering Committee shall be initially composed of (i) the Vendor Accounts Executive, and (ii) the Phoenix Contract Executive, Phoenix’s Chief Information Officer, and Phoenix’s Chief Financial Officer. Phoenix has the right to change the composition of Phoenix’s portion of the Steering Committee upon providing notice to Vendor.

10.2 Reports.

(a) Prior to an applicable Service Tower Commencement Date or Work Order Commencement Date, as applicable, the Parties shall determine an appropriate set of periodic reports to be issued by Vendor to Phoenix with respect to such Service Tower or Work Order, as applicable. For reports that relate to Services provided across multiple Service Towers, such reports shall be established prior to the first Service Tower Commencement Date in which such Services shall be provided. Such reports shall (i) be no less comprehensive than the internal reporting of Phoenix prior to the Effective Date or Work Order Effective Date, as applicable; and (ii) be issued at the frequency reasonably requested by Phoenix. An initial list of all such reports (including a description of the frequency of such reports) is set forth in Schedule R (Monthly Reports). Vendor shall provide Phoenix with suggested formats for such reports for Phoenix’s review and approval.

(b) Vendor’s reports shall include, at a minimum, (i) daily and real-time reports consistent with Phoenix’s practice prior to the applicable Service Tower Commencement Date or Work Order Commencement Date, as applicable; and (ii) a monthly performance report, which shall be delivered to Phoenix within ten (10) Business Days after the end of each month, describing Vendor’s performance of the Services in such month (the “Monthly Performance Report”).

(c) Vendor shall enable Phoenix to (i) access reports (both management and operational reports) online; (ii) access supporting information for reports; and (iii) manipulate such reports and supporting information and generate new reports.

10.3 Meetings.

(a) Within ninety (90) days after the Effective Date, the Parties shall determine an appropriate set of meetings to be held between representatives of Phoenix and Vendor. Vendor shall prepare and circulate an agenda sufficiently in advance of each such meeting to give participants an opportunity to prepare for the meeting. Vendor shall incorporate into such agenda items that Phoenix desires to discuss. At Phoenix’s request, Vendor shall prepare and circulate minutes promptly after a meeting, although Phoenix shall not be bound thereto and shall be under no obligation to correct or object to any errors therein.

(b) Initially such meetings shall, at a minimum, include the following:

(i) a weekly meeting of the Phoenix Contract Executive and the Vendor Account Executive to discuss day-to-day operations and such other matters as appropriate;

(ii) a monthly meeting among operational personnel representing Phoenix and Vendor to discuss the Monthly Performance Report, daily performance, planned or anticipated activities and changes that might adversely affect performance, and otherwise to address, review and discuss matters specific to Phoenix;

(iii) a quarterly management meeting of the Steering Committee to review the reports for the quarter (including the Monthly Performance Reports), review Vendor’s overall performance under this Agreement, review progress on the resolution of issues, provide a strategic outlook for Phoenix’s IT requirements, and discuss such other matters as appropriate;

(iv) a semi-annual senior management meeting by the Parties to review relevant contract and performance issues; and

(v) such other meetings between Phoenix representatives and Vendor Personnel reasonably requested by either Party as necessary to address performance of the Services.

10.4 Procedures Manual.

(a) The “Procedures Manual” shall describe the method that Vendor shall use to perform and deliver the Services under this Agreement, the Equipment and Software being used, and the documentation (e.g., operations manuals, user guides, specifications) which provide further details of such activities. The Procedures Manual shall also describe the activities Vendor proposes to undertake in order to provide the Services, including those direction, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken to provide services of the type Vendor is to provide under this Agreement. The Procedures Manual also shall include descriptions of the acceptance testing and quality assurance procedures approved by Phoenix, Vendor’s problem management and escalation procedures, and the other standards and procedures of Vendor pertinent to Phoenix’s interaction with Vendor in obtaining the Services. The Procedures Manual, available for access by Phoenix on-line as well as in hard copy, shall be suitable for use by Phoenix to understand the Services.

(b) On each Service Tower Commencement Date, Vendor will provide an outline of the Procedure Manual applicable to that Service Tower. Within sixty (60) days after such Service Tower Commencement Date, Vendor shall deliver a draft Procedures Manual with respect to such Service Tower to Phoenix for Phoenix’s comments and review. Vendor shall incorporate comments or suggestions of Phoenix and shall finalize the Procedures Manual thirty (30) days after receiving Phoenix’s comments. The final Procedures Manual shall be subject to the approval of Phoenix. Vendor shall periodically, but no less than quarterly, update the Procedures Manual to reflect changes in the operations or procedures described therein. Without limiting the foregoing sentence, Vendor shall provide such an update to the Procedures Manual following the completion of Transformation and deliver such updated Procedures Manual to Phoenix within thirty (30) days of such completion. Updates of the Procedures Manual shall be provided to Phoenix for review, comment and approval. Vendor shall perform the Services in accordance with the Procedures Manual. The Procedures Manual shall not be used to amend this Agreement. In the event of a conflict between the provisions of this Agreement and the Procedures Manual, the provisions of this Agreement shall control. Until the Parties agree upon a Procedures Manual pursuant to this Section 10.4, Vendor will follow the Phoenix procedures which were in effect on the applicable Service Tower Commencement Date and which are made known to EDS prior to the applicable Service Tower Commencement Date.

10.5 Change Control.

(a) Technical Change Control.

(i) At all times Phoenix shall be responsible for establishing Phoenix’s IT architecture, standards and strategic direction; provided however, Vendor shall actively participate in and provide subject mater expertise to Phoenix as it establishes such IT architecture, standards and strategic direction. In performing the Services, Vendor shall conform with and shall support such architecture, standards and strategic direction in accordance with the technical change control procedures set forth in this Section 10.5.

(ii) Vendor shall be responsible for all changes to Phoenix’s IT environment pertaining to the Services, including changes to programs, manual procedures, job control language statements, distribution parameters and schedules. Vendor shall comply with the following change control requirements:

(A) Prior to using any new Systems Software or new Equipment to provide the Services, Vendor shall have verified that the item is (1) consistent with the IT architecture, standards and strategic direction specified by Phoenix, (2) has been properly installed, is operating in accordance with its specifications, (3) is performing its intended functions in a reliable manner, and (4) has been thoroughly tested and been proven to inter-operate with and within Phoenix’s then-existing IT infrastructure environment.

(B) Vendor may make temporary changes required by an emergency if it has been unable to contact an appropriate Phoenix manager to obtain such approval after making Commercially Reasonable Efforts. Vendor shall document and promptly report such emergency changes to Phoenix, which changes shall then be subject to Phoenix’s approval.

(C) Vendor shall not make the following changes, including implementing a change in technology, without first obtaining Phoenix’s approval, which such approval Phoenix may withhold in its discretion:

(1) a change adversely affecting the function or performance of, or decreasing to any significant degree the resource efficiency of, the Services;

(2) a change increasing Phoenix’s Charges under this Agreement or other costs or fees of Phoenix;

(3) a change inconsistent with the IT architecture, standards or strategic direction specified by Phoenix; or

(4) a change impacting the way in which Phoenix conducts its business or operations which impact Phoenix considers to be adverse.

(D) Vendor shall move programs from development and test environments to production environments in a controlled and documented manner, so that no changes are introduced into the programs during such activity, and with the full capability of restoring to the prior state until the programs have been established as fully operational.

(iii) Beginning on the Effective Date, the Parties shall use the “Technical Change Control Procedure” attached as Schedule U-1 (Technical Change Control Procedure). Within sixty (60) days after the Service Tower Commencement Date for the Help Desk, which the Parties anticipate will occur on November 1, 2004, Vendor shall propose a more detailed Technical Change Control Procedure detailing how Vendor will comply with the requirements set forth in this Section 10.5 and otherwise control changes to Phoenix’s IT environment pertaining to the Services throughout the Term. Vendor shall incorporate comments or suggestions of Phoenix and shall finalize the Technical Change Control Procedure thirty (30) days after receiving Phoenix’s comments. Once approved by Phoenix, the final Technical Change Control Procedure shall replace the initial Technical Change Control Procedure attached as Schedule U-1 (Technical Change Control Procedure) and thereafter the

Parties shall implement and comply with such revised procedure. The Parties acknowledge that they have completed the final Technical Change Control Procedure, the current (as of the Amended and Restated Effective Date) version of which is attached as Schedule U-1. The Technical Change Control Procedure shall not be used to amend this Agreement; however, it may be used to identify the need for the Parties to amend this Agreement. In the event of a conflict between the provisions of this Agreement and the Technical Change Control Procedure, the provisions of this Agreement shall control.

(iv) Phoenix shall have the right to approve in advance any action or decision of Vendor affecting the provision of Services, including Equipment, Software, and systems configuration, that may have an adverse effect on Phoenix’s use of the Services. Adverse effect on Phoenix’s cost or Service Levels is acknowledged to be a reasonable basis for disapproval. Phoenix shall have the right to set priorities in scheduling work. If, in accordance with the Procedures Manual, Phoenix requests a change in priorities, Vendor shall accommodate the change without negatively impacting the Service Levels; if the Service Levels shall be impacted, Vendor shall notify of the anticipated impact and the Parties shall agree on the approach to be taken.

(b) Contractual Change Control. In addition to the Technical Change Control Procedure, the Parties shall also implement a change control process for documenting and mutually agreeing to changes to this Agreement that are intended to be minor modifications to this Agreement. To institute and implement such a contract change control process (the “Contractual Change Control Procedure”), the Parties shall use that procedure reflected in Schedule U-2 (Contractual Change Control Procedure). Any modifications to this Agreement made pursuant to the Contractual Change Control Procedure shall (i) be by mutual agreement of the Parties, (ii) require appropriate executions by the Parties to evidence such agreement, and (iii) be deemed amendments to this Agreement.

(c) In determining whether the Charges should be adjusted as a result of a change implemented pursuant to this Section 10.5, the Parties shall be guided by the following principles:

(i) To the extent and for so long as such a change does not increase the scope of the Services or can be performed in accordance with the Service Levels without an increase in the resources then being utilized by Vendor therefor, there will be no adjustment to the Charges.

(ii) In the event such a change increases the scope of the Services and such increase cannot reasonably be accommodated without a change in priorities or an increase in the resources then being utilized by Vendor for the performance of the Services (and Phoenix so requests), Vendor and Phoenix will work together to adjust the Service Levels and priorities with respect to other Services being performed by Vendor so as to permit such change to be implemented without an increase in Vendor’s Charges.

(iii) If such a change cannot be implemented without an increase in the Charges, and Phoenix agrees to implement the change, then, if such change can be reasonably performed on a time and material basis, the increase in Charges shall be calculated using the applicable T&M Rates set forth in Exhibit C-5 to Schedule C (Charges). If such work cannot be reasonably performed on a time and material basis, then the change shall be implemented at a price to be mutually agreed to by the Parties in writing.

(iv) To the extent that such a change causes a reduction in the scope of the Services or priority of the Services that does not also cause a reduction in the Vendor resources then being utilized therefor, there will be no adjustment to the Charges.

(v) If such a change decreases the scope of the Services, the Charges will be equitably adjusted by mutual agreement of the Parties.

(d) Authorization of Certain Changes and Charges. Notwithstanding anything to the contrary contained herein, including this Section 10.5, no change that would result in an increase to Phoenix’s Charges under this Agreement or to other costs or fees of Phoenix shall be implemented unless it has been approved, in advance and in writing, by an authorized agent of Phoenix in accordance with Phoenix’s then-current authorization policies.

10.6 Subcontracting.

(a) Except as and to the extent Phoenix may agree otherwise in writing, Vendor may subcontract its obligations under this Agreement only in accordance with the following:

(i) Vendor may not delegate or subcontract any of its responsibilities under this Agreement (excluding to Affiliates) without prior written approval of Phoenix, which Phoenix may withhold in its sole discretion. Prior to entering into a subcontract with a third party, Vendor shall give Phoenix reasonable prior written notice specifying the components of the Services affected, the scope of the proposed subcontract, and the identity and qualifications of the proposed subcontractor. At Phoenix’s request, Vendor shall forward to Phoenix a description of the material terms (other than financial) of the subcontract or proposed subcontract. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, Vendor may, in the ordinary course of business, subcontract for third party services or products (1) that are not dedicated to Phoenix or that are not material to a particular function constituting a part of the Services, and (2) that do not result in a material change in the way Vendor conducts its business, provided such subcontract does not adversely affect Phoenix, whether in performance of or Charges for the Services or otherwise. Without limitation of the provisions set forth in Section 5.3, if Phoenix expresses concerns to Vendor about a subcontract covered by this Section 10.6(a)(i), Vendor shall discuss such concerns with Phoenix and work in good faith to resolve Phoenix’s concerns on a mutually acceptable basis.

(ii) Phoenix may request that Vendor use a particular subcontractor in certain limited circumstances in which case Vendor will use such proposed subcontractor unless Vendor determines in good faith that the use of such subcontractor would impair Vendor’s ability to satisfy the Service Levels or such use would cause a Vendor to breach an agreement.

(iii) Phoenix shall have the right to revoke its prior approval of a subcontractor and direct Vendor to replace such subcontractor if the subcontractor’s performance is materially deficient, good faith doubts exist concerning the subcontractor’s ability to render future performance because of changes in the subcontractor’s ownership, management, financial condition, or otherwise, or there have been material misrepresentations by or concerning the subcontractor, or a subcontractor which at the time approved is a majority owned Affiliate of Vendor ceases to be such an Affiliate.

(b) Vendor shall remain responsible for obligations, services and functions performed by subcontractors to the same extent as if such obligations, services, and functions were performed by Vendor employees (including requiring subcontractors to adhere to the standards applicable to Vendor and the policies and procedures then in effect, whether promulgated by Phoenix or Vendor) and for purposes of this Agreement such work shall be deemed work performed by Vendor. Vendor shall be Phoenix’s sole point of contact regarding the Services, including with respect to payment.

(c) Vendor shall not disclose Phoenix Confidential Information to a subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of Vendor under this Agreement, and then only on a need-to-know basis.

(d) To the extent subcontractors, agents, representatives, and other entities perform, or otherwise provide support to Vendor related to the Services, Vendor shall cause such entities to comply with the obligations and restrictions associated with the services, functions, and responsibilities performed by such subcontractors, agents, representatives, and other entities that are applicable to Vendor under this Agreement (except in the case of a subcontract assigned to Vendor by Phoenix to the extent Vendor’s ability to do so is limited by the terms of the applicable subcontract). In addition, Vendor shall include in its subcontracts, as flowdown provisions, provisions substantially similar to the provisions of this Agreement relating to: compliance with Applicable Laws; audit; confidentiality, security and intellectual property rights of Phoenix; and each other provision which is necessary to assure that Vendor will fulfill its obligations under this Agreement.

10.7 Technology Planning and Budgeting.

(a) Technology Plan. The Parties shall annually jointly prepare a technology plan in accordance with the provisions of this Section and subject to the first sentence of Section 10.5(a) (the “Technology Plan”). The Technology Plan shall address the IT requirements of Phoenix’s activities and future opportunities to enhance delivery of Services and to reduce the costs of the Services through introduction of tools, procedures and other improvements into Phoenix’s IT environment (“Enhancement Activities”). Each Technology Plan after the first shall review and assess the immediately preceding Technology Plan. The Technology Plan shall consist of a three-year plan and an annual implementation plan as described below.

(b) Targeted Cost Savings. Within ninety (90) days of the Effective Date, the parties shall meet with the intention of developing a plan to identify targeted cost saving opportunities for a selected Service Tower. The resulting plan shall outline the activities to undertaken in order for Phoenix to realize the anticipated cost savings if Phoenix chooses to pursue such opportunity. In each subsequent Contract Year, the parties will undertake a similar process for another Service Tower (one Service Tower per Contract Year).

(c) Three-Year Plan. The Technology Plan shall include a comprehensive assessment and strategic analysis of Phoenix’s then-current IT systems and services including the Phoenix Standards and an assessment of the appropriate direction for such systems and services for the next three (3) years in light of Phoenix’s business priorities and strategies and competitive market forces (to the extent such business information is provided by Phoenix to Vendor). The Technology Plan shall include:

(i) a specific identification of proposed software and hardware strategies and direction;

(ii) a cost/benefit analysis of any proposed changes;

(iii) a general plan and a projected time schedule for developing and achieving the recommended elements;

(iv) the resulting impact on Phoenix information technology costs;

(v) a description of the types of personnel skills and abilities needed to respond to any recommended changes or upgrades in technology;

(vi) the changes, if any, in the personnel and other resources required to operate and support the changed environment;

(vii) the expected performance, quality, responsiveness, efficiency, reliability, security risks and other service levels to be achieved based on the recommended strategies and directions; and

(viii) Any Enhancement Activities generally known within the information technology industry at the time of the particular Technology Plan which could be implemented into the Services on a long-term basis (i.e., during the term of the three-year Technology Plan) and an initial high-level benefits analysis with regard to such Enhancement Activities and the implementation of same.

(d) Annual Implementation Plan. As necessary to support the overall objectives and directions of the three-year plan, the annual implementation plan shall include information services requirements, plans, projects (which may include Projects) for the upcoming year, including details on operations, maintenance backlog and development activities. The annual implementation plan shall include a summary review of Vendor’s performance of the Services in the year then concluding, and shall provide updates and revisions of the three-year plan as appropriate. The annual implementation plan will also include any Enhancement Activities generally known within the information technology industry at the time of the particular annual technology plan which could be implemented into the Services on a short-term basis (i.e., during the term of the annual technology plan) and an initial benefits analysis with regard to such Enhancement Activities and the implementation of same. An annual implementation plan shall be prepared for each year of the Agreement. As part of the process for preparing the annual implementation plan, the Parties shall review the overall operation of the Agreement with regard to a determination of whether the Services are meeting Phoenix’s strategic IT requirements.

(e) Drafting Responsibility. Vendor shall submit to Phoenix a draft of the Technology Plan for Phoenix’s review and approval, which draft shall have been developed with input from key business users of Phoenix. Vendor shall submit the final Technology Plan to Phoenix within thirty (30) days of receiving Phoenix’s comments. The draft of the Technology Plan for the first year shall be provided within three (3) months of the final Service Tower Commencement Date.

(f) Technology Plan Timing and Update. The schedule for developing and delivering each Technology Plan shall be coordinated to support Phoenix’s annual business planning cycle and the semi-annual senior management meeting described in Section 10.3(b)(iv). The Technology Plan shall be updated during the year as necessary to reflect changes in the business of Phoenix that materially impact the validity of the then-existing Technology Plan. Vendor shall recommend modifications to the Technology Plan as it deems appropriate, and shall revise the Technology Plan as requested or approved by Phoenix.

10.8 Quality Assurance and Improvement Programs.

As part of its total quality management process, Vendor shall provide continuous quality assurance and quality improvement through: (i) the identification and application of proven techniques and tools from other installations within its operations (i.e., “Best Practices”) that would benefit Phoenix either operationally or financially or ensure continued compliance with Applicable Laws; and (ii) the implementation of concrete programs, practices and measures designed to improve Service Levels. Such procedures shall include checkpoint reviews, testing, acceptance, and other procedures for Phoenix to confirm the quality of Vendor’s performance, and shall be included in the Procedures Manual. Vendor shall utilize project management tools, including productivity aids and project management systems, as appropriate in performing the Services.

10.9 Coordination of Additional Marketing to Phoenix.

Subject to Sections 23.12 and 23.13, Vendor shall coordinate all marketing efforts for expansion of the Services and for New Services to Phoenix and its Affiliates with, and comply with the rules of engagement provided from time to time by, the Phoenix Contract Executive.

10.10 Releases Void.

Except where the Parties are otherwise expressly required in this Agreement to execute any agreements or consents and only to the extent and in those situations so expressly reflected, if Phoenix’s personnel are required to execute any releases, waivers, confidentiality agreements, or similar forms to obtain access to Vendor’s or its subcontractors premises they shall be void and shall not be pleaded or introduced in any action. This Section shall not apply to confidentiality and industrial security forms required to access any Vendor premises that are used by Vendor to provide services to governmental entities. Notwithstanding the foregoing, each Party shall be responsible for complying with the confidentiality obligations provided in this Agreement.

11. AUDITS, RECORD RETENTION

11.1 Financial Reporting.

Vendor has obtained for Phoenix a guarantee from Vendor’s parent company, Hewlett Packard Company, as to Vendor’s performance under this Agreement.

11.2 Audit Rights.

(a) Vendor shall maintain a complete audit trail of all financial transactions and customary records of non-financial transactions resulting from this Agreement. Vendor shall provide to Phoenix and Phoenix’s Affiliates and its and their auditors (including internal audit staff and external auditors), inspectors, regulators and other representatives as Phoenix may from time to time designate in writing, access at all reasonable times (and in the case of regulators at any time required by such regulators), and upon reasonable notice, to any facility or part of a facility at which either Vendor or any of its subcontractors is providing any portion of the Services, to Vendor Personnel, and to data and records relating to the Services excluding: (x) attorney-client privileged information; (y) internal audits (provided that Vendor shall provide summaries of such audits that are prepared by the person that produced the original audit report); and (z) cost data (other than where cost is the basis for determining Phoenix’s charges) for the purpose of performing audits and inspections of either Vendor or any of its subcontractors during the Term and for the period Vendor is required to maintain records hereunder to:

(i) verify the accuracy of Charges and invoices, and the inventory of Phoenix supplies and other Phoenix assets, if any;

(ii) verify the integrity of Phoenix Data and examine the systems that process, store, support and transmit that data;

(iii) verify that Vendor and Phoenix are in compliance with Applicable Laws; and

(iv) examine Vendor’s performance of the Services and conformance to the terms of this Agreement including, to the extent applicable to the Services and to the Charges therefore, performing audits:

(A) of practices and procedures;

(B) of systems, Equipment and Software;

(C) of supporting information and calculations regarding compliance with Service Levels;

(D) of general controls and security practices and procedures;

(E) of disaster recovery and back-up procedures

(F) of the efficiency of Vendor in performing the Services (but only to the extent affecting Charges for, or timing of, Services); and

(G) as necessary to enable Phoenix to meet, or to confirm that Vendor is meeting, applicable regulatory and other legal requirements.

(b) If, as required by Section 10.6(d), Vendor is unable to include such provisions in a subcontract, Vendor shall disclose such inability in connection with obtaining Phoenix’s consent to use such subcontractor. Without limiting the generality of the foregoing, the audit rights with respect to subcontracts assigned by Phoenix to Vendor shall be as set forth in such subcontracts.

In addition but subject to the procedures described in (a) above, Vendor shall provide information sufficient to allow Phoenix or a designated third party to ensure that current server packs, patches and firmware are in place. Vendor will also permit Phoenix or its Affiliates (or its and their auditors) to perform any of the following as requested by Phoenix:

•	a review of information security policy documents;

•	security policies and procedures review;

•	physical security controls;

•	external network penetration attempts;

•	application penetration attempts;

•	vulnerability assessment;

•	internal penetration attempts;

•	attempts to gain access through social engineering techniques;

•	a complete report of attacks and tools used, findings, and recommendations;

•	a follow-up review to confirm that recommendations were implemented; and

•	a determination of whether controls testing was performed on each technology control to be relied upon in production processing—including physical access.

(c) Vendor and Phoenix shall meet and review each audit report promptly after its issuance, and, as part of such meeting, Vendor shall provide responses to Phoenix on the issues in such audit report. Vendor shall provide to Phoenix’s auditors, inspectors, regulators, and representatives the assistance they require, including installing and operating audit software. Vendor shall notify Phoenix if the installation of any audit software would materially and adversely affect Vendor’s ability to meet the Service Levels. After receiving such notice, Phoenix shall either alter its request or temporarily waive the Service Levels that would be adversely affected. Vendor shall cooperate fully with Phoenix and its designees in connection with audit functions and with regard to examinations by regulatory authorities. Phoenix shall require that its auditors and other representatives comply with Vendor’s reasonable security requirements.

(d) If a pre-existing or new agreement between Phoenix and any of its customers provides such customers the right to audit Phoenix’s operations, the audit rights hereunder shall be extended to such customer to the extent relevant to such customer’s agreement with Phoenix; provided that Phoenix shall at all times be responsible for such auditors as if they were Phoenix personnel and for coordinating any such audits.

(e) With respect to any change management or benchmarking adjustment proposed by Vendor, or any proposed adjustment offered by Vendor in connection with an Extraordinary Event, New Service or Phoenix’s withdrawal of Services under Section 3.6(b) (each, an “Adjustment”), if Phoenix disputes such Adjustment, in addition to any other rights that Phoenix has under this Agreement, Phoenix may retain an independent third party (which may include Phoenix’s auditors or Deloitte & Touche, notwithstanding their other relationships with Phoenix) to audit Vendor’s or any of its subcontractor’s costs (only to the extent cost is the basis for determining Phoenix’s Charges) associated with such Adjustment; provided (i) such independent third party shall execute a nondisclosure agreement with both Parties containing confidentiality and nondisclosure terms substantially similar to those set forth in this Agreement, and (ii) such independent third party may not disclose Vendor’s or any of its subcontractor’s cost data (only to the extent such third party had the right to include cost data, as indicated above) associated with such Adjustment to Phoenix, but may provide sufficient information to Phoenix to enable Phoenix to assess the validity of such Adjustment. Vendor shall maintain, and shall cause its subcontractors to maintain, sufficient records to permit such independent third party to conduct such audits, and shall provide such independent third party with reasonable access to its and each of its subcontractor’s records for the purpose of performing such audits. Vendor shall provide its full cooperation and assistance as is reasonably requested by such independent third party.

11.3 Vendor Internal Controls.

(a) Vendor shall conduct audits of or pertaining to the Services in such manner and at such times as is consistent with the audit practices of well managed operations performing services similar to the Services. Subject to the following provisions regarding the costs or fees to perform such audits, Vendor will provide Phoenix with SAS 70 II reports for facilities used to provide Services to Phoenix if required by Phoenix’s independent auditors. With regard to the costs of such SAS 70 II audits, Vendor regularly performs such audits on some, but not all, of the hardware/software platforms within its data centers. If Phoenix desires to have the SAS 70 II audit results of one of the platforms within a particular data center on which Vendor regularly performs such audits made available to it, Phoenix shall be charged the allocated cost to the Vendor account at that time on a per hardware/software platform per data center basis. If Phoenix desires to have the SAS 70 II audit results of one of the platforms within a data center on which Vendor does not regularly perform such audits made available to it, Phoenix may bring in a third party to perform such an audit and Vendor shall reasonably cooperate with Phoenix and such third party in the performance of such audit, subject to confidentiality and security measures.

(b) Vendor shall perform a security audit at least annually. This audit shall test the compliance to the agreed-upon security standards and procedures as reflected in Schedule A (Statement of Work). If the audit shows any matter that may adversely affect Phoenix, Vendor shall disclose such matter to Phoenix and provide a detailed plan to remedy such matter. If the audit does not show any matter that may adversely affect Phoenix, Vendor shall provide the audit or a reasonable summary thereof to Phoenix. Any such summary may be limited to the extent necessary to avoid a breach of Vendor’s security by virtue of providing such summary. Vendor shall perform such security audits at a level no less thorough than Phoenix’s requirements as of the Effective Date as made known to Vendor prior to the Effective Date. Phoenix may use a third party or its internal staff for an independent audit or to monitor the Vendor audit. If Phoenix chooses to conduct its own security audit, such audit shall be at Phoenix’s expense.

(c) As reasonably requested by Phoenix, on an annual basis, Vendor will provide materials and documentation to Phoenix with regard to (i) Vendor’s then current control objectives, and (ii) related information as to the manner in which Vendor’s control objectives are implemented among and across the various software and hardware platforms in the particular Vendor data centers from which the Services may be provided for Phoenix as well as the manner in which such control objectives may differ across such platforms.

11.4 Audit Follow-up.

(a) Following an audit or examination, Phoenix may conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with Vendor to obtain factual concurrence with issues identified in the review.

(b) Vendor shall make available promptly to Phoenix the results of any review or audit conducted by Vendor or Vendor’s Affiliates, or their contractors, agents or representatives (including internal and external auditors), relating to Vendor’s operating practices and procedures to the extent that the review, audit or subsequent results are relevant to the Services or Phoenix. Such audits shall include SAS 70 II reports to the extent such reports are performed or available as reflected in Section 11.3(a).

(c) Vendor and Phoenix shall meet to review each audit report promptly after its issuance and to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. Vendor shall provide status updates covering the audit responses. Phoenix and Vendor agree to develop operating procedures for the sharing of audit and regulatory findings and of reports related to Vendor’s operating practices and procedures produced by auditors or regulators of either Party. Audit issues resulting from Vendor’s actions will be corrected as set forth in Section 11.6, and, as applicable, by reducing pricing that addresses issues(s) revealed by such audit.

11.5 Records Retention.

Until the latest of (a) seven (7) years after expiration or termination of this Agreement; (b) all pending matters relating to this Agreement (e.g., disputes) are closed; or (c) the information is no longer required to meet Phoenix’s records retention policy as such policy may be adjusted from time to time, Vendor shall maintain and provide access upon request to the records, documents, and other information required to meet Phoenix’s audit rights under this Agreement. Before destroying or otherwise disposing of such information, Vendor shall provide Phoenix with sixty (60) days prior notice and offer Phoenix the opportunity to recover such information or to request Vendor to deliver such information to Phoenix.

11.6 Discovery of Overcharge of Phoenix.

If an audit shows that Vendor has overcharged Phoenix, at Phoenix’s option Vendor shall credit to Phoenix’s account an amount equal to the amount of the overcharge plus interest at the prime rate plus two (2) percentage points calculated from the date the overcharge was paid by Phoenix to Vendor, or to pay the amount to Phoenix directly. For the purposes of this Section, the prime rate shall be the rate set forth in the Wall Street Journal, New York edition, “Money Rates” section (or any successor thereto) at the time of such audit. If an audit shows that Vendor overcharged Phoenix, net of any undercharges identified in the audit, then Vendor shall also pay Phoenix an amount equal to the cost of the audit.

12. PHOENIX RESPONSIBILITIES

12.1 Responsibilities.

Phoenix shall have no other responsibilities than those expressly set forth in this Agreement (including any reflected in any schedules or exhibits to this Agreement). Those responsibilities include the following:

(a) Phoenix shall designate one (1) individual to whom Vendor may address all Vendor communications concerning this Agreement (the “Phoenix Contract Executive”).

(b) Phoenix shall cooperate with Vendor, including by making available management decisions, information, approvals and acceptances, as reasonably requested by Vendor so that Vendor may accomplish its obligations and responsibilities under this Agreement. The Phoenix Contract Executive or its designee shall be the principal point of contact for obtaining such decisions, information, approvals and acceptances. Only personnel as expressly so designated by the Phoenix Contract Executive shall be authorized to make commitments on the part of Phoenix that amend this Agreement or commit resources that are subject to a Resource Volume Baseline. To the extent Vendor relies on the apparent authority of other personnel, it does so at its own risk and without obligation on Phoenix’s part.

12.2 Savings Clause.

Due to the impact any termination of this Agreement would have on Phoenix’s business, Phoenix’s failure to perform its responsibilities set forth in this Agreement (other than as provided in Section 21.2) shall not be grounds for termination by Vendor notwithstanding any provision in this Agreement to the contrary. Vendor acknowledges that Phoenix would not be willing to enter into this Agreement without assurance that it may not be terminated by Vendor and that Vendor may not suspend performance except, and only to the extent, provided under this Agreement.

13. CHARGES

13.1 General.

The charges for the Services (“Charges”) are set forth in Schedule C (Charges) of this Agreement. Phoenix shall not be required to pay Vendor any amounts for the Services in addition to those set forth in this Agreement. Except as otherwise set forth in this Agreement, in no event will information or changes in circumstances discovered after the Effective Date regarding Phoenix operations of any kind serve as the basis for Vendor to adjust the pricing or terms of this Agreement or any of the Schedules.

13.2 Pass-Through Expenses.

(a) “Pass-Through Expenses” shall mean third-party charges that are to be (i) paid directly by Phoenix and (ii) administered by Vendor. All Pass-Through Expenses shall be listed in Exhibit C-7 to Schedule C (Charges), as may be amended.

(b) Vendor shall arrange for delivery by third parties to Vendor of invoices for Pass-Through Expenses. Vendor shall promptly review such invoices upon receipt and provide Phoenix with the original invoice together with a statement identifying which Charges are proper and valid and should be paid by Phoenix.

(c) Vendor shall use Commercially Reasonable Efforts to minimize the amount of any particular Pass-Through Expense. With respect to services or materials paid for on a Pass-Through Expenses basis, Phoenix reserves the right to:

(i) obtain such services or materials directly from one or more third parties;

(ii) designate the third-party source for such services or materials;

(iii) designate the particular services or materials (e.g., equipment make and model) Vendor shall obtain (although if Vendor demonstrates to Phoenix that such designation shall have an adverse impact on Vendor’s ability to meet the Service Levels, such designation shall be subject to Vendor’s reasonable approval);

(iv) designate the terms for obtaining such services or materials (e.g., purchase or lease and lump sum payment or payment over time);

(v) require Vendor to identify and consider multiple sources for such services or materials or to conduct a competitive procurement; and

(vi) review and approve the applicable Pass-Through Expenses before entering into a contract for particular services or materials.

13.3 Incidental Expenses.

Except as may be otherwise provided in this Agreement, expenses that Vendor expects to incur in performing the Services (including travel and lodging, document reproduction and shipping, and long-distance telephone) are included in Vendor’s Charges and rates set forth in this Agreement. Accordingly, such Vendor expenses are not separately reimbursable by Phoenix unless, on a case-by-case basis for unusual expenses, Phoenix has agreed in advance and in writing to reimburse Vendor for the expense. Notwithstanding the above or any other provision in this Agreement to the contrary, Vendor shall use Commercially Reasonable Efforts to minimize any expenses that Phoenix is required or elects to pay under this Agreement.

13.4 Taxes.

(a) Each Party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or corporate level gross receipts.

(b) Vendor shall be responsible for any sales, use, excise, value-added, services, consumption or other taxes and duties payable by Vendor on the goods or services used or consumed by Vendor in providing the Services (including, subject to Section 18.1(k), related interest and penalties) where the tax is imposed on Vendor’s acquisition or use of such goods or services and the amount of tax is measured by Vendor’s costs in acquiring such goods or services.

(c) Subject to Section 13.4(k), Phoenix shall be responsible to pay to Vendor, or reimburse Vendor for the payment of, and Vendor shall be responsible for the collection and remittance of, any and all sales, use, excise, value-added, services, consumption, and other taxes assessed on the provision of the Services provided by the Vendor after the Effective Date (including, subject to Section 18.2(f), related interest and penalties). Vendor and Phoenix shall agree on the appropriate method for invoicing the Services to be certain to capture only those services subject to tax and the appropriate tax rate. If and to the extent any such tax is reduced or eliminated during the Term, Vendor shall decrease the amounts invoiced to Phoenix to fully reflect the reduction or elimination of such tax.

(d) The Parties agree to comply with the requirements of the exemption under the Connecticut Sales and Use Tax Law pertaining to all computer related services and related equipment as provided for in Ruling 98-1, 96-8.

(e) If, any sales, use, excise, value added, services, consumption or other tax is assessed on the provision of any of the Services, the Parties shall work together to segregate the payments under this Agreement into three (3) payment streams:

(i) those for taxable Services;

(ii) those for which Vendor functions merely as a payment agent for Phoenix in receiving goods, supplies, or services (including leasing and licensing arrangements); and

(iii) those for other nontaxable Services, including those services and related equipment sales that qualify under the exemption of outsourcing as noted in the ruling referenced in Section 13.4(d).

(f) The Parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the maximum extent legally permissible. Unless Phoenix has provided Vendor with tax-exemption, direct pay, or resale certificates, Vendor’s invoices shall separately state the amounts of any taxes Vendor is collecting from Phoenix, and Vendor shall remit such taxes to the appropriate authorities.

(g) Each Party shall provide and make available to the other any direct pay or resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by the other Party.

(h) Each Party shall promptly notify the other Party of, and coordinate with such other Party the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which it is responsible hereunder, it being understood that with respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party shall have the right to elect to control the response to and settlement of the claim, but the other Party shall have all rights to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities. Vendor reserves the right to settle any and all claims and audits, without notification to or approval by Phoenix, provided however, that (a) in such event, Vendor shall not hold Phoenix responsible for any such settled claim or audit and (b) such settled claim or audit did not and will not directly relate to Phoenix.

(i) If Phoenix reasonably requests Vendor, timely and in writing, and with appropriate statutory authority, to challenge the imposition of any tax, Vendor shall do so in a timely manner and Phoenix shall reimburse Vendor for the reasonable legal fees and expenses it incurs.

(j) Each Party shall be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by such Party.

(k) Notwithstanding anything to the contrary set forth in this Section 13.4, Vendor will be responsible for any sales, use, excise, value-added, services, consumption or other transaction taxes (including, subject to Section 18.1(k), related interest and penalties) imposed by (i) any taxing authority outside the United States with respect to Services provided outside of the United States or (ii) any taxing authority in the United States with respect to Services provided outside the United States to the extent that such taxes imposed pursuant to this subsection (ii) are incremental to taxes that would otherwise be imposed on such Services if provided in the United States, in each case under subsection (i) and (ii) however designated or levied.

13.5 Extraordinary Events.

(a) An “Extraordinary Event” shall mean

(i) with respect to a resource subject to a baseline, a circumstance in which Phoenix’s actual purchase of such resource within such Service Tower from Vendor varies or is expected to vary from the applicable baseline for the foreseeable future or at least three (3) consecutive months by more than plus or minus twenty-five percent (25%);

(ii) with respect to a Service that is not subject to a baseline, in a circumstance in which Phoenix’s actual purchase of such Service within such Service Tower from Vendor is reduced under Section 3.6 by an amount that exceeds 25% of the Base Charges for such Service Tower in any Contract Year, or

(iii) A reduction of Services within a Service Tower resulting from any combination of (A) RRCs and (B) reductions pursuant to Section 3.6 of this Agreement, that exceeds a 35% reduction of the Base Charges for such Service Tower in any Contract Year.

(b) Upon the occurrence of an Extraordinary Event, the Parties shall negotiate in good faith with regard to the adjustment of Vendor’s Charges and resources (including Base Charges and rates as appropriate) as well as any other impacted terms and conditions of this Agreement. For the avoidance of doubt, either Party may notify the other that an Extraordinary Event has occurred.

(c) If within sixty (60) days following a Party’s notice of the occurrence of an Extraordinary Event, the Parties have not agreed upon the foregoing, then the pricing will be determined (i) initially as provided under Section 20.1(a) and, if not resolved thereunder after ten (10) Business Days, (ii) by binding arbitration conducted pursuant to Section 20.3.

13.6 New Services.

Services that are materially different from, and in addition to, the Services shall be considered “New Services.” The Parties’ obligations with respect to New Services shall be as follows:

(a) If the performance of the additional functions can be reflected in a change in the volume of chargeable resource usage, and the net change in the resources and expenses required to perform the additional functions would not be disproportionately different from the corresponding change in the volume or composition of such chargeable resource usage from performing such additional functions, then the charge, if any, for such additional functions shall be determined pursuant to Section 6.2 of Schedule C (Charges), this Section 13.6 and the other Sections of this Agreement relating to New Services. The additional functions shall then be considered “Services” and shall be subject to the provisions of this Agreement. In addition, the Parties may work together to re-prioritize certain then existing Services and/or Service Levels in order to determine if, by such re-prioritization of existing work or Service Levels, Vendor could accommodate the Phoenix requested additional functions with the then current account staff, Equipment, Software and other related items. If Vendor determines, in its sole discretion, that it could accommodate such additional functions, such function shall become Services without the necessity of an added charge so long as such accommodation does not jeopardize the performance by Vendor of any other of the Services at the Service Levels.

(b) If the performance of the additional functions cannot be reflected in a change in the volume of chargeable resource usage, or if the net change in the resources and expenses required to perform the additional functions would be disproportionately different from the corresponding change in the volume or composition of chargeable resource usage from performing such additional functions, then:

(i) Vendor shall quote to Phoenix a charge (which may be variable) for such additional functions that is competitive with the charge Vendor provides for similar functions to its other customers. Such charges shall take into account, as applicable, resources and expenses of Vendor for then-existing portions of the Services that would no longer be required if the additional functions would be performed by Vendor; and

(ii) upon receipt of such quote, Phoenix may then elect to have Vendor perform the additional functions, and the Charges under this Agreement shall be adjusted, if appropriate, to reflect such functions. If Phoenix so elects, such services shall be subject to the provisions of this Agreement.

(c) If, although the Parties cannot agree upon the pricing applicable to a New Service that, although materially different from the Services is still closely related to the Services then being provided by Vendor, Phoenix nonetheless desires Vendor to perform such New Service, and as the incumbent service provider Vendor has a competitive advantage over third parties in providing such New Service, then upon Phoenix’s written instruction to proceed, Vendor shall begin performance of such New Service and, until that time when Phoenix and Vendor can agree on the applicable charge for the New Service, Vendor will provide such New Service at the applicable time and materials rates reflected in Exhibit C-5 to Schedule C (Charges). If within sixty (60) days following Phoenix’s written instruction to proceed, the Parties have not agreed on the applicable charges for the New Service, then the pricing will be determined (i) initially as provided under Section 20.1(a) and, if not resolved thereunder after ten (10) Business Days, (ii) by binding arbitration conducted pursuant to Section 20.3.

(d) Phoenix may in its discretion elect to solicit and receive bids from, or otherwise enter into agreements with, third parties to perform or to perform itself such additional functions. If Phoenix so elects, Vendor shall cooperate with Phoenix and the third parties with respect to the provision of such services.

(e) Evolution, supplements, modifications, enhancements and replacements of the Services over time to keep pace with technological advancements and improvements in the methods of delivering services shall not be deemed to be New Services.

13.7 Benchmarks for Cost of Services.

(a) Phoenix shall have the right during the Term to benchmark the Charges for all or a portion of the Services by Service Tower.

(b) A benchmarking under this Section shall be conducted by an independent industry-recognized benchmarking service provider (other than a Vendor Competitor) designated by Phoenix (the “Benchmarker”). For the avoidance of doubt, the following shall not be deemed to be a “Vendor Competitor” and are acceptable Benchmarkers to the Parties: Gartner, Compass, Nautilus Advisors and Price Waterhouse Coopers. The Parties shall jointly retain and pay the charges for the Benchmarker. The Parties shall cooperate with the Benchmarker, including, as appropriate, making available knowledgeable personnel and pertinent documents and records.

(c) The Benchmarker shall perform the benchmarking in accordance with Benchmarker’s documented procedures that shall be provided to the Parties prior to the start of the benchmarking process. The Benchmarker shall compare the Charges under this Agreement for the Services being benchmarked to the costs being incurred in a representative sample of IT operations by or for other entities. The Benchmarker shall select the representative sample from entities (i) identified by the Benchmarker and approved by the Parties and (ii) identified by a Party and approved by the Benchmarker. The following conditions apply to the representative sample: (A) it shall include no more than eight (8) entities and no less than four (4) entities; (B) it may include entities that are outsourcing customers of Vendor; and (C) it may not include non-outsourced entities.

(d) The Benchmarker is to conduct a benchmarking as promptly as is prudent in the circumstances. In conducting the benchmarking, the Benchmarker shall normalize the data used to perform the benchmarking to accommodate, as appropriate, differences in volume of services, scope of services, service levels, financing or payment streams, service window coverage, geographic scope, Vendor’s upfront costs, the relationship between charges for an individual tower and the aggregate charges, the overall financial structure of the agreement, sophistication of the underlying technology, contract terms and conditions (to the extent available), other factors unique to Phoenix’s and the comparison contract’s requirements, and other factors the Benchmarker views to be pertinent. Each Party shall be provided a reasonable opportunity to review, comment on and request changes in the Benchmarker’s proposed findings. Following such review and comment, the Benchmarker shall issue a final report of its findings and conclusions.

(e) If in the final report of the Benchmarker, the Charges to Phoenix under this Agreement for the benchmarked Services are not in the least expensive quartile of the representative sample, then:

(i) Vendor shall give Phoenix written notification within thirty (30) days after issuance of the Benchmarker’s final report whether or not Vendor accepts such final report even after the review and comment period reflected in (d) above, and, if Vendor does not accept such final report, Vendor shall give Phoenix its reasons in writing for not accepting such report; provided however, that Vendor shall only be permitted to reject such final report if the Benchmarker has materially failed to follow the normalization procedures reflected in (d) above, in which event the parties shall discuss such failure with the Benchmarker so that the Benchmarker can take appropriate corrective action. Subject to the foregoing if Vendor does accept such final report, Vendor promptly shall develop a plan and schedule, subject to the approval of Phoenix, to bring Vendor’s Charges within the top quartile in a reasonable period of time, but in any event no longer than within six (6) months. Without limiting the generality of the foregoing, the plan may propose changes to the method, manner, or quality of the Services to the extent Vendor can demonstrate the changes were not already reflected in the benchmark. Vendor then shall implement the plan and achieve the top quartile in the designated period of time. If Vendor fails to implement the plan and achieve the top quartile in the designated period of time then, without limitation of any other remedy hereunder and notwithstanding anything to the contrary contained in this Agreement, Phoenix may terminate the applicable Services without the payment to Vendor of any termination or other fees of any kind.

(ii) If Vendor does not provide notification in accordance with paragraph (i) above, fails to develop promptly and implement a plan in accordance with paragraph (i) above, or fails to satisfy paragraph (i) above in the required time period, then Phoenix may terminate the benchmarked Services or any portion thereof by giving Vendor at least sixty (60) days prior notice. In the case of termination by Phoenix of Services in accordance with this Section, the Charges payable under this Agreement for continuing Services shall be equitably adjusted to reflect the Services that are terminated.

(f) If in the final report of the Benchmarker, the Charges to Phoenix under this Agreement for the benchmarked Services are in the top quartile of the representative sample (viewed from the perspective of most beneficial to Phoenix), then no adjustment shall be made. In no event shall Charges be increased based on the results of a benchmarking process.

(g) Subject to the provisions of this Section 13.7, the determination of the Benchmarker shall be final and binding on the Parties, unless a Party demonstrates: (i) fraud or collusion in the benchmarking process, (ii) that the Benchmarker made an arithmetic error, or (iii) a material failure of the Benchmarker to conform to the methodology set forth in Sections 13.7(c) and 13.7(d).

14. INVOICING AND PAYMENT

14.1 Invoicing.

(a) Vendor shall invoice Phoenix for all Charges due under this Agreement in the manner reflected in this Section 14.1 and Schedule C (Charges). Base Charges shall be invoiced on a monthly basis in arrears at the end of the month in which the Services which are the subject of the Base Charges were performed. Work Order Charges shall be invoiced as set forth in the applicable Work Order. ARCs, RRCs and any other variable amounts or Charges that are in addition to the Base Charges and Work Order Charges for a month will be invoiced on a monthly basis but will be invoiced on the following month’s invoice.

(b) To the extent a credit is due Phoenix pursuant to this Agreement, Vendor shall provide Phoenix with an appropriate credit against amounts then due and owing; if no further payments are due to Vendor, Vendor shall pay such amounts to Phoenix within thirty (30) days.

(c) Vendor shall render a single, consolidated, monthly invoice for each month’s Charges, showing the details reasonably specified by Phoenix, including details necessary to satisfy Phoenix’s internal accounting and chargeback requirements (such as allocating Charges among business units, Service components, Work Orders, Projects, locations, Affiliates and departments, as such requirements are reflected in Schedule A (Statement of Work) at a level at least as comprehensive and detailed as that specified in Exhibit C-6 and Exhibit C-6.1 to Schedule C (Charges). Such invoice shall separately identify (i) Pass-Through Expenses for the month, (ii) amounts prepaid by Phoenix, (iii) the number of hours allocated to Projects, broken out by Project and, prior to the Amended and Restated Effective Date, indicating (as applicable) (A) where Project pool resources were drawn down and (B) where additional Charges (other than the Base Charges) have been incurred, and (iv) the amounts of any taxes Vendor is collecting from Phoenix. The invoice shall state for each item or Service charged, other than the Annual Services Charges and ARCs or RRCs, the clause in this Agreement authorizing Vendor to charge for such item or Service. Vendor shall include with the invoice the calculations utilized to establish the charges in sufficient detail to enable Phoenix to confirm the accuracy of the Charges included in the invoice. The form of invoice is included as Exhibit C-6 to Schedule C (Charges).

(d) Each month’s invoice shall be complete as to the Charges applicable to the Services provided in the month to which such invoice applies. Vendor may not charge Phoenix any additional amounts for Charges for a month for which an invoice has been rendered, except: (i) mistakes not corrected in the next month’s invoices (e.g. the month after the erroneous billing); (ii) certain charges which are not reasonably capable of being determined as of the date of such invoice, provided that such charges are invoiced within ninety (90) days after they have been incurred; or (iii) if different payment terms are agreed upon with respect to a specific amount.

14.2 Payment Due.

Subject to the other Sections of this Agreement, invoices complying with the requirements of this Agreement and properly submitted to Phoenix shall be due and payable by Phoenix within thirty (30) days after receipt by Phoenix with respect to the Base Charges component of the invoice and sixty (60) days after receipt by Phoenix with respect to the ARCs/RRCs and any other non-Base Charge. If a due date does not fall on a business day, payments must be received by Vendor on or before one business day after such date. Subject to Section 14.8, any amount not paid when due will bear interest until paid at a rate of interest equal to the lesser of (x) prime rate plus two (2) percentage points calculated from the date payment was due or (y) the maximum rate of interest allowed by applicable law. For the purposes of this Section, the prime rate shall be the rate set forth in the Wall Street Journal, New York edition, “Money Rates” section (or any successor thereto) at that time.

14.3 Accountability.

Vendor shall maintain complete and accurate records of and supporting documentation for the amounts billable to and payments made by Phoenix under this Agreement in accordance with generally accepted accounting principles applied on a consistent basis. Vendor shall provide Phoenix with documentation and other information with respect to each invoice as may be reasonably requested by Phoenix to verify accuracy and compliance with the provisions of this Agreement.

14.4 Proration.

Periodic Charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month.

14.5 Prepaid Amounts.

Subject to Section 10.2 of Schedule C (Charges), where Phoenix has prepaid for a service or function for which Vendor is assuming financial responsibility under this Agreement, upon either Party identifying the prepayment, Vendor shall refund to Phoenix that portion of such prepaid expense that is attributable to periods on and after the applicable Service Tower Commencement Date or Work Order Commencement Date, as applicable. Upon Vendor’s request and as a condition to Vendor’s obligation, Phoenix shall provide substantiation and documentation of any prepaid expense for which it believes it is entitled to credit hereunder.

14.6 Refunds and Credits.

If Vendor receives a refund, credit or other rebate for goods or services previously paid for by Phoenix, Vendor shall promptly notify Phoenix of such refund, credit or rebate and shall promptly pay the full amount of such refund, credit or rebate, as the case may be, to Phoenix.

14.7 Deduction.

Phoenix shall have the right to deduct from amounts owed by Phoenix to Vendor under this Agreement any amount that Vendor is obligated to pay to or credit to Phoenix.

14.8 Disputed Charges.

Subject to Phoenix’s right of deduction under Section 14.7, Phoenix shall pay undisputed Charges when those payments are due. If any portion of an amount due to Vendor under this Agreement is subject to a bona fide dispute between the Parties, Phoenix shall pay to Vendor on the date such amount is due all amounts not disputed in good faith by Phoenix. Within twenty (20) days of the date of Phoenix’s receipt of the invoice on which a disputed amount appears, Phoenix will notify Vendor in writing of the specific items in dispute, and will describe in reasonable detail Phoenix’s reason for disputing each such item. If Phoenix has failed to give notice of such a dispute, Vendor may request Phoenix to identify the reasons for its dispute. Phoenix shall reply to any such request within ten (10) days. For the avoidance of doubt, Phoenix’s failure to provide any notice of dispute or meet any other obligation under this Section 14.8 shall not constitute a waiver by Phoenix of any right or remedy available to it at law or equity or this Agreement, including any right Phoenix may have to dispute (or recover) amounts claimed by Vendor to be due hereunder. In the event the dispute is found in Vendor’s favor, interest (at the rate reflected in Section 14.2) will be due and owing accruing back to the date such amount would have been due as an undisputed amount.

15. SAFEGUARDING OF DATA; CONFIDENTIALITY

15.1 General.

(a) Phoenix Confidential Information shall be and remain, as between the Parties, the property of Phoenix. Vendor shall not possess or assert any lien or other right against or to Phoenix Confidential Information. Phoenix Confidential Information shall not be:

(i) used by Vendor other than in connection with providing the Services;

(ii) disclosed, sold, assigned, leased or otherwise provided to third parties by Vendor, other than as permitted in this Agreement; or

(iii) commercially exploited by or on behalf of Vendor.

(b) Phoenix Confidential Information shall not be utilized by Vendor for any purpose other than that of rendering the Services under this Agreement.

(c) Upon Phoenix’s reasonable request, Vendor will, on a site-by-site basis as to locations from which a portion of the Services may be performed, host Phoenix personnel at such site(s) in order for Phoenix to tour such site. In addition, and without limiting its other obligations in this Agreement, including Section 3.13, Vendor will provide adequate information to Phoenix (either during such site visits or in conversations regarding such sites) in order for Phoenix to attain a level of satisfaction as to Vendor’s security plans, measures and protocols at such site.

15.2 Safeguarding Phoenix Data.

(a) Vendor shall establish and maintain safeguards (to the extent and as reflected in Schedule A (Statement of Work)) against the access, destruction, loss, or alteration of Phoenix Data in the possession of Vendor which are no less rigorous than those implemented and in use by Phoenix as of the Effective Date, to the extent such safeguards are made known to Vendor, either through documented security policies provided by Phoenix or through disclosure by Transitioned Employees, and Vendor shall make no changes thereto unless agreed by Phoenix. Vendor shall maintain such safeguards until the Security Plan (as defined below) becomes effective.

(b) Within three (3) months of the first Service Tower Commencement Date, and annually thereafter as part of the technology planning process described in Section 10.7, Vendor shall provide Phoenix with a security plan (the “Security Plan”) describing upgrades to Phoenix’s data security procedures and the related infrastructure for Phoenix Data in the possession of Vendor necessary to bring such procedures and infrastructure into compliance with the standards the Parties agree are appropriate for Phoenix, which at a minimum will include any then-current Phoenix security standards and policies. Vendor shall implement and comply with the initial Security Plan and each annual plan thereafter.

(c) If Phoenix requests enhancements that are not necessary to satisfy the requirements of any Security Plan agreed upon by the Parties, Vendor shall implement such improvements as a New Service, except that any additional (i.e., other than those reflected in Schedule A (Statement of Work)) disaster recovery measures or safeguards reasonably deemed by Phoenix to be necessary to protect any Personally Identifiable Information shall be subject to the Contractual Change Control Procedure. Phoenix shall have the right to establish backup security for data and to keep backup data and data files in its possession if it chooses. In the event Phoenix requests some enhancements to a Security Plan as a result of requirements under Applicable Laws, such enhancements will be made pursuant to Section 22.1.

(d) Vendor Personnel shall not attempt to access, or allow access to, any Phoenix Data which they are not permitted to access under this Agreement. If such access is attained (or is reasonably suspected), Vendor shall promptly report such incident to Phoenix, describe in detail the accessed Phoenix Data, and if applicable return to Phoenix any copied or removed Phoenix Data.

(e) The systems security measures required under Sections 15.2(a) and 15.2(b) shall include, to the extent the same is being used by Phoenix as of the applicable Service Tower Commencement Date or Work Order Commencement Date, as applicable, any System Software which:

(i) requires all users to enter a user identification and password prior to gaining access to the information systems;

(ii) controls and tracks the addition and deletion of users; and

(iii) controls and tracks user access to areas and features of the information systems.

(f) Phoenix Data (a) shall not be used by Vendor other than pursuant to this Agreement, (b) shall not be disclosed, sold, assigned, leased or otherwise provided to third parties by Vendor, except as required by any court or administrative agency, by Applicable Law, (c) shall not be commercially exploited by or on behalf of Vendor, its employees or agents, (d) shall be stored separately from Vendor’s property or any property or data of third parties, and (e) shall not be co-mingled with Vendor’s data or any data from any other client.

(g) Vendor will maintain and enforce at any facilities where any Services are performed, other than Phoenix facilities, industry standard safety and security procedures. In addition, Vendor will comply with all reasonable requirements of Phoenix and its Affiliates which are made known to Vendor with respect to security at Phoenix facilities. In the event Vendor becomes aware of any breach or attempted breach of the security of any Phoenix facilities, Vendor will immediately notify Phoenix of such event, will assist in ascertaining and containing any damage as part of Services, and will cooperate with Phoenix and any law enforcement or regulatory official.

(h) Without limiting Vendor’s obligations under this Agreement, including the other Sections of this Article 15, in the event Vendor becomes aware of any Security Breach:

(i) Vendor shall, at its own expense, (i) immediately notify Phoenix of such Security Breach and perform a root cause analysis thereon, (ii) investigate such Security Breach, (iii) provide Phoenix with a remediation plan, acceptable to Phoenix, to address the Security Breach and prevent any further incidents, (iv) remediate the effects of such Security Breach in accordance with such remediation plan, and (v) cooperate with Phoenix and any law enforcement or regulatory official investigating such Security Breach. A “Security Breach” shall be (A) any actual, attempted, or threatened (x) breach of physical security at any Vendor facility or of any systems maintained by Vendor or its agents or contractors in connection with the Services; (y) unauthorized acquisition of computerized data that compromises the confidentiality, integrity or availability of any such systems or Phoenix Data maintained, processed or transmitted by Vendor or Vendor Personnel or (B) any circumstance pursuant to which Applicable Law requires notification of such breach to be given to affected parties or other activity in response to such circumstance; provided, however, that a Security Breach in (A) or (B) above must have resulted from an act or omission by Vendor which is related to Vendor’s performance of the Services or is otherwise a breach of this Agreement by Vendor. Notwithstanding the foregoing, Phoenix shall make the final decision on notifying Phoenix customers, employees, service Vendors and/or the general public of such Security Breach or any other breach related to security which is not a Security Breach, and the implementation of the remediation plan. If a notification to a Phoenix customer is required under any Applicable Law or pursuant to any of Phoenix policies or procedures, then notifications to all customers who are affected by the same event (as reasonably determined by Phoenix) shall be considered legally required; and

(ii) Vendor shall reimburse Phoenix for all reasonable Notification Related Costs incurred (subject to Section 19.4) by Phoenix and its Affiliates arising out of or in connection with a Security Breach resulting in a requirement for legally required notifications (as determined by Phoenix in accordance with Section 15.2(h)(i)). “Notification Related Costs” shall include Phoenix’s internal and external costs associated with addressing and responding to the Security Breach, including but not limited to: (aa) preparation and mailing or other transmission of legally required notifications; (bb) preparation and mailing or other transmission of such other communications to customers, agents or others as Phoenix deems reasonably appropriate; (cc) establishment of a hotline or other communications procedures in response to such Security Breach (e.g., customer service FAQs, talking points and training); (dd) legal and accounting fees and expenses associated with Phoenix’s investigation of and response to such event; and (ee) costs for commercially reasonable credit reporting services for a period not to exceed 12 months that are associated with legally required notifications or are advisable under the circumstances. The Parties agree and acknowledge that the Notification Related Costs and the payment of such costs by Vendor will be damages that are subject to Article 19.

(i) In the event that Vendor becomes aware of any breach related to security which is not a Security Breach, Vendor shall immediately notify Phoenix of such breach, and the Parties shall reasonably cooperate regarding which of the foregoing or other activities may be appropriate under the circumstances, including any applicable Charges for the same.

(j) Vendor will not modify, delete or destroy any Phoenix Data or media on which Phoenix Data resides without prior authorization from Phoenix. Vendor will maintain and provide to Phoenix one or more reports that identify Phoenix Data or media that have been modified or destroyed. In the event any Phoenix Data is modified, lost or destroyed due to any act or omission of Vendor or any Vendor Personnel, including any breach of the security procedures described in this Article 15, Vendor shall be responsible for the prompt regeneration or replacement of Phoenix Data. Vendor shall prioritize this effort so that the loss of Phoenix Data will not have an adverse effect upon Phoenix’s business or the Services. Phoenix agrees to cooperate with Vendor to provide any available information, files or raw data needed for the regeneration of Phoenix Data.

If Vendor fails to correct or regenerate the lost or destroyed Phoenix Data within the time reasonably set by Phoenix, then Phoenix may obtain data reconstruction services from a third party, and Vendor shall cooperate with such third party as requested by Phoenix.

15.3 Confidential Information.

(a) Vendor and Phoenix each acknowledge that they may be furnished with, receive or otherwise have access to information of or concerning the other Party that such Party considers to be confidential, a trade secret or otherwise restricted. “Confidential Information” shall mean all information, in any form, furnished or made available directly or indirectly by one Party to the other that is marked confidential, restricted, or with a similar designation. The terms and conditions of this Agreement shall be deemed Confidential Information of each Party. In the case of Phoenix, Confidential Information also shall include, whether or not marked confidential, restricted or with a similar designation: (i) Phoenix Data; (ii) the specifications, designs, documents, software, documentation, data and other materials and work products owned by Phoenix pursuant to this Agreement; (iii) all information concerning the operations, employees, assets, customers, affairs or businesses of Phoenix, the financial affairs of Phoenix, or the relations of Phoenix with its customers, employees and service providers (including customer lists, customer information, account information, analyses, compilations, forecasts, studies, and consumer market information); and (iv) Software provided to Vendor by or through Phoenix (collectively, the “Phoenix Confidential Information”). In the case of Vendor, Confidential Information also shall include, whether or not whether or not marked confidential, restricted or with a similar designation, Vendor’s financial information, personnel records, information regarding Vendor’s, its Affiliates’ or its subcontractors’ business plans and operations, and software, tools, and methodologies owned or used by Vendor, its Affiliates or its subcontractors.

(b) Obligations in Connection with Confidential Information.

(i) Each Party shall use at least the same degree of care as it employs to avoid unauthorized disclosure of its own information, but in any event no less than Commercially Reasonable Efforts (except that the case of Phoenix Data, the degree of care required of Vendor shall be that degree of care specified under Section 15.2), to prevent disclosing to unauthorized parties the Confidential Information of the other Party, provided that Vendor may disclose such information to properly authorized entities as and to the extent necessary for performance of the Services, and Phoenix may disclose such information to third parties as and to the extent necessary for the conduct of its business, where in each such case:

(A) the receiving entity first agrees in writing to terms and conditions substantially the same as the confidentiality provisions set forth in this Agreement;

(B) use of such entity is authorized under this Agreement;

(C) such disclosure is necessary or otherwise naturally occurs in that entity’s scope of responsibility; and

(D) the disclosing Party assumes full responsibility for the acts and omissions of such third party.

(ii) As requested by Phoenix during the Term (provided that Vendor shall be excused from the Service Levels to the extent Phoenix’s request precludes performance of the Services), upon expiration or any termination of this Agreement, or completion of Vendor’s obligations under this Agreement, Vendor shall return or destroy, as Phoenix may direct, all material in any medium that contains, refers to, or relates to Phoenix Confidential Information, in the form reasonably requested by Phoenix (provided that no data conversion is required), and retain no copies; provided, however, that Vendor may retain copies of Vendor generated Phoenix Confidential Information such as invoices and related financial records and Vendor may retain Phoenix materials required as evidence for an ongoing dispute in its legal department or with its outside counsel.

(iii) Each Party shall ensure that its personnel comply with these confidentiality provisions.

(iv) In the event of any actual or suspected misuse, disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party promptly shall:

(A) notify the furnishing Party upon becoming aware thereof;

(B) promptly furnish to the other Party full details of the unauthorized possession, use, or knowledge, or attempt thereof, and use reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information;

(C) take such actions as may be necessary or reasonably requested by the furnishing Party to minimize the violation; and

(D) cooperate in all reasonable respects with the furnishing Party to minimize the violation and any damage resulting therefrom.

(c) The Parties’ obligations with respect to Confidential Information (other than Personally Identifiable Information) shall not apply to any particular information which Vendor or Phoenix can demonstrate:

(i) was, at the time of disclosure to it, public knowledge;

(ii) after disclosure to it, is published or otherwise becomes part of the public knowledge through no fault of the receiving Party;

(iii) was in the possession of the receiving Party at the time of disclosure to it without obligation of confidentiality;

(iv) was received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or

(v) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party.

(d) In addition, a Party shall not be considered to have breached its obligations by:

(i) disclosing Confidential Information of the other Party (including Personally Identifiable Information) as required to satisfy any legal requirement of a competent government body provided that, immediately upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party of the request prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information; or

(ii) disclosing Confidential Information of the other Party (other than Personally Identifiable Information) to its attorneys, auditors and other professional advisors in connection with services rendered by such advisors, provided that such Party has confidentiality agreements with such professional advisors and/or such advisors owe professional confidentiality obligations to the Party.

(e) Except in emergency situations, prior to a Party commencing any legal action or proceeding in respect of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information by any person or entity which action or proceeding identifies the other Party or its Confidential Information, such Party shall seek such other Party’s consent. If a Party withholds its consent, the other Party’s performance shall be excused to the extent such lack of consent impacts its ability to perform its obligations under this Agreement.

(f) Each Party’s Confidential Information shall remain the property of that Party. Nothing contained in the Parties’ obligations with respect to Confidential Information shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party, and any such obligation or grant shall only be as provided by other provisions of this Agreement.

15.4 Corporate Information Risk Controls.

(a) Vendor shall support and adhere to Phoenix’s corporate information, rules, policies, standards, procedures, and applicable regulatory requirements (i) to the extent and as reflected in Schedule A (Statement of Work) or (ii) otherwise furnished in writing to Vendor as of the Amended and Restated Effective Date (collectively, “Phoenix Risk Control Requirements”). Any modifications to the Phoenix Risk Control Requirements shall be subject to the Technical Change Control Procedure or Contractual Change Control Procedure, as appropriate. As set forth more fully in Schedule A (Statement of Work), Vendor shall implement and administer effective solutions as necessary to implement the Phoenix Risk Control Requirements, or as otherwise directed by Phoenix (subject to the Technical Change Control Procedure or Contractual Change Control Procedure, as appropriate), and shall certify that the systems used to provide the Services are in compliance with such requirements.

(i) At no additional charge (A) beginning on the first Service Tower Commencement Date, Vendor shall maintain compliance with the Phoenix Risk Control Requirements with which Phoenix is in compliance as of such date to the extent and as reflected in Schedule A (Statement of Work) and (B) within six (6) months of the last Service Tower Commencement Date, Vendor shall upgrade its facilities and otherwise begin performing the Services in a manner necessary to comply with Vendor’s own requirements of a similar nature. Notwithstanding the foregoing, if at any time Vendor provides the Services from a shared data center at which Vendor provides services to more than one Vendor customer, Vendor shall at all times comply with Vendor’s own risk rules, policies, procedures, standards and guidelines.

(ii) If Phoenix changes any Phoenix Risk Control Requirements after the first Service Tower Commencement Date, or requests that Vendor comply with any such requirements with which Phoenix was not in compliance as of the first Service Tower Commencement Date, and such requirements exceed Vendor’s own requirements of a similar nature, any effort necessary to bring the in scope infrastructure into compliance with such requirements may be performed as a New Service, a Project, or otherwise pursuant to the Technical Change Control Procedures or Contractual Change Control Procedure. If at any time Phoenix requests additional security, Vendor shall make such security available, but shall first notify Phoenix of the incremental cost (if any) for such security and such changes shall be subject to the Contractual Change Control Procedure. Each Party shall designate an individual who shall serve as the primary contact for security-related issues.

(b) If control deficiencies are identified in systems used to provide the Services, Vendor shall take immediate and concerted action to correct the deficiency, and shall conduct a post-incident assessment and institute measures to prevent reoccurrence. On an event-occurrence basis, Vendor shall inform Phoenix of any significant issues surrounding the control environment caused by system changes or errors and track the status of such issues as they are resolved. Controls in modified or reengineered systems shall be tested against those of the previous system versions to ensure desired levels of control are in place. Vendor shall update Phoenix on the status of those system control improvements identified during audits and agreed to by Phoenix.

(c) Suspected or actual incidents of non-compliance with Phoenix rules, policies, and procedures shall be managed to resolution by Vendor’s compliance team, in cooperation and consultation with Phoenix, and reports shall be provided to Phoenix on an event-occurrence basis. If Vendor Personnel are responsible for such incidents, appropriate disciplinary action shall be taken in accordance with the appropriate Vendor personnel policies. Additionally, Phoenix shall have the right to direct Vendor to remove any personnel on the Phoenix account connected with such incidents.

(d) Vendor shall conduct benchmarks or provide assessments by third parties, at Phoenix’s request and expense, of Vendor’s compliance with the Phoenix corporate information risk control requirements set forth in this Agreement. Vendor shall perform self-assessments of such compliance and make results of such engagement-related self-assessments available to Phoenix for review. In developing new systems, Vendor shall interface with Phoenix so that Phoenix may understand the associated controls required. This shall include informing Phoenix of Vendor’s methodology for developing control specifications and providing Phoenix with the ability to request changes to controls early in the systems development process.

16. REPRESENTATIONS, WARRANTIES AND COVENANTS

16.1 General.

Vendor represents, warrants and covenants that: (a) it has successfully provided and performed services that are substantially equivalent to the Services for other major customers of Vendor; (b) it has performed all necessary due diligence on Phoenix’s environment (including systems, software and personnel) to provide the Services in accordance with this Agreement; (c) its financial condition is, and during the Term shall remain, sufficient to enable Vendor to provide the Services in accordance with this Agreement; and (d) no additional corporate action is required to authorize Vendor to execute and deliver this Agreement or to perform the Services.

16.2 Work Standards.

Vendor covenants that the Services shall be rendered with promptness and diligence and shall be executed in a workmanlike manner, in accordance with the Service Levels and the practices and high professional standards then prevailing in the IT services industry and used in other well-managed operations performing services similar to the Services. In the event there is a conflict between specific Service Levels identified in this Agreement and service levels or practices and high professional standards then prevailing in the IT services industry and used in other well-managed operations, the Service Levels identified in this Agreement shall control and govern. Vendor covenants that it shall use adequate numbers of qualified individuals with suitable training, education, qualifications, rights, resources, experience and skill to perform the Services.

16.3 Maintenance.

Vendor covenants that it shall maintain the Equipment and Software so that they operate in accordance with their specifications, including:

(a) maintaining Equipment in good operating condition, subject to normal wear and tear;

(b) undertaking repairs and preventive maintenance on Equipment in accordance with the applicable Equipment manufacturer’s recommendations; and

(c) performing Software maintenance in accordance with the applicable Software vendor’s documentation and recommendations.

16.4 Efficiency and Cost Effectiveness.

Vendor covenants that with respect to chargeable resources it shall perform the Services in the most cost-effective manner consistent with the required level of quality and performance.

16.5 Technology.

Vendor covenants that it shall provide the Services using, consistent with the Technical Change Control Procedure and refresh obligations referenced in this Agreement, proven, then-current technology that shall enable Phoenix to take advantage of technological advancements in its industry and support Phoenix’s efforts to maintain competitiveness in the markets in which it competes throughout the Term. This Section 16.5 is not intended to conflict with or enlarge specific provisions of this Agreement (e.g., refresh or software currency versions) or conflict with Phoenix’s technology environment.

16.6 Non-Infringement.

(a) Each Party covenants that it shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of any third party.

(b) Phoenix covenants that Phoenix’s limited access rights as expressly provided for in this Agreement will not infringe upon any patent, copyright, trademark, trade secret or other proprietary rights of any third party.

(c) Vendor covenants that it has obtained all requisite licenses and permits necessary to perform the Services

16.7 Authorization and Other Consents.

Each Party represents, warrants and covenants to the other that:

(a) It has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement;

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party and shall not constitute a violation of any judgment, order or decree;

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall not constitute a material default under any material contract by which it or any of its material assets are bound, or an event that would, with notice or lapse of time or both, constitute such a default; and

(d) As to Vendor, there is no outstanding proceeding pending or, to the knowledge of Vendor, threatened, to which Vendor is a party that Vendor, without predicting the outcome of such matter, reasonably expects to have a material adverse affect on the ability of Vendor to fulfill its obligations under this Agreement or the transactions contemplated by this Agreement. As to Phoenix, there is no outstanding proceeding pending or, to the knowledge of Phoenix, threatened, to which Phoenix is a party that Phoenix, without predicting the outcome of such matter, reasonably expects to have a material adverse affect on the ability of Phoenix to fulfill its obligations under this Agreement or the transactions contemplated by this Agreement.

16.8 Inducements.

Vendor represents, warrants and covenants to Phoenix that it has not violated, and will not violate, any Applicable Laws (including the U.S. Foreign Corrupt Practices Act) or any Phoenix policies regarding the offering of unlawful inducements in connection with this Agreement or the Services. If at any time during the Term, Phoenix determines that the foregoing warranty is inaccurate, then, in addition to any other rights Phoenix may have at law or in equity, Phoenix shall have the right to terminate this Agreement for cause without affording Vendor an opportunity to cure.

16.9 Viruses.

Vendor shall use Commercially Reasonable Efforts to ensure that no Viruses are coded or introduced into the Software, Equipment or any expressly specified deliverable delivered under the Agreement, if any. If a Virus is found to have been introduced into the Software, Equipment or deliverable, Vendor shall use Commercially Reasonable Efforts at no additional charge to assist Phoenix in reducing the effects of the Virus and, if the Virus causes a loss of operational efficiency or loss of data, to assist Phoenix to the same extent to mitigate and restore such losses. Vendor shall immediately notify Phoenix of any existing or anticipated Virus.

16.10 Disabling Code.

Each Party covenants that, without the prior written consent of the other Party, it shall not insert into the Software any code designed to disable or otherwise shut down all or any portion of the Services. Notwithstanding the foregoing, both Parties acknowledge that certain third-party, commercial off-the shelf software may include passwords, software keys, trial-period software and similar programming code that are distributed as part of hardware or software to automatically ensure that the purchaser or licensee uses the product in accordance with the acquisition or license agreement. Each Party shall inform the other Party of all such disabling code in the Software of which such Party has operational knowledge. Vendor further covenants that, with respect to any disabling code that may be part of the Software, Vendor shall not knowingly invoke such disabling code at any time, including upon expiration or termination of this Agreement for any reason, without Phoenix’s prior written consent.

16.11 Deliverables.

Unless otherwise agreed in writing by the Parties, Vendor covenants that during the Term each expressly specified Deliverable delivered under a Work Order, if any, produced by any software development project undertaken by Vendor, or for which Vendor otherwise has responsibility for the successful completion as part of the Services, shall not, after final acceptance of the Deliverable by Phoenix and for the period of one hundred and twenty (120) (or as otherwise mutually agreed) days after such final acceptance by Phoenix, materially deviate from the specifications and requirements for such Deliverable set forth or referred to in the applicable Work Order.

16.12 Software Ownership or Use.

Vendor represents and warrants that it is, and covenants that it will be at the applicable time and after obtaining the applicable Required Consents, either the owner of, or authorized to distribute, provide and use the Software provided by, licensed or developed by Vendor under this Agreement or in connection with the provision of Services hereunder.

16.13 Open Source.

Vendor represents and warrants that it has not and will not incorporate any software (whether in source code or object code format) into the Work Product, Deliverables, Phoenix Software, Vendor Software, Third-Party Software, Newly Developed Software, Developed Phoenix Software or Developed Vendor Software or any other Software delivered to Phoenix or used in connection with providing the Services which would subject any property of Phoenix (including Phoenix Software and Deliverables) of any variety to any license, other agreement or understanding, that (i) would require the distribution of source code with such property or require source code to be made available when such is distributed to any third party; (ii) would impact, restrict or impair in any way Phoenix’s ability to license such property pursuant to terms of Phoenix’s choosing; or (iii) would impact or limit Phoenix’s ability to enforce Phoenix’s patent or other Intellectual Property Rights against any third party in any manner. Phoenix acknowledges that Phoenix has used and will continue to use Software that subjects Phoenix to the items reflected in (i), (ii) and (iii) above and has an inventory for the Parties to be able to consult in order to determine a baseline in Phoenix Software, Phoenix Third Party Software and any other materials or items provided by Phoenix to be used in the provision of the Services and the amount Phoenix has incorporated or used such software.

16.14 Other.

Vendor represents, warrants and covenants, as applicable, that:

(a) Neither Vendor nor any of its directors, officers, employees, agents or subcontractors (including, without limitation, any Approved Subcontractors and Vendor Personnel): (i) have ever been convicted of a felony (or outside of the United States, a crime of the same or similar level as a felony) or, within a three (3) year period preceding the Effective Date, been convicted of or had a civil judgment rendered against them for commission of fraud or a criminal offense in connection with obtaining, attempting to obtain or performing a public (federal, state or local) transaction or contract under a public transaction, or for violation of federal or state antitrust statutes or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements or receiving stolen property; (ii) are presently indicted for, or other criminally or civilly charged by a governmental entity (U.S. or non-U.S. federal, state or local) with commission of any of the offenses enumerated clause (i) of this paragraph; or (iii) have been barred from receiving federal or state contracts.

(b) Vendor will maintain at Vendor’s expense all of the necessary certification and documentation such as I-9’s as well as all necessary insurance for its employees, including workers’ compensation and unemployment insurance, and that, with respect to contractors, Vendor has a written agreement with each and every contractor which specifically provides that the contractor shall not be entitled to any benefits or payments from any company such as Phoenix for which Vendor will provide services, and that each and every contractor shall maintain current employment eligibility verification (DOJ, INS, I-9 (“I-9”)) and other necessary certification and documentation or insurance for all its employees provided under this Agreement. Vendor will be solely responsible for the withholding and payment, if any, of employment taxes, all benefits and workers’ compensation insurance.

(c) In the event that a Vendor contractor is in the United States on work authorization documents, such contractor has an F-1, TN, or H-1B or an L-1 visa, provided, however, in the case of an H-1B or L-1 visa, contractor has a presence or office in the United States. In no event shall any contractor for Vendor be in the United States on a B-1 visa. Vendor covenants that all work authorization documents issued to contractors shall be valid at the time of issuance and shall remain valid and in full force and effect during the entire period of the contractors’ assignment(s) under any SOW. If a contractor is in the United States on the approved work authorization documents, then prior to a contractor’s access to Phoenix’s premises or systems, each contractor must execute a release granting Phoenix (or its agent) the right to perform a background check on such contractor and each contractor shall present to Phoenix his or her work authorization documents and evidence of identity of each such contractor by providing two (2) or more forms of identification. The acceptable forms of identification are as set forth on the current I-9.

16.15 Application.

For the avoidance of doubt, each of the covenants set forth in this Article 16 shall remain in effect continually throughout the Term of this Agreement and those reflected in Section 23.11 shall remain in effect after the expiration or termination of this Agreement.

16.16 Disclaimer.

THE WARRANTIES SET FORTH IN THIS AGREEMENT, INCLUDING THOSE SPECIFIED AS APPLYING, IF ANY, TO ANY LICENSES GRANTED OR TO BE GRANTED UNDER THIS AGREEMENT, ARE EXCLUSIVE. OTHER THAN AS PROVIDED IN THIS AGREEMENT, NEITHER THIS AGREEMENT NOR ANY LICENSES GRANTED OR TO BE GRANTED ARE SUBJECT TO ANY EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SOFTWARE MADE AVAILABLE BY PHOENIX TO VENDOR IS MADE AVAILABLE ON AN “AS IS” BASIS.

17. INSURANCE

17.1 Insurance Coverages.

Vendor covenants that as of the Effective Date it shall have, and agrees that during the Term it shall maintain in force, at least the following insurance coverages:

(a) Employer’s Liability Insurance and Worker’s Compensation Insurance, including coverage for occupational injury, illness and disease, and other similar social insurance in accordance with the laws of the country, state or territory exercising jurisdiction over the employee with minimum limits per employee and per event of $1,000,000 or the minimum limit required by law, whichever limit is greater.

(b) Comprehensive General Liability Insurance, including Products, Completed Operations, Premises Operations, Bodily Injury, Personal and Advertising Injury, Broad Form Contractual and Broad Form Property Damage liability coverages, on an occurrence basis, with a minimum combined single limit per occurrence of $1,000,000 and a minimum combined single aggregate limit of $2,000,000. This coverage shall include Phoenix and its Affiliates as additional insureds.

(c) Property Insurance, including Extra Expense, terrorism coverage in the United States (both TRIA and non-TRIA) and Business Income coverage, for all risks of physical loss of or damage to buildings, business personal property or other property that is owned or leased by Vendor pursuant to this Agreement or otherwise. Such insurance shall have a minimum limit adequate to cover risks on a replacement costs basis.

(d) Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles for bodily injury, property damage liability with a minimum combined single limit per accident of $1,000,000 or the minimum limit required by law, whichever limit is greater. This coverage shall include Phoenix and its Affiliates as additional insureds.

(e) Commercial Crime Insurance, including blanket coverage for Employee Dishonesty and Computer Fraud, for loss or damage arising out of or in connection with any fraudulent or dishonest acts committed by the employees of Vendor, acting alone or in collusion with others, including the property and funds of others in their possession, care, custody or control, with a minimum limit per event of $5,000,000. Phoenix shall be designated as a Loss Payee as its interest may appear under this policy. However, loss payments hereunder shall be reduced by fifty percent (50%) for any covered claim that involves the employees of both Vendor and Phoenix.

(f) Errors and Omissions Liability Insurance covering liability for loss or damage due to an act, error, omission or negligence, with a minimum limit per event of $10,000,000.

(g) Umbrella Liability Insurance with a minimum limit of $15,000,000 in excess of the insurance coverage described above in Subsections (a), (b), and (d).

17.2 Insurance Provisions.

(a) The insurance coverages described above that include Phoenix as an additional insured shall be primary, and all coverage shall be non-contributing with respect to any other insurance or self insurance which may be maintained by Phoenix. All coverage described above shall contain the standard separation of insureds provisions regarding Phoenix. To the extent any coverage is written on a claims-made basis, it shall have a retroactive date no earlier than the Effective Date and shall be maintained for a period of two (2) years after the expiration of the Agreement

(b) Vendor shall provide certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force and that not less than thirty (30) days written notice shall be given to Phoenix prior to any material modification, cancellation or non-renewal of the policies. The insurers selected by Vendor shall have an A.M. Best rating of A-, Size VII or better, or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency. Vendor shall assure that all approved subcontractors, if any, maintain insurance coverages described above naming Vendor as an additional insured where relevant.

(c) In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage described above, Vendor shall be solely responsible to take such action. Vendor shall provide Phoenix with contemporaneous notice and with such other information as Phoenix may request regarding the event.

(d) Vendor’s obligation to maintain insurance coverage in specified amounts shall not act as a limitation or expansion on any other liability or obligation which Vendor would otherwise have under this Agreement.

18. INDEMNITIES

18.1 Vendor Indemnities.

Vendor shall defend, indemnify, and hold harmless Phoenix and Phoenix’s Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, “Phoenix Indemnitees”) against any and all Losses and threatened Losses, to the extent arising from, in connection with, or based on allegations whenever made of, any of the following:

(a) Claims arising out of Vendor’s failure to observe or perform any duties or obligations to be observed or performed by Vendor under any of the contracts, including Software licenses, Equipment leases and Third-Party Services Contracts (including the terms of any Required Consents with respect to any of the foregoing): (i) assigned to Vendor, if any; or (ii) for which (and to the extent) Vendor has assumed financial, administrative, or operational responsibility, all to the extent such duties or obligations were required to be observed or performed by Vendor on or after the date of such assignment or assumption;

(b) Any claims of infringement:

(i) that would amount to a breach by Vendor of the covenants set forth in Section 16.6; or

(ii) that:

(A) arise from any of the Vendor Software or Vendor Third Party Software and related material provided by Vendor, Newly Developed Software, Developed Vendor Software, Developed Phoenix Software, Non-Software Materials, Vendor Business Processes, Work Product, Deliverables, Vendor Proprietary Materials or other products provided, used and to be used by Vendor in connection with the Services. The Parties agree and acknowledge that Vendor will pass through any warranties and indemnities for any Vendor provided Third Party Software or other products provided, used and to be used by Vendor and its Affiliates in connection with the Services;

(B) are not caused by improper acts or omissions of Phoenix (such as use of more copies of an item than that for which a license was to have been obtained); and

(C) do not result from Phoenix’s failure to fulfill its obligation to provide reasonable cooperation under Section 6.7 in connection with Vendor’s efforts to obtain Required Consents.

Vendor’s obligations under this Section 18.1(b) shall not apply to the extent that (A) the claim of infringement is based upon Phoenix’s use of software provided by Vendor hereunder: (1) in connection or in combination with equipment, devices or software not supplied or approved by Vendor or used by Vendor to provide the Services, or (2) in a manner for which the software was not designed (as demonstrated in documentation provided to Phoenix in advance of the initiation of such claim of infringement), (B) a Phoenix Indemnitee (1) modifies any software provided by Vendor hereunder without Vendor’s consent nor at Vendor’s direction and such infringement would not have occurred but for such modification, or (2) uses the software in the practice of a patented process not contemplated by this Agreement and there would be no infringement in the absence of such practice, or (C) the claim of infringement arises out of Vendor’s implementation of the specifications provided by a Phoenix Indemnitee and such infringement would not have occurred but for such implementation.

(c) Any claim or action by, on behalf of, or related to, any employee of Vendor or its Affiliates, or any of their subcontractors (which, if made by a Transitioned Employee arises out of acts, incidents or omissions occurring on or after, or out of events occurring on or after, the date such employee is transferred to Vendor or acts or omissions specifically requested by Vendor or its Affiliates or their subcontractors at any time) and also including, without limitation, any Approved Subcontractor and Vendor Personnel, including claims arising under occupational health and safety, ERISA, worker’s compensation, or other Applicable Laws, except where such claim arises out of acts or omissions specifically requested by Phoenix or its Affiliates;

(d) Any claim or action asserted against Phoenix but resulting from an act or omission of Vendor or its Affiliates or its or their respective officers, directors, employees, subcontractors or agents in its or their capacity as an employer;

(e) The material inaccuracy or untruthfulness of any representation or warranty made by Vendor pursuant to Sections 16.7 and 16.8;

(f) Any claim or action by subcontractors arising out of Vendor’s breach or violation of Vendor’s subcontracting arrangements;

(g) Any claim or action arising out of acts or omissions of Vendor, except acts or omissions specifically requested by Phoenix, that result in, arise from or relate to:

(i) a violation of Applicable Laws for the protection of persons or members of a protected class or category of persons by Vendor or its employees, subcontractors or agents;

(ii) sexual discrimination or harassment by Vendor, its employees, subcontractors or agents;

(iii) vested employee benefits of any kind expressly assumed by Vendor;

(h) Vendor’s gross negligence, recklessness or willful or criminal misconduct in providing the Services and performing its other obligations under this Agreement;

(i) Any breach of Vendor’s obligations under Article 15 (Safeguarding of Data; Confidentiality) or under the Business Associate Agreement;

(j) Any claim or action by any employee or contractor of Vendor or its subcontractors that Phoenix is liable to such person as the employer or joint employer of such person, including and any claim for employee benefits as a result thereof, other than claims by Transitioned Employees arising out of events, acts, incidents or omissions occurring prior to the date such Transitioned Employees are transferred to Vendor;

(k) Any and all taxes, including related interest and penalties, for which Vendor is responsible under Section 13.4, and any claim or action arising out of or relating to Vendor’s failure to comply with the obligations provided in Section 13.4, provided that Vendor shall not be responsible for interest or penalties related to such failure to comply that are occasioned by Phoenix’s failure to timely remit taxes to Vendor which Phoenix is responsible to pay except to the extent that such failure is due to Vendor’s failure to timely notify or charge Phoenix for taxes which Vendor is responsible to collect and remit (i) for which Vendor had failed to timely request all necessary tax information from Phoenix or (ii) for which Phoenix had previously provided all required necessary tax related information previously requested by Vendor on a timely basis;

(l) Any physical injury, death or real or tangible property loss caused by Vendor or Vendor Personnel as a result of the provision of the Services;

(m) A breach by Vendor or any Vendor Personnel of its obligations to comply with Vendor Applicable Laws in accordance with Article 22; or

(n) Any claim or action asserted against Phoenix by a Vendor Affiliate arising from or in connection with this Agreement.

18.2 Phoenix Indemnities.

Phoenix shall defend, indemnify and hold harmless Vendor and Vendor’s Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, “Vendor Indemnitees”) against any and all Losses, threatened Losses, to the extent arising from, in connection with, or based on allegations whenever made of the following:

(a) Claims arising out of Phoenix’s failure to observe or perform any duties or obligations to be observed or performed by Phoenix under any of the contracts, including Software licenses, Equipment leases, if any, and Third-Party Services Contracts: (i) assigned to Vendor, if any; or (ii) for which (and to the extent) Phoenix has retained financial, administrative, or operational responsibility, all to the extent such duties or obligations were required to be observed or performed by Phoenix before the date of such assignment or assumption;

(b) Any claims of infringement

(i) that would amount to a breach by Phoenix of the covenants set forth in Section 16.6; or

(ii) that:

(A) arise from Phoenix Software or Phoenix Third Party Software and related material provided, used and to be used by Phoenix, or other products provided by Phoenix or its Affiliates in connection with the Services. The Parties agree and acknowledge that Phoenix will pass through any warranties and indemnities for any Phoenix-provided Third Party Software or other products provided, used and to be used in connection with the Services;

(B) are not caused by improper acts or omissions of Vendor (such as use of more copies of an item than that for which a license was to have been obtained); and

(C) do not result from Vendor’s failure to fulfill its obligation under Section 6.7 to obtain Required Consents.

Phoenix’s obligations under this Section18.2(b) shall not apply to the extent that (A) the claim of infringement is based upon Vendor’s use of software provided by Phoenix hereunder: (1) in connection or in combination with equipment, devices or software not supplied or approved by Phoenix or used by Phoenix in connection with this Agreement, or (2) in a manner for which the software was not designed (as demonstrated in documentation provided to Vendor in advance of the initiation of such claim of infringement), (B) a Vendor Indemnitee (1) modifies any software provided by Phoenix hereunder without Phoenix’s consent nor at Phoenix’s direction and such infringement would not have occurred but for such modification, or (2) uses the software in the practice of a patented process not contemplated by this Agreement and there would be no infringement in the absence of such practice, or (C) the claim of infringement arises out of Phoenix’s implementation of the specifications provided by a Vendor Indemnitee and such infringement would not have occurred but for such implementation;

(c) Any claim or action by, on behalf of, or related to, any employee of Phoenix or any of its subcontractors (which, if made by a Transitioned Employees arises out of acts, incidents or omissions occurring before, or out of events occurring before, the date such employee is transferred to Vendor, or acts or omissions specifically requested by Phoenix or its Affiliates at any time), including claims arising under occupational health and safety, ERISA, worker’s compensation, or other applicable federal, state, or local laws or regulations, except where such claim arises out of acts or omissions specifically requested by Vendor or its Affiliates;

(d) The material inaccuracy or untruthfulness of any representation or warranty made by Phoenix pursuant to Section 16.7;

(e) Any claim or action asserted against Vendor but resulting from an act or omission of Phoenix or its Affiliates or its or their respective officers, directors, employees, subcontractors or agents in its or their capacity as an employer;

(f) Any and all taxes, including related interest and penalties, for which Phoenix is responsible under Section 13.4, and any claim or action arising out of or relating to Phoenix’s failure to comply with the obligations provided in Section 13.4, provided that Phoenix shall not be responsible for interest or penalties related to such failure to comply that are occasioned by Vendor’s failure to notify or charge Phoenix for taxes which Vendor is responsible to collect except to extent that such failure is due to Phoenix’s failure to provide necessary tax related information previously requested by Vendor on a timely basis;

(g) Any claim or action by subcontractors arising out of Phoenix’s breach or violation of Phoenix’s subcontracting arrangements;

(h) Any claim or action arising out of acts or omissions of Phoenix, except acts or omissions specifically requested by Vendor, that result in, arise from or relate to:

(i) a violation of Applicable Laws for the protection of persons or members of a protected class or category of persons by Phoenix or its employees, subcontractors or agents;

(ii) sexual discrimination or harassment by Phoenix, its employees, subcontractors or agents; or

(iii) vested employee benefits of any kind expressly assumed by Phoenix;

(i) Any claim or action by any employee or contractor of Phoenix or its subcontractors that Vendor is liable to such person as the employer or joint employer of such person, including and any claim for employee benefits as a result thereof, other than claims by Transitioned Employees arising out of events, acts, incidents or omissions occurring subsequent to the date such Transitioned Employees are transferred to Vendor;

(j) Any physical injury, death or real or tangible property loss caused by Phoenix;

(k) A breach by Phoenix or any Phoenix Personnel of its obligations to comply with Phoenix Applicable Laws in accordance with Article 22; or.

(l) Any claim or action asserted against Vendor by a Phoenix Affiliate arising from or in connection with this Agreement

18.3 Infringement.

(a) If any item provided by either Party, including those items which are the subject matter of the covenants set forth in Section 16.6 that is used to provide or forms part of the Services becomes, or in the providing Party’s reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding that would cause the providing Party to breach their respective obligations under Section 16.6, in addition to indemnifying the other Party and in addition to such Party’s other rights, the providing Party shall promptly take the following actions, at no charge to the other Party, in the listed order of priority:

(i) promptly secure the right to continue using the item;

(ii) replace or modify the item to make it non-infringing or without misappropriation, provided that any such replacement or modification must not degrade the performance or quality of the affected component of the Services, as reasonably determined by the Parties and the providing Party shall be solely responsible for the cost of any new interfaces or integration work required as a result of the replacement or modification, which amount shall be considered to be a direct damage to the non-providing Party and within the limit of liability for the purposes of Section 19.2(b) of this Agreement; or

(iii) remove the item from the Services, in which case Vendor’s Charges shall be equitably adjusted to reflect such removal and if in Phoenix’s reasonable opinion such removal is material to all or any portion of the remaining Services to constitute a material breach pursuant to Section 21.1, Phoenix may terminate such portion of the affected Services or the entire Agreement, as the case may be, without penalty.

(b) In addition to the indemnities set forth in this Article 18, each Party’s sole and exclusive remedies for infringement claims arising from the other Party’s use of Software and Non-Software Materials under this Agreement are set forth in this Section 18.3.

18.4 Indemnification Procedures.

With respect to third-party claims the following procedures shall apply:

(a) Notice. Promptly after receipt by any entity entitled to indemnification under Sections 18.1 through 18.3 of notice of the assertion or the commencement of any action, proceeding or other claim by a third party in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall promptly notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint, claim, action or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor acknowledges its indemnification obligation and elects to assume control of the defense and settlement of that claim (a “Notice of Election”); provided, however, that such acknowledgement and election shall not be, or deemed to be, a waiver of any defense that the indemnitor may have with respect to the underlying action, proceeding or claim; provided, further, that, solely with respect to a claim under Section 18.1(h), the indemnitee shall reimburse the indemnitor for the costs incurred by indemnitor in defending such action, proceeding or claim solely in the event that (i) a court of competent jurisdiction determines that indemnitor did not have an obligation to indemnify and (ii) that the indemnitee did not have a reasonable good faith basis for asserting that the indemnitor was obligated to defend such claim.

(b) Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor.

(c) Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election relating to a claim, or otherwise fails to acknowledge its indemnification obligation or to assume the defense of a claim, within the required notice period or fails to diligently defend the claim, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost, expense, and risk of the indemnitor, including payment of any judgment or award and the costs of settlement or compromise of the claim. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses, including payment of any judgment or award and the costs of settlement or compromise of the claim. If it is determined that the indemnitor failed to defend a claim for which it was liable, the indemnitor shall not be entitled to challenge the amount of any settlement or compromise paid by the indemnitee.

19. LIABILITY

19.1 General Intent.

Subject to the liability restrictions below, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement.

19.2 Liability Restrictions.

(a) SUBJECT TO SECTION 19.2(C) BELOW, IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING NEGLIGENCE), BREACH OF WARRANTY, STRICT LIABILITY, OR OTHERWISE, SHALL A PARTY BE LIABLE FOR INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, OR SPECIAL DAMAGES, OR LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

(b) Subject to Section 19.2(c) below, a Party’s total liability to the other Party, whether in contract or in tort (including negligence), breach of warranty, strict liability, or otherwise, shall be limited to an amount equal to the actual amounts received by Vendor pursuant to this Agreement in the twelve (12) months prior to the time of any such claim (or if such events occur during the first twelve (12) months of the Term, the amount estimated to be received by Vendor during the first twelve (12) months of the Term).

(c) The limitations set forth in Sections 19.2(a) and 19.2(b) above shall not apply with respect to:

(i) damages occasioned by the willful misconduct or gross negligence of a Party;

(ii) claims that are the subject of indemnification pursuant to Sections 18.1 (b), (e), or (l) as to Vendor and to Sections 18.2 (b), (d), or (j) as to Phoenix;

(iii) (A) claims that are the subject of indemnification pursuant to Section 18.1(i) or 18.1(m) as to Vendor or 18.2(k) as to Phoenix; or (B) damages occasioned by a Party’s breach of its obligations under Article 15 or Article 22 (including any breach of a Party’s obligations under the Business Associate Agreement), but only up to a limit of the actual amounts received by Vendor pursuant to this Agreement in the fifteen (15) months prior to the time of any such claim (or if such events occur during the first fifteen (15) months of the Term, the amount estimated to be received by Vendor during the first fifteen (15) months of the Term). For avoidance of doubt, the foregoing fifteen (15) month damages limitation is separate from and in addition to a Party’s liability for direct damages under Section 19.2(b) above;

(iv) damages occasioned by improper or wrongful termination of this Agreement or intentional abandonment of all or substantially all of the work required to perform the Services by Vendor provided, however, that Vendor shall be entitled to exercise its termination rights in good faith; or

(v) a Party’s nonperformance of its payment obligations to the other expressly set forth in this Agreement (including, with respect to Phoenix, Phoenix’s obligation to make payments to Vendor during the Term of this Agreement as required hereby, whether in the form of charges for Services performed hereunder or for payment or reimbursement of taxes or Out-of-Pocket Expenses.

19.3 Direct Damages.

The following shall be considered direct damages and shall not be considered consequential damages to the extent they result from a Party’s failure to fulfill its obligations in accordance with this Agreement:

(a) Reasonable costs of recreating or reloading any of Phoenix’s information that is lost or damaged;

(b) Reasonable costs of implementing a workaround or fix in respect of a failure to provide the Services;

(c) Reasonable costs of replacing lost or damaged equipment and software and materials;

(d) Reasonable costs and expenses incurred to correct errors in software maintenance and enhancements provided as part of the Services;

(e) Reasonable costs and expenses incurred to procure the Services from an alternate source;

(f) Fines and penalties imposed by a governmental or regulatory agency as a direct result of either Party’s material breach of this Agreement;

(g) The difference in the amounts realized by Phoenix or a Phoenix customer from orders or sales placed by Phoenix, where such difference is due to a delay or inability of Phoenix to timely place such orders or sales for a mutual fund or other security trade as a direct result of an error, omission or delay by Vendor in the performance of the Services; or

(h) Reasonable straight time, overtime, or related expenses incurred by Phoenix or its Affiliates, including overhead allocations for employees, wages and salaries of additional personnel, travel expenses, telecommunication and similar charges incurred due to the direct failure of Vendor to provide the Services or incurred in connection with (a) through (e) above.

Notwithstanding the foregoing, to the extent damages payable by Phoenix under this Article 19 consist of compensation to Vendor for work performed by Vendor Personnel, such compensation shall be calculated using the time and material rates provided in Exhibit C-5 to Schedule C (Charges).

19.4 Duty to Mitigate.

Each Party shall have a duty to mitigate damages for which the other Party is responsible.

19.5 Force Majeure.

(a) Provided that Vendor has fully complied with its obligations to provide disaster recovery-related Services hereunder, neither Party shall be liable for any default or delay in the performance of its obligations under this Agreement (except, subject to Section 19.5(b), for the payment of Vendor’s charges hereunder):

(i) if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of terrorism, riots, labor disputes (other than labor disputes of a Party or its subcontractors, and its employees), civil disorders, an order under the Defense Production Act, or any other cause beyond the reasonable control of such Party;

(ii) provided the non-performing Party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and could not reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means (including, with respect to Vendor, by Vendor meeting its obligations for performing disaster recovery services as provided in this Agreement) (each such event, a “Force Majeure Event”).

(b) The non-performing Party shall be excused from further performance or observance of the obligations affected by a Force Majeure Event for as long as such circumstances prevail and such Party continues to use Commercially Reasonable Efforts to recommence performance or observance without delay. Any Party so delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within twenty-four (24) hours of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay. Except as set forth in Section 19.5(c)(i) below, to the extent a Force Majeure Event relieves Vendor of its obligations to perform the Services, Phoenix’s obligation to pay for such Services shall also be relieved.

(c) If any Force Majeure Event affecting facilities, personnel, or other resources under the control of Vendor or any of its Affiliates or subcontractors substantially prevents, hinders or delays performance of the Services necessary for the performance of functions identified by Phoenix as critical for more than three (3) consecutive calendar days or any material portion of the Services for more than five (5) Business Days, then, at Phoenix’s option:

(i) Phoenix may procure such Services from an alternate source, and provided that Phoenix continues to pay Vendor for the Services as provided in this Agreement, Vendor shall be liable for payment for such Services from the alternate source up to the amount of the payments made by Phoenix to Vendor, plus the difference between the payments due to the alternate source and the payments made by Phoenix to Vendor for so long as the delay in performance shall continue up to the fifteenth (15) day after such alternate source provider was procured by Phoenix. In the event the alternate provider provides services longer than the 15 day period reflected above, then Phoenix may, within five days after the end of such 15 day period, terminate this Agreement for convenience upon notice to Vendor by paying to Vendor on the effective date of termination the applicable termination fee, such termination to be effective at any time within sixty (60) days after such five-day period. Such force majeure termination fee shall be the sum of the following amounts: (a) the applicable fee amount reflected in Exhibit C-8 to Schedule C (Charges) and (b) the then-current book value (as reflected on Vendor’s books) of all assets, including, without limitation, hardware, software and any pre-paid amounts for maintenance, to the extent such assets are used by Vendor solely to provide the Services to Phoenix (less any amounts paid by Phoenix for such assets pursuant to Section 21.10(c)(iii)(B)). In addition, with respect to the assets described in (b) above, Vendor shall make a good faith effort to re-deploy such assets within its environment or with other customers, and Phoenix shall be relieved of paying the proportionate amount reflected in (b) to the extent Vendor is successful in doing so; or

(ii) upon Vendor’s failure to resume performance in accordance with this Agreement within twenty-four (24) hours after written notice is given to Vendor of Phoenix’s intent to terminate (A) Phoenix may terminate any portion of this Agreement so affected and the Charges payable hereunder shall be equitably adjusted to reflect those terminated Services; or (B) Phoenix may terminate this Agreement as of a date specified by Phoenix in a written notice of termination to Vendor, with the payment of the applicable force majeure termination fee described in (i) above, subject to the last sentence of such subsection (i).

(d) Vendor shall not have the right to any additional payments from Phoenix for costs or expenses incurred by Vendor as a result of any Force Majeure Event.

20. DISPUTE RESOLUTION

Any dispute between the Parties or between a Party and an Affiliate of the other Party, arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by Vendor, its Affiliates or Phoenix or its Affiliates, shall be resolved by Vendor and Phoenix, as provided in this Article 20.

20.1 Informal Dispute Resolution Process.

(a) Subject to Sections 20.1(b) and 20.1(c), the Parties initially shall attempt to resolve their dispute informally, in accordance with the following:

(i) Upon the written notice by a Party to the other Party of a dispute (“Dispute Date”), each Party shall appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute. The designated representatives of a Party shall have the authority to resolve the dispute on behalf of such Party.

(ii) The designated representatives shall meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.

(iii) During the course of discussion, all reasonable requests made by a Party to the other for non-privileged information, reasonably related to this Agreement, shall be honored in order that a Party may be fully advised of the other’s position.

(iv) The specific format for the discussions shall be left to the discretion of the designated representatives.

(b) After ten (10) days following the Dispute Date and prior to commencement of any litigation as permitted under Section 20.1(c), either Party may initiate non-binding mediation of the dispute by submitting to the American Arbitration Association (the dispute mediation entity, “DM”) and to the other Party a written request for mediation under the Commercial Mediation rules of such organization, setting forth the subject of the dispute and the relief requested. The Parties shall cooperate with DM and each other in the mediation process, and any such mediation shall be held in Hartford Connecticut. The mediation shall be conducted in accordance with the applicable practices and procedures of DM. Upon commencement of litigation as permitted under Section 20.1(c), either Party, upon notice to DM and to the other Party, may terminate the mediation process. Each Party shall bear its own expenses in the mediation process and shall share equally the charges of DM.

(c) Litigation of a dispute may be commenced by either Party upon the earlier to occur of any of the following:

(i) the designated representatives mutually conclude that amicable resolution through continued negotiation of the matter does not appear likely; or

(ii) forty-five (45) days have elapsed from the Dispute Date.

(d) Notwithstanding the above, either Party may commence litigation if it is deemed appropriate by a Party to avoid the expiration of an applicable limitations period or to preserve a superior position with respect to other creditors, or a Party makes a good faith determination, including as provided in Section 21.12 respecting Phoenix, that a breach of the Agreement by the other Party is such that a temporary restraining order or other injunctive relief is necessary.

(e) No resolution or attempted resolution of any dispute or disagreement pursuant to this Section 20.1 shall be deemed to be a waiver of any term or provision of this Agreement or consent to any breach unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

20.2 Litigation.

For all litigation which may arise with respect to this Agreement, the Parties irrevocably and unconditionally submit (i) to the non-exclusive jurisdiction and venue (and waive any claim of forum nonconvenience and any objections as to laying of venue) of the United States District Court for the Southern District of New York or (ii) if such court does not have subject matter jurisdiction, to the courts of the State of New York located in Manhattan, New York with appropriate subject matter jurisdictions in connection with any action, suit or proceeding arising out of or relating to this Agreement. Each Party further waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to such Party at such Party’s address provided for purposes of notices under this Agreement, provided that service occurs upon actual receipt of the notice and that no other applicable state or Federal rule of civil procedure regarding jurisdiction or service of process is waived or otherwise altered. In addition, each Party hereby waives its right to trial by jury.

20.3 Binding Arbitration for Certain Pricing Disputes and Work Product Ownership Disputes.

Any dispute over pricing described in Section 3.6, 13.5 or 13.6(c) or with regard to the ownership of certain Work Product under Section 7.5(a)(i)(X) that the Parties are unable to resolve pursuant to those sections will be submitted to binding arbitration in accordance with the following procedures:

(a) Demand for Arbitration; Location. Either Party may demand arbitration by giving the other Party written notice to such effect. The arbitration will be held before one neutral arbitrator in Hartford, Connecticut.

(b) Identification of Arbitrator. Within 30 days after the other Party’s receipt of such demand, the Parties will mutually determine who the arbitrator will be. The arbitrator will be an individual who has a background in, and knowledge of, the information technology services industry, including the pricing of such services. If a person with such industry experience is not available, the arbitrator will be selected from the large and complex case panel or, if an appropriate person is not available from such panel, the retired federal judges pool. If the Parties are unable to agree on the arbitrator within that time period, the arbitrator will be selected by the American Arbitration Association (“AAA”), based on the foregoing.

(c) Conduct of Arbitration. The arbitration will be governed by the Commercial Arbitration Rules of the AAA, except as expressly provided in this Section 20.3. However, the arbitration will be administered by any organization mutually agreed to in writing by the Parties. If the Parties are unable to agree on the organization to administer the arbitration, it will be administered by the AAA under its procedures for large and complex cases.

(d) Scope of Discovery. All discovery will be guided by the Federal Rules of Civil Procedure. All issues concerning discovery upon which the Parties cannot agree will be submitted to the arbitrator for determination.

(e) Authority of Arbitrator. The arbitrator will determine the rights and obligations of the Parties according to the laws of the State of New York, without reference to conflict of laws provisions. The arbitrator will not have authority to make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

(f) Binding Decision. The decision of the arbitrator will be in writing and will be final and binding on the Parties. Each Party will bear its own costs and expenses including filing fees with respect to the arbitration, including one-half of the fees and expenses of the arbitrator.

20.4 Continued Performance.

Each Party agrees to continue performing its obligations (subject to Phoenix’s rights to withhold disputed Charges under Section 14.8) under this Agreement while any dispute is being resolved, regardless of the nature and extent of the dispute, unless and until such obligations are terminated by the termination or expiration of the Agreement or by and in accordance with the final determination of the dispute resolution procedures.

20.5 Governing Law.

This Agreement and performance under it shall be governed by and construed in accordance with the law of the State of New York without regard to any portion of its choice of law principles that might provide for application of a different jurisdiction’s law. The Parties expressly intend to avail themselves of the benefits of Section 5-1401 of the New York General Obligations Law. The United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

21. TERMINATION

21.1 Termination For Cause By Phoenix.

(a) Phoenix may terminate this Agreement, either in whole or by affected Service Tower or Work Order, if Vendor:

(i) commits a material breach of this Agreement and fails to cure such breach within thirty (30) days after notice of breach from Phoenix to Vendor;

(ii) commits a material breach of this Agreement which Vendor demonstrates, during the thirty (30) days after notice of breach from Phoenix to Vendor, is not capable of being cured within such thirty (30) days and fails to (A) proceed promptly and diligently to correct the breach; (B) within thirty (30) days following such notice develop a complete plan for curing the breach; and (C) cure the breach within sixty (60) days of such notice;

(iii) commits a material breach of this Agreement that is not subject to cure with due diligence within sixty (60) days after notice of breach from Phoenix to Vendor;

(iv) commits numerous breaches of the same duty or obligation which collectively constitute a material breach of this Agreement which is not cured within thirty (30) days notice from Phoenix; or

(v) fails to meet the same Minimum Critical Service Level for three (3) consecutive months or has six (6) or more Minimum Critical Service Level Defaults (of any combination of Minimum Critical Service Levels) for six (6) or more months during any rolling twelve (12) month period (provided that if a single incident causes multiple Minimum Critical Service Level Defaults, only one such default will count toward the six).

(b) Phoenix may terminate a Service (and any other Service that is integrally related to such terminated service) if Vendor commits a material breach of this Agreement with respect to such Service and fails to cure such breach within thirty (30) days after notice of breach from Phoenix to Vendor.

(c) For the purposes of this Section 21.1 payment of monetary damages by Vendor shall not be deemed to cure a material breach by Vendor of its obligations under this Agreement.

21.2 Termination by Vendor.

If, and only if, Phoenix fails to pay Vendor as set forth in Section 14.2 undisputed Charges under the Agreement totaling at least one month’s Base Charges, Vendor may by giving written notice to Phoenix terminate this Agreement as of a date specified in the notice of termination which is at least thirty (30) days thereafter.

21.3 Termination for Convenience by Phoenix.

(a) Entire Agreement. Commencing on the twenty-fifth (25th) month from the Amended and Restated Effective Date of this Agreement, Phoenix may terminate the entirety of this Agreement for convenience and without cause at any time by (i) giving Vendor at least six (6) months prior written notice designating the effective termination date and (ii) the payment of the applicable termination for convenience fee. Such termination for convenience fee shall be the sum of the following amounts: (a) the amount reflected in Exhibit C-8 to Schedule C (Charges) and (b) the then current book value (as reflected on Vendor’s books) of all assets, including, without limitation, hardware, software and any pre-paid amounts for maintenance, to the extent such assets are used by Vendor solely to provide the Services to Phoenix (less any amounts paid by Phoenix for such assets pursuant to Section 21.10(c)(iii)(B)). In addition, with respect to the assets described in (b) above, Vendor shall make a good faith effort to re-deploy such assets within its environment or with other customers, and Phoenix shall be relieved of paying the proportionate amount reflected in (b) to the extent Vendor is successful in doing so. If a purported termination for cause by Phoenix is determined by a competent authority not to have been properly a termination for cause, then such termination by Phoenix shall be deemed to be a termination for convenience and Phoenix shall be obligated to pay to Vendor the applicable termination for convenience fee.

(b) Partial Termination for Convenience.

(i) Commencing on the twenty-fifth (25th) month from the Amended and Restated Effective Date of this Agreement, Phoenix may terminate certain Service Towers, in the manner reflected in this Section 21.3(b), for convenience and without cause at any time by (i) giving Vendor at least six (6) months prior written notice designating the effective termination date and (ii) the payment of the applicable partial termination for convenience fee. Such partial termination for convenience fee shall be the sum of the following amounts: (a) the applicable amount reflected in Exhibit C-8 to Schedule C (Charges), (b) the then-current book value (as reflected on Vendor’s books) of all assets, including, without limitation, hardware, software and any pre-paid amounts for maintenance, to the extent such assets are used by Vendor in the Service Tower being terminated solely to provide the Services to Phoenix (less any amounts paid by Phoenix for such assets pursuant to Section 21.10(c)(iii)(B)), and (c) an amount which is equal to the sum of ten percent (10%) of the Base Charges for the terminated Service Tower for the twelve (12) month period following the effective date of such partial termination. Solely with respect to that portion of the partial termination for convenience fee described in (a) above, if, at the end of such twelve (12) month period, the total aggregate Charges paid by Phoenix to Vendor in such period (the “Actual Annual Revenues”) exceeds the projected Base Charges for all Service Towers for such period (including any applicable cost of living adjustments described in Section 8 of Schedule C (Charges) (the “Projected Base Charges”) then, Vendor shall pay Phoenix an amount equal to the difference between the Actual Annual Revenues and the Projected Base Charges not to exceed the fee paid in (a) above. In addition, with respect to the assets described in (b) above, Vendor shall make a good faith effort to re-deploy such assets within its environment or with other customers, and Phoenix shall be relieved of paying the proportionate amount reflected in (b) to the extent Vendor is successful in doing so.

(ii) Pursuant to this Section 21.3(b), Phoenix may terminate any one or more of the following Service Towers: Help Desk, Desktop, Network, or Print and Mail.

(c) Work Order Termination for Convenience. Subject to the requirements and terms and conditions of the Work Order, Phoenix may terminate a Work Order for convenience at any time by (i) giving Vendor at least thirty (30) days (unless a Work Order specifies a different time period) prior written notice designating the effective termination date and (ii) the payment of the applicable termination for convenience fees, if any, specified in the applicable Work Order.

21.4 Termination for Excessive Claims.

If, at any time, the aggregate of all judgments awarded to Phoenix and claims paid by Vendor to Phoenix arising out of or relating to this Agreement equals or exceeds seventy-five percent (75%) of the amount of Vendor’s limitation of liability under Section 19.2(b) or Section 19.2(c)(iii) (as adjusted in accordance with the next sentence), Phoenix may elect to give written notice to Vendor of such circumstance. If Vendor does not, within thirty (30) days of receipt of Phoenix’s notice, agree to increase the then current limitation on the amount of damages under Section 19.2(b) or Section 19.2(c)(iii), as applicable, by fifty percent (50%), Phoenix shall be entitled to terminate this Agreement, without liability or the payment of additional charges (including any termination for convenience fees), by giving Vendor further written notice; provided, however, such termination will not entitle Phoenix to additional damages in excess of the amount under Section 19.2. If Vendor does, within thirty (30) days of receipt of Phoenix’s notice, agree to increase the then current amount of damages under Section 19.2(b) or Section 19.2(c)(iii), as applicable, by fifty percent (50%), Phoenix shall not be entitled to terminate this Agreement pursuant to this Section 21.4, and the Parties will amend Section 19.2(b) or Section 19.2(c)(iii), as applicable, to reflect the increased limitation of liability amount.

21.5 Termination by Phoenix for Change of Control.

(a) If (i) another entity not currently an Affiliate of Phoenix, directly or indirectly, in a single transaction or series of related transactions, acquires either Control of Phoenix or all or substantially all of the assets of Phoenix; or (ii) Phoenix is merged with or into another entity, then, at any time within nine (9) months after the last to occur of such events, Phoenix may terminate this Agreement by (i) giving Vendor at least ninety (90) days prior written notice and designating a date upon which such termination shall be effective, and (ii) by the payment of a termination fee equal to the sum of (A) the applicable change of control termination fee reflected in Exhibit C-8 to Schedule C (Charges), and (B) the then-current book value (as reflected on Vendor’s books) of all assets, including, without limitation, hardware, software and any pre-paid amounts for maintenance, to the extent such assets are used by Vendor solely to provide the Services to Phoenix (less any amounts paid by Phoenix for such assets pursuant to Section 21.10(c)(iii)(B)). With respect to the assets described in (B) above, Vendor shall make a good faith effort to re-deploy such assets within its environment or with other customers, and Phoenix shall be relieved of paying the proportionate amount reflected in (B) to the extent Vendor is successful in doing so.

(b) If, following the Amended and Restated Effective Date, (i) another entity not currently an Affiliate of Vendor, directly or indirectly, in a single transaction or series of related transactions, acquires either Control of Vendor or Vendor’s parent entity (i.e., Hewlett Packard Company) or all or substantially all of the assets of Vendor or Vendor’s parent entity; or (ii) Vendor or Vendor’s parent entity is merged with or into another entity, then, at any time within nine (9) months after the last to occur of such events, Phoenix may terminate this Agreement by (i) giving Vendor at least ninety (90) days prior written notice and designating a date upon which such termination shall be effective, and (ii) by the payment of a termination fee equal to the sum of (A) the applicable change of control termination fee reflected in Exhibit C-8 to Schedule C (Charges), and (B) the then-current book value (as reflected on Vendor’s books) of all assets, including, without limitation, hardware, software and any pre-paid amounts for maintenance, to the extent such assets are used by Vendor solely to provide the Services to Phoenix (less any amounts paid by Phoenix for such assets pursuant to Section 21.10(c)(iii)(B)). With respect to the assets described in (B) above, Vendor shall make a good faith effort to re-deploy such assets within its environment or with other customers, and Phoenix shall be relieved of paying the proportionate amount reflected in (B) to the extent Vendor is successful in doing so.

21.6 Termination Due To Force Majeure Event.

This Agreement may be terminated by Phoenix in whole or by affected Service Tower following a Force Majeure Event as provided in Section 19.5(c).

21.7 Termination Due To Vendor’s Insolvency and Related Events.

Phoenix may terminate this Agreement without liability if Vendor (a) files any petition in bankruptcy; (b) has an involuntary petition in bankruptcy filed against it which is not challenged in forty (40) days and not dismissed within one hundred twenty (120) of the filing of such involuntary petition; (c) makes a general assignment for the benefit of creditors; (d) admits in writing its inability to pay its debts as they mature; or (e) has a receiver appointed for a substantial portion its assets and the receivership is not released within sixty (60) days.

21.8 Financial Filings and Notice of Change of Financial Condition.

(a) Financial Filings. Promptly, but in no event later than (i) fourteen (14) days after Vendor’s parent Entity files any Quarterly Report on Form 10-Q or Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, and (ii) five (5) Business Days after Vendor’s parent Entity files a Current Report on Form 8-K with the SEC, Vendor shall notify Phoenix’s Chief Information Officer and Chief Financial Officer of such filing by e-mail, which notice shall include a link to a copy of such filing.

(b) Notice. Vendor shall, within fourteen (14) days after obtaining actual knowledge of the occurrence of a Credit Trigger Event, provide notice to Phoenix of the occurrence of such Credit Trigger Event. Promptly following the date Phoenix receives such notice, senior executives of Phoenix and Vendor (being Electronic Data Systems, LLC as opposed to Vendor’s parent Entity) shall meet to discuss Vendor’s parent Entity’s financial condition and Vendor’s ability to continue to perform its obligations hereunder.

(c) Definitions. For the purposes of this Section 21.8, “Credit Trigger Event” means a Downgrade Event. “Downgrade Event” means (A) any downgrade of the long term unsecured debt rating of Vendor’s parent Entity below Moody’s rating BA1 or Standard & Poor’s rating BBB-, or (B) the failure of Vendor’s parent Entity to have a long term unsecured debt rating from both Standard & Poor’s and Moody’s.

21.9 Extension of Termination Effective Date.

Phoenix may extend the effective date of termination/expiration a maximum of three (3) times as it elects in its discretion, provided that the total of all such extensions shall not exceed one hundred eighty (180) days following the effective date of termination/expiration in place immediately prior to the initial extension under this Section, on terms and conditions (including Charges) then in effect. For any notice or notices of such extensions provided to Vendor within thirty (30) days of the then-scheduled date of termination/expiration, Phoenix shall also reimburse Vendor for additional Out-of-Pocket Expenses caused by such notices.

21.10 Termination/Expiration Assistance.

(a) During (i) (A) the six (6) month period prior to expiration of this Agreement or on such earlier date as Phoenix may request, or commencing upon a notice of non-renewal or termination (including notice based upon default by Phoenix) of this Agreement or of termination of one or more Service Towers or Work Orders; and (B) any period during which the effective date of termination/expiration is extended pursuant to Section 21.9)((A) and (B) collectively, the “Pre-Termination/Expiration Period”), and; (ii) continuing for such period of time designated by Phoenix, not to exceed twelve (12) months after the actual effective date of expiration or, if applicable, of termination of this Agreement (the “Post-Termination/Expiration Period”, Vendor shall provide to Phoenix, or at Phoenix’s request to Phoenix’s designee, the reasonable termination/expiration assistance requested by Phoenix to facilitate the orderly transfer of the Services to Phoenix or its designee (including a competitor of Vendor) (“Termination/Expiration Assistance”).

(b) During the Pre-Termination/Expiration Period, to the extent that Termination/Expiration Assistance cannot reasonably be provided by Vendor’s then-current level of dedicated Vendor Personnel staff, Termination/Expiration Assistance will be provided by Vendor at the time and materials rates specified in Exhibit C-5 to Schedule C (Charges); provided, however, that in the event of a termination by Phoenix pursuant to Section 21.1, such Termination/Expiration Assistance will be provided by Vendor at no charge to Phoenix. During the Post-Termination/Expiration Period, Termination/Expiration Assistance will in all events be provided by Vendor at the time and materials rates specified in Exhibit C-5 to Schedule C (Charges). All charges for Termination/Expiration Assistance will be billed to Phoenix on a monthly basis in arrears; provided, however, that in the event of a termination by Vendor pursuant to Section 21.2, Vendor may require that Phoenix pay monthly in advance for such Termination/Expiration Assistance and any other Services, and Vendor shall not be obligated to provide Termination/Expiration Assistance or any other Services, and shall not be in breach under this Agreement for failing to provide Termination/Expiration Assistance or any other Services, unless Phoenix prepays for such Termination/Expiration Assistance or Services as set forth in this Section 21.10; further provided, however, that at least ten (10) days prior to the beginning of each month, Vendor shall provide Phoenix with an invoice setting out a reasonable, good faith, estimate of the charges for the Termination/Expiration Assistance and any other Services for that month and such amounts shall be due and payable by Phoenix prior to the beginning of the month (with a monthly true up/reconciliation of the amounts actually due, provided however that charges that are not reasonably capable of being determined as of the date of such monthly true-up will be reconciled in the next month’s invoice).

(c) Termination/Expiration Assistance shall include the following:

(i) Vendor shall provide all reasonable information and assistance necessary to permit the smooth transition of Services and functions being performed by Vendor or its subcontractors to Phoenix or to Phoenix’s designee, provided, however, that if any of such information is to be disclosed to Phoenix’s designee, such designee must first execute a reasonable confidentiality agreement with Vendor prior to receiving such information;

(ii) Phoenix or its designee shall be permitted to undertake, without interference from Vendor or Vendor subcontractors, to hire any Vendor Personnel primarily performing the Services as of the date of notice of termination, or, in the case of expiration, within the six (6) month period (or longer period requested by Phoenix) prior to expiration. Vendor shall waive, and shall cause its subcontractors to waive, their rights, if any, under contracts with such personnel restricting the ability of such personnel to be recruited or hired by Phoenix or Phoenix’s designee. Phoenix or its designee shall have reasonable access to such personnel for interviews and recruitment and Vendor and its subcontractors shall not interfere with any such hiring efforts;

(iii) except where the Parties have agreed otherwise in writing with respect to a specific circumstance:

(A) Vendor shall provide Phoenix will all licenses, sublicenses, and other rights to use any Software to which Phoenix is entitled under this Agreement;

(B) at Phoenix’s request, Vendor shall (1) obtain any Required Consents pursuant to Section 6.7 from third parties and thereafter assign to Phoenix or its designee leases for some or all of the Equipment that was necessary as of the date of termination/expiration of this Agreement primarily for providing the Services, and Phoenix shall assume the obligations under such leases that relate to periods after such date; and (2) sell to Phoenix or its designee, at Vendor’s then current book value, some or all of the Equipment owned by Vendor that, as of the date of termination/expiration of this Agreement, was primarily used for providing the Services; and (3) to the extent assignable, assign to Phoenix, and Phoenix shall have and be entitled to, the benefits of any manufacturers” warranties and indemnities issued with any Equipment sold (or leases to Equipment assigned) to Phoenix under this subsection 21.10(c)(iii)(B). Vendor shall also provide all user and other documentation relevant to such Equipment which is in Vendor’s possession. Phoenix shall assume responsibility under any maintenance agreements for such Equipment to the extent such responsibilities relate to periods after the date of termination/expiration of this Agreement; and

(C) Vendor shall obtain any necessary rights and thereafter make available to Phoenix or its designee, pursuant to reasonable terms and conditions, any third-party services then being utilized by Vendor in the performance of the Services including services being provided through third-party service or maintenance contracts on Equipment and Software. To the extent Vendor has prepaid for third party services, the benefit of which shall be received by Phoenix after the effective date of termination or expiration of this Agreement, Phoenix shall reimburse Vendor for the portion of prepayment amount attributable to Phoenix after such date. Vendor shall be entitled to retain the right to utilize any such third-party services in connection with the performance of services for any other Vendor customer; and

(iv) Vendor shall provide capacity planning, consulting services, facilities planning, telecommunications planning, Software configuration, reviewing all System Software with a new service provider, generating machine readable/listings of source code to which Phoenix is otherwise entitled pursuant to this Agreement, uploading production databases, providing parallel processing, providing application software maintenance and support, providing testing services, and providing Equipment where practical; provided that such services are provided by the then assigned Vendor Personnel and to the extent that so doing does not adversely affect the ability of Vendor to provide the Services at the Service Levels. If Phoenix requires Vendor to provide services that shall result in an adverse affect to the Service Levels, Vendor shall so notify Phoenix. If Phoenix still requires Vendor to provide such services, Vendor shall be excused from performing at the required Service Levels for the affected Services to the extent caused by such services.

(d) As reasonably requested by Phoenix, Vendor shall provide Termination/Expiration Assistance for any Services that Phoenix reduces or terminates, or otherwise withdrawals from Vendor’s scope, under this Agreement.

(e) If Vendor has incorporated Phoenix’s network into a Vendor proprietary telecommunications network, or has incorporated proprietary Software, Equipment or other materials into Phoenix’s network, then, at Phoenix’s request, Vendor will provide up to two (2) years continued network services at the then current contract rates for such service. This will permit Phoenix to establish its own network or transfer to another vendor’s network in an orderly manner.

(f) Following the effective date of expiration or, if applicable, of termination of this Agreement (as such effective date may be extended under this Agreement or as such period is extended pursuant to Section 21.9) and continuing for the remainder of any Termination/Expiration Assistance period, Vendor will provide, at Phoenix’s request, any or all of the Services being performed by Vendor prior to such effective date at the applicable Charges that were in effect for such Services as of such effective date; provided, however, that such Charges shall be equitably reduced on an on-going basis during the Termination/Expiration Assistance period to take into account the reduced level of Services being provided (whether in scope, volume or otherwise). Furthermore, the quality and level of such Services shall not be degraded during the provision of Termination/Expiration Assistance.

21.11 Bid Assistance.

In the process of evaluating whether to undertake or allow termination/expiration or renewal of this Agreement, Phoenix may consider obtaining, or determine to obtain, offers for performance of services similar to the Services following termination/expiration of this Agreement. As and when reasonably requested by Phoenix for use in such a process, Vendor shall provide to Phoenix such information and other cooperation regarding performance of the Services as would be reasonably necessary for a third party to prepare an informed, non-qualified offer for such services, and for a third party not to be disadvantaged compared to Vendor if Vendor were to be invited by Phoenix to submit a proposal. The types of information and level of cooperation to be provided by Vendor shall be no less than those initially provided by Phoenix to Vendor prior to commencement of this Agreement. Vendor’s support in this respect shall include providing information regarding Equipment, Software, staffing and other matters that Vendor would otherwise provide as part of Termination/Expiration Assistance. Vendor shall provide such support at no additional charge to the extent such support can be provided by Vendor personnel without materially affecting Vendor’s ability to meet the Service Levels. Any additional assistance shall be provided at the time and materials rates set forth in Exhibit C-5 to Schedule C (Charges).

21.12 Equitable Remedies.

Vendor acknowledges that, if it breaches (or attempts or threatens to breach) its obligation to provide Termination/Expiration Assistance, Phoenix shall be irreparably harmed. In such a circumstance, Phoenix may proceed directly to court. If a court of competent jurisdiction should find that Vendor has breached (or attempted or threatened to breach) any such obligations, Vendor agrees that, without any additional findings of irreparable injury or other procedural requirements for injunctive relief (including the posting of bond), it shall not oppose the entry of an appropriate order compelling performance by Vendor and restraining it from any further breaches (or attempted or threatened breaches). Nothing contained in this Section 21.12 shall be deemed to prevent a court from imposing substantive provisions or requirements, such as requiring payment for services rendered.

21.13 Charge Adjustment.

Unless otherwise expressly set forth herein, if Phoenix chooses to terminate this Agreement in part, the Charges payable under this Agreement shall be equitably reduced to reflect those services that are terminated.

21.14 Reduction of Services.

The reductions of Services resulting from any termination pursuant to this Article 21 shall not count as RRCs or towards any Service reduction threshold reflected in this Agreement, including in Sections 3.6 and 13.5.

22. COMPLIANCE WITH LAWS

22.1 Compliance with Laws and Regulations Generally.

(a) Subject to Section 3.13, each Party shall perform its obligations in a manner that complies with all Applicable Laws which impact the respective Parties’ businesses or, in Vendor’s case, those which also directly impact the performance of the Services (including identifying and procuring required certificates, approvals and inspections). If a charge occurs of non-compliance of a Party with any such Applicable Laws as to the Services, in the case of Vendor, or the receipt or use of the Services, in the case of Phoenix, the Party so charged shall promptly notify the other Party of such charges in writing.

(b) Without limitation to the above, Vendor covenants that it shall and it shall ensure that all Vendor Personnel shall comply with those laws that are applicable to Vendor’s business or operations or performance of the Services, including Healthcare Laws, IT Laws, Insurance Regulations, Privacy Laws, U.S. Foreign Corrupt Practices Act, data protection and export and import laws, rules and regulations, in connection with the Services and otherwise under this Agreement, including Schedule A (Statement of Work) (“Vendor Applicable Laws”), as such laws, rules and regulations are in effect as of the Amended and Restated Effective Date. If there are changes to such Vendor Applicable Laws during the term and such changes materially impact the provision of the Services, such changes in the Services will be subject to the Technical Change Control Procedure or Contractual Change Control Procedure, as appropriate but such modifications in the Services due to changes in Vendor Applicable Laws shall not be deemed New Services under this Agreement or otherwise increase the Charges payable by Phoenix. Without limitation to the generality of the foregoing, Phoenix must comply with all Applicable Laws applicable to Phoenix’s business or operations or its use or receipt of the Services (“Phoenix Applicable Laws”). Phoenix must provide its requirements to Vendor for what Phoenix needs to comply with Phoenix Applicable Laws if such requirements are to be provided by Vendor as a portion of the Services. Phoenix must determine, on its own accord, if the Services, its use of the Services and operation by Phoenix as to such use comply with all Phoenix Applicable Laws and will not violate any Phoenix Applicable Laws. If there are changes or additions to such Phoenix Applicable Laws during the term and such changes or additions impact the use or receipt of the Services, Vendor shall, subject to the Technical Change Control Procedure or Contractual Change Control Procedure, as appropriate, modify its performance of the Services, to the extent directed by Phoenix, as necessary for Phoenix to comply with such Phoenix Applicable Laws, as so changed or added. To the extent that such changes or additions in Phoenix Applicable Laws apply to multiple clients of Vendor, Phoenix shall only be liable to pay Vendor for an amount proportionate to the number of other Vendor clients so affected. To the extent that such changes or additions in Phoenix Applicable Laws do not apply to multiple clients of Vendor, Phoenix shall pay Vendor for the full amount of such change. If any change in Applicable Law prevents or delays Vendor from performing its obligations under this Agreement, the Parties will develop and implement a suitable workaround until such time as Vendor can perform its obligations under the Agreement without such workaround. In the event there is a change in Applicable Laws which (a) applies to both Vendor and Phoenix and does not fall into the respective definitions of either Vendor Applicable Laws or Phoenix Applicable Laws, and (b) requires a modification to the Services, then such modification will be subject to the Technical Change Control Procedure and the Contractual Change Control Procedures and the Parties will discuss in good faith as to the manner in which any resultant charges will be handled by the Parties. The Parties agree and acknowledge that, as to the Services, Vendor will not take on any responsibilities which would cause it to be subject to licensing as a Third Party Administrator or otherwise be regulated as an insurance entity, nor is Vendor taking on any obligations that would subject Vendor to any health care laws other than the Business Associate requirements related to the protection of Protected Health Care Information and other HIPAA requirements as expressly agreed to by the Parties in this Agreement. Vendor will be responsible for any fines and/or penalties incurred by Phoenix arising from Vendor’s noncompliance with Vendor Applicable Laws that directly impact its business, as stated above, and Phoenix will be responsible for any fines and/or penalties incurred by Vendor arising from Phoenix’s noncompliance with Phoenix Applicable Laws that directly impact its business, as stated above. If either Party receives any correspondence from any regulatory authority of competent jurisdiction that specifically relates to, or has a potentially significant adverse impact on, the Services, it will provide a copy of that correspondence to the other Party to the extent that it is able to pursuant to Applicable Laws. Each Party shall promptly notify the other Party if it becomes aware of any non-compliance or suspected non-compliance with this Section 22.1.

22.2 Equal Employment Opportunity.

Each Party represents to the other that it is, and covenants that during the Term shall remain, an equal opportunity employer. Each Party certifies that it does not, and shall not, discriminate against its employees or applicants for employment on any legally impermissible basis and is and shall remain in compliance with all applicable Phoenix policies (made known to Vendor as to Vendor) and Applicable Laws prohibiting discrimination and otherwise encouraging the hiring of minorities. Each Party certifies in accordance with 41 CFR Chapter 60-1.8 that its facilities are not segregated and that each Party complies with the Equal Opportunity Clause (41 CFR §60-1.4), the Affirmative Action Clause for Handicapped Workers (41 CFR §60-250.4), and the Affirmative Action Clause for Disabled Veterans and Veterans of the Vietnam Era (41 CFR §60-741.4), which are incorporated in this Agreement by reference.

22.3 Occupational Safety And Health Act.

All work performed under this Agreement shall fully comply with the provisions of the Federal Occupational Safety and Health Act of 1970 and with any rules and regulations promulgated pursuant to the Act and any similar state or local laws.

22.4 Hazardous Products or Components.

Neither Party shall bring onto Phoenix’s premises any material that is toxic or hazardous under any Applicable Law or if the material is capable of constituting a hazard. With regard to Phoenix, in its role as owner of the Phoenix Office Space, the Parties acknowledge that, from time to time, Phoenix or Phoenix Contractor Personnel may bring onto the Phoenix premises and use cleansers and other items used in the normal course of maintenance for the premises.

22.5 Fair Labor Standards Act.

Each Party certifies to the other Party that, in the performance of this Agreement, (a) it shall comply with all applicable provisions of Section 6, 7, and 12 of the Fair Labor Standards Act, 29 USC §§ 201 - 219, as amended, and upon either Party’s request the other Party shall provide any necessary certificates of compliance and (b) that there shall be no violations by such Party of the ‘hot goods’ or ‘hot cargo’ provisions of such Act.

22.6 Liens.

(a) Vendor hereby waives and forever releases Phoenix and its Affiliates and their real and personal property (whether owned or leased) from any past, present, or future lien notices, lien claims, liens, encumbrances, security interests, or other lien rights of any kind based, in whole or in part, on any Services provided under this Agreement except for any judgment liens obtained by Vendor against Phoenix in a court of competent jurisdiction. Vendor shall obtain and provide to Phoenix similar waivers from all of Vendor’s subcontractors and suppliers. Nothing in this Section 22.6 shall apply to, or in any way be deemed to encumber, any of the rights Vendor and its subcontractors have in their own tangible personal and intellectual property, nor act as a release of the underlying debt, if any.

(b) Vendor shall indemnify and hold Phoenix and its affiliates harmless from and against all liabilities, losses, damages, judgments, penalties, fees, costs, or expenses (including reasonable attorney’s fees) due to any and all lien notices, lien claims, liens, encumbrances, security interests, or other lien rights of any kind filed by any of Vendor’s subcontractors or suppliers, or by subcontractors or suppliers of Vendor’s subcontractors, which in whole or in part, are based on any work, Services, material, or equipment to be provided hereunder except for any judgment liens obtained by Vendor against Phoenix in a court of competent jurisdiction.

(c) Except for any judgment liens obtained by Vendor against Phoenix in a court of competent jurisdiction, if any lien claims or liens are filed against Phoenix or its Affiliates or its or their real or personal property (whether owned or leased) by any of Vendor’s subcontractors or suppliers at any tier, which are based on any work, Services, materials, or equipment provided or to be provided hereunder, then at no cost or expense to Phoenix, Vendor shall promptly (and in any event within ten (10) days of becoming aware thereof) either pay the claimant and obtain a discharge of lien claim from the claimant or cause the lien claim to be discharged by filing a surety bond or making a deposit of funds as required by law, and take all other actions which may be necessary to resolve and discharge as of record any lien claims or liens. If Vendor fails to take such actions in a timely manner, without waiving the breach Phoenix may do so without notice to Vendor and Vendor shall be responsible for all costs (including attorney’s fees) incurred by Phoenix in connection therewith.

(d) At least ten (10) days prior to the performance of any work at Phoenix or its Affiliates’ premises, Vendor shall provide Phoenix with an accurate and full list of the names and addresses of each potential lien claimant. Vendor shall be under a continuing obligation to promptly update this list as necessary so as to maintain its accuracy and completeness. In those jurisdictions where it is possible to avoid the imposition of liens by the posting or filing of notices, Vendor shall promptly post and/or file such notices.

22.7 Sarbanes-Oxley.

Notwithstanding anything to the contrary set forth in this Agreement, at all times during the Term and continuing thereafter until the completion of the audit of Phoenix’s financial statements for the fiscal year during which this Agreement expires or is terminated, Vendor shall, and shall cause each of its Affiliates to:

(a) maintain in effect the controls, operations and systems reflected in Schedule A (Statement of Work) for Phoenix to comply with its obligations under the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (collectively, “SOA”), including Section 404 of SOA and the rules and regulations promulgated thereunder (“Section 404”). Any changes in the Services from the Amended and Restated Effective Date which Phoenix would require (as Phoenix may determine) to comply with SOA and Section 404 shall be subject to the Contractual Change Control Procedure;

(b) provide to Phoenix and/or Phoenix’s auditors, on a timely basis, all information, reports and other materials to the extent reflected in Schedule A (Statement of Work) in order to: (i) evaluate and confirm that Phoenix is in compliance with its obligations under SOA; and (ii) enable Phoenix’s auditors to attest to and report on the assessment of Phoenix’s management as to the effectiveness of its internal control structure and procedures for financial reporting relating to the Services within the meaning of Section 404 (collectively, “Auditor Attestation”), including, (i) thirty (30) days prior to the end of Phoenix’s fiscal year, a service auditor’s report on controls placed in operation and tests of operating effectiveness (otherwise known as a Type II Report) as defined in SAS No. 70 to the extent such reports are performed pursuant to Section 11.3 of this Agreement, (ii) by January 31st of each year, a letter attesting to the controls in place as of the most recent SAS No. 70 Type II Report were still in effect as of December 31st of the previous year to the extent such reports are performed pursuant to Section 11.3 of this Agreement, and (iii) by January 31st of each year, a letter attesting that such controls were in effect as of the date of issuance of the financial statement covering all or part of said year. Any additional information or assistance that Phoenix or Phoenix’s auditors require over and above that reflected in Schedule A (Statement of Work) so that Phoenix may to comply with SOA and Section 404 shall be subject to the Contractual Change Control Procedure;

(c) provide to Phoenix and its auditors access to such of the Vendor’s and its Affiliate’s and subcontractor’s books and records (in any medium) and personnel as Phoenix and/or its auditors reasonably may request to enable: (i) Phoenix and/or its auditors to evaluate the controls, operations and systems of the Vendor as they relate to

Phoenix and its compliance with SOA as it relates to the Services and the effectiveness of its internal control structure and proceedings for financial reporting therefor; and (ii) to enable Phoenix’s auditors to provide the Auditor Attestation; and

(d) generally cooperate with Phoenix and its auditors in any other way that Phoenix and/or its auditors may request in order to: (i) enable Phoenix to comply with, and Phoenix and its auditors to evaluate whether Phoenix complies with the SOA as it relates to the Services; and (ii) Phoenix’s auditors to provide the Auditor Attestation.

For the avoidance of doubt, there shall be a direct connection between the type of Services provided by Vendor to Phoenix and the contents in the Type II report referred to above, including mainframe platform, distributed systems platforms, network platforms, Internet and Virtual Private Network platforms, and general controls and security practices procedures.

22.8 Privacy Laws.

Without limitation to the provisions of Article 15:

(a) Vendor shall comply, as to its performance of the Services, with all Vendor Applicable Laws that apply to Vendor as a “Service Provider” of services or “data processor” under this Agreement, and as otherwise provided in this Agreement, or the Schedules or the Statement of Work attached hereto. Vendor acknowledges that Phoenix is regulated as a financial institution under Phoenix Applicable Laws, including the Graham-Leach-Bliley Act and rules or regulations promulgated thereunder (collectively, the “GLBA”), and that Vendor may receive Personally Identifiable Information. Subject to the foregoing, but notwithstanding any provisions in this Agreement to the contrary, the Parties agree that, if Phoenix has certain requirements as to its business as a result of such regulated status and Phoenix Applicable Laws, including the GLBA, Privacy Laws or Privacy Rules, the responsibility of Vendor shall be to (i) fully comply with its obligations as a Service Provider or “data processor” under Vendor Applicable Laws and (ii) further perform any acts or actions in support of such compliance by Phoenix with Phoenix Applicable Laws to the extent Phoenix has provided such requirements to Vendor, as reflected in Section 22.1 (b). The Parties agree and acknowledge that, with respect to Phoenix’s compliance with Phoenix Applicable Laws, Phoenix will have the ongoing obligation to assure compliance with Phoenix Applicable Laws and such compliance will include, but not be limited to, the interpretation of such laws and any resulting direction to Vendor as to what is needed within the Services for Phoenix to remain so compliant. Without limiting the generality of the foregoing, Vendor agrees to: maintain appropriate safeguards with respect to any Personally Identifiable Information it receives; comply with any security plans Phoenix may implement under Phoenix Applicable Laws, as Phoenix may amend from time to time, in its sole discretion; and comply with any reuse and redisclosure limitations set forth in the GLBA. If new or additional rules or regulations are issued under the GLBA, and/or if official guidance with respect to the GLBA is issued prior to or during the term of this Agreement and such new or additional rules, regulations or guidance would require a modification in the provision of the Services, such modifications to the Services shall be subject to the Contractual Change Control Procedure and the charges for such modifications will be handled as stated in Section 22.1(b) depending on whether the change in Applicable Laws was a Vendor Applicable Law or a Phoenix Applicable Law.

(b) To the extent applicable to Vendor as a “Service Provider”, the Services provided under this Agreement will comply with: the Standards for Electronic Code Sets and Electronic Transaction Regulations, 45 C.F.R. parts 160 and 162, published in the Federal Register on August 17, 2000, issued pursuant to HIPAA; the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. part 164, published in the Federal Register on December 28, 2000 and modified on August 14, 2002 (“Privacy Rule”) and the guidance released by the Department of Health and Human Services on July 6, 2001 relating to the Privacy Rule upon the effective date of the final rule, currently scheduled for on April 21, 2005, as provided for in, and the Security and Electronic Signature Standards published in the Federal Register/ Vol. 68, No. 34 / February 20, 2003 (collectively, the “HIPAA Regulations”). If new or additional regulations are issued under HIPAA, and/or if official guidance with respect to the HIPAA Regulations or any other Privacy Law or Privacy Rule is issued prior to or during the term of this Agreement and such new or additional regulations would require a modification in the provision of the Services, such modifications to the Services shall be subject to the Contractual Change Control Procedure and the charges for such modifications will be handled as stated in Section 22.1(b) depending on whether the change in Applicable Laws was a Vendor Applicable Law or a Phoenix Applicable Law. The Parties agree and acknowledge that (i) Vendor will comply with those provisions of the above stated HIPAA Regulations that are applicable to a Business Associate and that are in final form and in effect as of the Amended and Restated Effective Date, and (ii) for the purposes of such laws, rules and regulations, Phoenix is the Covered Entity and Vendor is the Business Associate, as such terms are used and defined in such laws, rules and regulations. To the extent and as stated above, Vendor acknowledges that Phoenix and Phoenix’s Affiliates will rely upon the Vendor to keep the Services as of the Amended and Restated Effective Date in HIPAA compliance with the requirements applicable to a Business Associate. Without limitation of the foregoing, and notwithstanding anything to the contrary contained in the Agreement, Vendor shall comply with the terms of the Business Associate Agreement.

(c) Vendor shall comply with any other Vendor Applicable Laws relating to privacy not referred to directly or indirectly in Section 22.8 (a) or (b) to the extent such laws are applicable to Vendor as a provider of information technology services, as a Service Provider or a data processor, in general, under Applicable Laws.

(d) For purposes of this Agreement the term “Data Owner” or “data controller” shall mean the party having ownership of the data and, as a result, the authority to control and direct the purposes for which any item of data is processed or used, and the term “Service Provider” or “data processor” shall mean the party providing services to the Data Owner, including the processing of the data on behalf and upon instruction of the Data Owner. Phoenix will be and remain the Data Owner of the Phoenix Data for purposes of this Agreement and all Applicable Laws relating to data privacy, personal data, transborder data flow and data protection, with rights under such laws and under this Agreement to determine the purposes for which the Phoenix Data is processed. As Data Owner, Phoenix is directing Vendor to process the Phoenix Data in accordance with the terms of this Agreement and is consenting to Vendor’s access to the Phoenix Data solely for such purpose. Vendor agrees to process the Phoenix Data in accordance with the terms of this Agreement and based upon Phoenix’s instructions, and, in doing so Vendor will be and remain the Service Provider under this Agreement, in addition to complying with its contractual obligations hereunder, and will comply with all responsibilities of a Service Provider under Applicable Law as of the Amended and Restated Effective Date. To the extent that such responsibilities of a Service Provider are subsequently modified by new or modified Applicable Laws applying to Service Providers in its capacity as a provider of services, such new or modified responsibilities will be considered to be a part of the Services to be provided by Vendor under this Agreement. To the extent that such responsibilities of a Service Provider are subsequently modified by new or modified Applicable Laws applying to the Data Owner and not to the Service Provider in its capacity as a provider of services, Vendor shall perform Services, to the extent directed by Data Owner, as necessary for Data Owner to comply with such Applicable Laws, as so modified or added, but such activities will be subject to the Technical Change Control Procedure or the Contractual Change Control Procedure, as appropriate, and such changes will be handled pursuant to Section 22.1(b) depending on whether the change in Applicable Laws was a Vendor Applicable Law or a Phoenix Applicable Law

23. GENERAL

23.1 Binding Nature and Assignment.

This Agreement shall be binding on the Parties and their respective permitted successors and assigns. Neither Party may, or shall have the power to, assign this Agreement without the prior written consent of the other, except that Phoenix may assign its rights and obligations under this Agreement without the approval of Vendor to: (a) an entity which acquires all or substantially all of the assets of Phoenix’s line of business to which the Services relate; (b) to any Affiliate; or (c) to the successor in a merger or acquisition of Phoenix; provided that (i) the assignee assumes the obligations set forth in this Agreement; and (ii) in no event shall such assignment relieve Phoenix of its obligations under this Agreement. Subject to the foregoing, any assignment by operation of law, order of any court, or pursuant to any plan of merger, consolidation or liquidation, shall be deemed an assignment for which prior consent is required and any assignment made without any such consent shall be void and of no effect as between the Parties.

23.2 Mutually Negotiated.

Each Party acknowledges that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the Parties and represent the Parties’ agreement based upon the level of risk to Phoenix and Vendor associated with their respective obligations under this Agreement and the payments to be made to Vendor and credits to be issued to Phoenix pursuant to this Agreement. The Parties agree that the terms and conditions of this Agreement (including any perceived ambiguity in this Agreement) shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of the original or any further drafts of this Agreement as each Party has been represented by counsel in its negotiation of this agreement and it represents their mutual efforts.

23.3 Notices.

All notices, requests, demands and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given: (a) when delivered by hand, (b) on the designated day of delivery after being timely given to an express overnight courier with a reliable system for tracking delivery, (c) when sent by confirmed facsimile or electronic mail with a copy sent by another means specified in this Section 23.3, or (d) six (6) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested and postage prepaid, and addressed as follows:

In the case of Phoenix:	with copies to:

Phoenix Life Insurance Company One American Row Hartford, CT 06102-5056 Attn: Phoenix Contract Executive Beth Gilchrist	Phoenix Life Insurance Company One American Row Hartford, CT 06102-5056 Attn: Office of the General Counsel

In the case of Vendor to:	with copies to:

Electronic Data Systems, LLC 153 East 53rd Street 28th Floor New York, New York 10022	Electronic Data Systems, LLC 5400 Legacy Drive H3-3A-05 Plano, Texas 75024 Attn: Office of the General Counsel

A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective. Because facsimile numbers and email addresses may change over time and facsimile transmissions and emails may not be treated with the same degree of seriousness as more formal communications, notices given by facsimile or email shall only be deemed effective if responded to by the intended recipient (or his or her successor).

23.4 Counterparts/Facsimile.

This Agreement and Work Orders may be executed in several counterparts, all of which taken together shall constitute but one single agreement between the Parties. This Agreement and Work Orders may also be executed and delivered by facsimile with confirmation of delivery.

23.5 Headings.

The section headings and the table of contents used in this Agreement are for reference and convenience only and shall not enter into the interpretation of this Agreement.

23.6 Relationship of Parties.

Vendor, in furnishing the Services, is acting as an independent contractor, and Vendor has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Vendor under this Agreement. No contract of agency and no joint venture is intended to be created hereby. Vendor is not an agent of Phoenix and has no authority to represent Phoenix as to any matters, except as expressly authorized in this Agreement. None of Vendor’s employees shall be deemed employees of Phoenix and Vendor shall be responsible for reporting and payment of all wages, unemployment, social security and other payroll taxes, including contributions from them when required by law. Neither Party shall have actual, potential or any other control over the other Party or its employees.

23.7 Severability.

If any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a competent authority, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with Applicable Law. The remainder of this Agreement shall remain in full force and effect.

23.8 Consents and Approvals.

Where approval, acceptance, consent or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or, except where expressly provided as being in the discretion of a Party, withheld. Each Party shall, at the request of the other Party, perform those actions, including executing additional documents and instruments, reasonably necessary to give full effect to the terms of this Agreement.

23.9 Waiver of Default.

A delay or omission by either Party in any one or more instances to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

23.10 Cumulative Remedies.

Except as otherwise expressly provided in this Agreement, including without limitation the liability restrictions set forth in Section 19.2, all remedies provided for in this Agreement shall not be exclusive of one another and shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law or in equity.

23.11 Survival.

Sections 2, 6.2(e), 6.4, 7 (except as to the termination of the license restriction reflected in Section 7.5(a)(i)(Y) in accordance therewith), 11.2, 11.4, 11.5, 11.6, 12.2, 13.4, 14.3, 14.8, 15, 16.7, 16.8, 16.14, 16.15, 16.16, 18, 19, 20, 21.10, 21.12, 21.13, 22.6, 22.7, 22.8, 23 and any other provision that by its terms is intended to survive termination or expiration of this Agreement, shall survive any expiration or termination of this Agreement.

23.12 Public Disclosures.

All media releases, public announcements and public disclosures by either Party relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be coordinated with and approved by the other Party in writing prior to release, and be subject to Section 23.13 below.

23.13 Use of Name.

Vendor agrees that it will not directly or indirectly, without the prior written consent of Phoenix’s Corporate Communications Department, use for the purposes of advertising, promotion, or publicity, or otherwise, the name of Phoenix or any of its divisions, subsidiaries or Affiliates, or any trademarks, trade names, service marks, symbols or any abbreviation or permutation thereof, of or associated with Phoenix or of any of its divisions, subsidiaries or Affiliates.

23.14 365(n).

All licenses granted under or pursuant to this Agreement by Vendor to Phoenix and Phoenix Affiliates are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses to rights to “intellectual property” as defined in the Code. Phoenix and Phoenix Affiliates, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. In the event of the commencement of bankruptcy proceeding by or against Vendor under the Code, Phoenix and Phoenix Affiliates shall be entitled to retain all of its rights under the licenses granted hereunder.

23.15 Third Party Beneficiaries.

This Agreement is entered into solely between, and may be enforced only by, Phoenix and Vendor, and this Agreement shall not be deemed to create any rights in third parties, including suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.

23.16 Covenant of Good Faith.

Each Party in its respective dealings with the other Party under or in connection with this Agreement, shall act reasonably, except to the extent otherwise provided in Section 23.8, and in good faith.

23.17 Entire Agreement; Amendment.

This Agreement, including any Schedules referred to in this Agreement and attached to this Agreement, each of which is incorporated in this Agreement for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter contained in this Agreement and supersedes all prior agreements, whether written or oral, with respect to such subject matter. Neither the course of dealings between the Parties nor trade practices shall act to modify, vary, supplement, explain or amend this Agreement. If either Party issues any purchase order, terms or conditions, or other form, it shall be deemed solely for the administrative convenience of that Party and not binding on the other Party, even if acknowledged or acted upon. No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such change, waiver or discharge is sought to be enforced. There are no promises, representations, warrantees, or other commitments relied upon by either Party which are not expressly set forth in this Agreement.

IN WITNESS WHEREOF, the parties have each caused this Agreement to be signed and delivered by its duly authorized officer, all as of the Amended and Restated Effective Date.

ELECTRONIC DATA SYSTEMS, LLC		PHOENIX LIFE INSURANCE COMPANY

By:	/s/ Mark J. DeBenedictus	By:	/s/ John V. LaGrasse
Name:	Mark J. DeBenedictus	Name:	John V. LaGrasse
Title:	VP Financial Services	Title:	CIO and EVP
Date:	12-30-2008	Date:	12-30-2008